CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
2.00% Convertible Senior Subordinated Notes due 2018	$287,500,000	100%	$287,500,000	$33,378.75
Common Stock, par value $0.01 per share	(3)	—	—	(4)

(1)	Includes 2.00% Convertible Senior Subordinated Notes due 2018 that may be purchased by the underwriters pursuant to their option to purchase additional 2.00% Convertible Senior Subordinated Notes due 2018 solely to cover over-allotments.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

(3)	An indeterminate number of shares of Common Stock that may be issued from time to time upon conversion of the 2.00% Convertible Senior Subordinated Notes due 2018, subject to adjustment in accordance with the terms of the 2.00% Convertible Senior Subordinated Notes due 2018 and the indenture governing the 2.00% Convertible Senior Subordinated Notes.

(4)	Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, there is no additional filing fee with respect to the shares of Common Stock, issuable upon conversion of the 2.00% Convertible Senior Subordinated Notes due 2018 because no additional consideration will be received in connection with the exercise of the conversion privilege.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-175837

Prospectus Supplement

(To Prospectus dated July 28, 2011)

$250,000,000

Chart Industries, Inc.

2.00% Convertible Senior Subordinated Notes due 2018

Interest payable February 1 and August 1

Chart Industries, Inc. (“Chart Industries”) is offering $250,000,000 aggregate principal amount of its 2.00% Convertible Senior Subordinated Notes due 2018 (the “notes”). The notes will bear interest at a rate equal to 2.00% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2012. The notes will mature on August 1, 2018.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding May 1, 2018 only under the following circumstances: (1) during any fiscal quarter commencing after September 30, 2011 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five consecutive business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined herein) per $1,000 principal amount of notes for each trading day of such measurement period was less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after May 1, 2018, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay cash up to the aggregate principal amount of the notes to be converted and pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted, as described in this prospectus supplement.

The conversion rate will initially equal 14.4865 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $69.03 per share of our common stock). The conversion rate will be subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. In addition, following the occurrence of a make-whole fundamental change, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change.

We may not redeem the notes prior to maturity. No sinking fund will be provided for the notes.

If we undergo a fundamental change, holders may require us to purchase the notes in whole or in part for cash at a fundamental change purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

The notes will be our senior subordinated unsecured obligations and will be subordinated in right of payment to our existing and future senior indebtedness, including indebtedness under our existing credit agreement. See “Description of notes—Subordination.” The notes will rank equally in right of payment with future senior subordinated debt. The notes will rank senior in right of payment to our future subordinated debt.

Our borrowings under our existing credit agreement are collateralized by a first priority security interest in existing and future personal and material real property (subject to certain restrictions) of Chart and each of its domestic material subsidiaries and by a pledge of, and a first-priority security interest in, 100% of the equity interests of each of Chart’s existing and future material domestic subsidiaries and 65% of the equity interests of Chart’s first-tier foreign subsidiaries (subject to certain restrictions). The notes will be junior to our existing and future secured debt, including indebtedness under our existing credit agreement, to the extent of the value of the assets securing such indebtedness.

We do not intend to apply for a listing of the notes on any securities exchange.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “GTLS.” The last reported sale price of our common stock on July 28, 2011 was $53.10 per share.

Investing in the notes and the underlying common stock involves risks. See “Risk factors” beginning on page S-16 to read about risks that you should consider before investing in the notes.

	Price to public(1)	Underwriting discounts and commissions	Proceeds, before expenses
Per note	100%	2.50%	97.50%
Total	$250,000,000	$6,250,000	$243,750,000

(1)	Plus accrued interest, if any, from August 3, 2011

We have granted the underwriters the option to purchase, up to 13 days from the date of initial issuance of the notes, up to an additional $37,500,000 principal amount of notes, solely to cover over-allotments, at the offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about August 3, 2011.

Joint Book-Running Managers

J.P. Morgan	Morgan Stanley

Co-manager

Piper Jaffray

July 28, 2011

You should read this prospectus supplement along with the accompanying prospectus dated July 28, 2011. This prospectus supplement and the accompanying prospectus form one single document and both contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement, the accompanying prospectus and any such free writing prospectus. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated July 28, 2011, which is part of our Registration Statement on Form S-3, which describes more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts assembled.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we authorize to be delivered to you, as well as the additional information contained in the documents to which we have referred you in “Where you can find more information” below, in making your investment decision.

In this prospectus, unless otherwise stated, references to “Chart,” “we,” “us,” “our” and the “Company” refer to Chart Industries, Inc. and its consolidated subsidiaries. With respect to the discussion of the terms of the notes on the cover page, in the section entitled “Summary—The offering” and in the section entitled “Description of notes,” the words “Chart,” “we,” “us,” “our” and the “Company” refer only to Chart Industries, Inc. and not to any of its subsidiaries.

Industry and market data

Industry and market data contained or incorporated by reference in this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications or based on our experience in the industry. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys and assumptions are reliable and market definitions are appropriate, neither these surveys and assumptions nor these definitions have been verified by any independent sources and we cannot assure that they are accurate.

Special note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All such statements, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements may be identified by terminology such as “may,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “continue” or the negative of such terms or comparable terminology. Forward-looking statements contained herein, in documents incorporated by reference (including future cash contractual obligations, liquidity, cash flow, orders, results of operations, and trends, among other matters) or in other statements made by us are made based on management’s expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. We believe that the following factors, among others (including those described in “Risk factors” herein), could affect our future performance and the liquidity and value of our securities and cause our actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf:

•	the cyclicality of the markets which we serve and the vulnerability of those markets to economic downturns;

•	the loss of, or a significant reduction or delay in purchases by our largest customers;

•	the fluctuations in energy prices;

•	governmental energy policies could change, or expected changes could fail to materialize;

•	competition in our markets;

•	economic downturns and deteriorating financial conditions;

•	our ability to manage our fixed-price contract exposure;

•	our reliance on key suppliers and services;

•	degradation of our backlog as a result of modification or termination of orders;

•	changes in government health care regulations and reimbursement policies;

•

general economic, political, business and market risks associated with our international operations and transactions, including the recent political instability in North Africa and the Middle East and the recent natural disaster and related complications in Japan;

•	fluctuations in foreign currency exchange and interest rates;

•	our ability to successfully acquire or integrate companies that provide complementary products or technologies;

•	financial distress of third parties;

•	our ability to control our costs while maintaining customer relationships and core business resources;

•	our ability to successfully manage our planned operational expansions;

•	difficulties in implementing a new ERP system;

•	the loss of key employees;

•	the pricing and availability of raw materials;

•	litigation and disputes involving us, including the extent of product liability, contract warranty, employment and environmental claims asserted against us;

•	United States Food and Drug Administration and comparable foreign regulation of our products;

•	the impairment of our goodwill and other indefinite-lived intangible assets;

•	the costs of compliance with environmental, health and safety laws and responding to potential liabilities under these laws;

•	labor costs and disputes and the deterioration of our relations with our employees;

•	additional liabilities related to taxes;

•	the underfunded status of our pension plan;

•	our ability to continue our technical innovation in our product lines;

•	our ability to protect our intellectual property and know-how;

•	claims that our products or processes infringe intellectual property rights of others;

•	disruptions in our operations due to severe weather;

•	potential violations of the Foreign Corrupt Practices Act;

•	increased government regulation;

•	regulations governing the export of our products and other regulations applicable to us as a supplier of products to the U.S. government;

•	risks associated with our indebtedness, leverage, debt service and liquidity;

•	fluctuations in the price of our stock; and

•	other factors described herein and in documents incorporated by reference.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus supplement and are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement. Given these uncertainties, you should not place undue reliance on these forward looking statements. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus supplement or the date of documents incorporated by reference in this prospectus supplement that include forward-looking statements.

You should read this prospectus supplement, the accompanying prospectus and the documents that are referenced and which have been incorporated by reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements are qualified by these cautionary statements.

Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus about our company and this offering. This summary is not complete and does not contain all of the information that may be important for you to consider before deciding whether to invest. You should read carefully this entire prospectus supplement and accompanying prospectus, including the “Risk factors” section, any related free writing prospectus and the other documents we refer to and incorporate by reference for a more complete understanding of us and this offering. In particular, we incorporate by reference important business and financial information into this prospectus supplement. Unless otherwise noted, information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option to purchase additional notes.

Our Company

We are a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, based on our sales and the estimated sales of our competitors. We supply engineered equipment used throughout the global hydrocarbon and industrial gas supply chain. The largest portion of end-use applications for our products is energy-related, accounting for approximately 47% of sales and 49% of orders in 2010, and 71% of backlog at December 31, 2010. We are a leading manufacturer of standard and engineered equipment primarily used for low-temperature and cryogenic applications. We have developed an expertise in cryogenic systems and equipment, which operate at low temperatures sometimes approaching absolute zero (0 kelvin; -273° Centigrade; -459° Fahrenheit). The majority of our products, including vacuum insulated containment vessels, heat exchangers, cold boxes and other cryogenic components, are used throughout the gas supply chain for the purification, liquefaction, distribution, storage and end-use of hydrocarbon and industrial gases.

Our primary customers are large, multinational producers and distributors of hydrocarbon and industrial gases and their suppliers. We sell our products and services to more than 2,000 customers worldwide. We have developed long-standing relationships with leading companies in the gas production, gas distribution, gas processing, liquefied natural gas or LNG, chemical and industrial gas industries, many of whom have been purchasing our products for over 20 years.

We have attained this position by capitalizing on our low-cost global manufacturing footprint, technical expertise and know-how, broad product offering, reputation for quality, and by focusing on attractive, growing markets. We have an established sales and customer support presence across the globe and low cost manufacturing operations in the United States, Central Europe and China. For the six months ended June 30, 2011 and 2010, we generated sales of $363.6 million and $257.4 million, respectively. For the years ended December 31, 2010, 2009, and 2008, we generated sales of $555.5 million, $597.5 million, and $753.1 million, respectively.

We believe that we are well-positioned to benefit from a variety of long-term trends driving demand in our industry, including:

•

increasing demand for natural gas and the geographic dislocation of supply and consumption, which is resulting in the need for a global network for liquefied natural gas, or LNG, including the potential conversion of U.S. LNG import terminals to export terminals;

•	increasing demand for natural gas processing, particularly in the Middle East and U.S. shale fields, as crude oil producers look to utilize the gas portions of their reserves;

•	increased demand for hydrocarbon and industrial gases resulting from rapid economic growth in developing areas, particularly China and emerging market economies; and

•	increased use of LNG as a global fuel source for commercial vehicles and in marine applications.

We operate in three segments: (i) Energy and Chemicals, or E&C, (ii) Distribution and Storage, or D&S, and (iii) BioMedical. While each segment manufactures and markets different cryogenic equipment and systems to distinct end-users, all of our segments share a reliance on our heat transfer and low temperature storage knowhow and expertise. The E&C and D&S segments manufacture products used in energy-related and other applications, such as the separation, liquefaction, distribution and storage of hydrocarbon and industrial gases. Through our BioMedical segment, we supply cryogenic and respiratory therapy equipment used in the storage, delivery, distribution and consumption of biological materials and oxygen, used primarily in the medical, biological research and animal breeding industries.

Our principal products within the E&C segment, which accounted for approximately 25% of sales for both the year ended December 31, 2010 and the six months ended June 30, 2011, are focused on engineered equipment and systems for the energy and chemicals markets, primarily heat exchangers, Core-in-Kettle® units, cold boxes and process systems. These products are used by major hydrocarbon gas, petrochemical processing and industrial gas companies in the production of their products.

Through our D&S segment, which accounted for approximately 48% of our sales for both the year ended December 31, 2010 and the six months ended June 30, 2011, we are a leading supplier of cryogenic equipment to the global bulk and packaged industrial gas markets, as well as energy markets. Demand for the products supplied by this segment is driven primarily by the significant installed base of users of cryogenic liquids as well as applications and distribution technologies for natural gas and cryogenic liquids. Our products span the entire spectrum of the industrial gas market from small customers requiring cryogenic packaged gases to large users requiring custom engineered cryogenic storage systems.

The BioMedical segment, which accounted for approximately 27% of our sales for both the year ended December 31, 2010 and the six months ended June 30, 2011, consists of various product lines built around our core competencies in cryogenics and oxygen therapy, but with a focus on the respiratory and biological users of the liquids and gases instead of the large producers and distributors of cryogenic liquids. Fiscal 2010 sales by segment, end-user and region are shown below:

Competitive strengths

We believe that the following competitive strengths position us to enhance our growth and profitability:

Focus on Attractive Growing End Markets. We anticipate growing demand in the end markets we serve, with particularly strong growth in LNG, natural gas processing, specific international markets across all segments, and biomedical equipment. Rapid economic development in developing areas, particularly China, the Middle East,

India, and other emerging economies, has caused a significant increase in the demand for natural and industrial gases, which we believe is driving international demand for our products.

Substantial Revenue Visibility. We have a large and growing backlog that we believe provides us with substantial visibility into revenue. Our backlog as of June 30, 2011, December 31, 2010, December 31, 2009, and December 31, 2008 was $454 million, $236.4 million, $185.1 million, and $398.8 million, respectively.

Leading Market Positions. We believe we are one of the leading equipment suppliers in each of our primary end markets both domestically and internationally based on industry and customer data. We believe this industry positioning makes us typically one of only two or three suppliers qualified to provide certain products to key customers.

Diverse, Long-Standing Customer Base. We currently serve over 2,000 customers worldwide. Our primary customers are large, multinational producers and distributors of hydrocarbon and industrial gases. Our customers and end-users also include high growth natural gas processors, LNG producers and distributors, petrochemical processors and biomedical companies. We believe we have developed strong, long-standing relationships with these customers.

Highly Flexible and Low-Cost Manufacturing Base. Given our long-term investment in global manufacturing facilities and specialized equipment, we believe we have developed a substantial comparative scale and geographic advantage within the markets for the cryogenic and other highly engineered products that we manufacture, with more than 2.3 million square feet of manufacturing space across 33 primary facilities and four continents. We expect this scale and the related substantial operational flexibility will enable us to be a low cost producer for our products.

Product Expertise, Quality, Reliability and Know-How. We believe that the main drivers of our target customers’ purchasing decisions are a supplier’s product expertise, quality, reliability and know-how. We have established a reputation for quality, reliability and technical innovation that we believe provides us an advantage over existing competitors and makes it difficult for a new entrant to duplicate our capabilities.

Experienced Management Team. We have assembled a strong senior management team with extensive industry experience.

Business strategy

We believe that we are well-positioned to maintain our leadership in providing highly engineered equipment for use in low-temperature and cryogenic applications and to meet the world’s growing demand for hydrocarbon and industrial gases with more economical, reliable and environmentally friendly systems. The principal elements of our strategy are as follows:

Continue to develop innovative, high-growth and energy-specific products. We plan to continue to focus on extending our cryogenic and gas processing technological leadership, both to capitalize on increasing demand for energy and to create new applications.

Capitalize on our position as a market leader. We plan to continue to grow our long-standing relationships with the leading users of cryogenic and gas processing equipment and expand our customer base.

Leverage our global footprint to focus on attractive growing end markets. We maintain manufacturing facilities in lower-cost countries and near centers of demand. We maintain major manufacturing facilities in the United States, as well as China and the Czech Republic. We anticipate growing demand in the end markets we serve, with particularly strong growth in LNG, natural gas processing, specific international markets across all segments, and biomedical equipment. Rapid economic development in developing areas, particularly China, the Middle East, India and other emerging economies has caused a significant increase in the demand for our products.

Maintain our position as a low-cost producer while continuing to improve operating performance. We believe we are a low cost manufacturer for many of our products and we intend to continue to leverage our scale, scope, technical expertise and know-how to deliver to our customers higher quality and more reliable products and services at lower cost. Our disciplined approach to capital expenditures is intended to enhance capacity where we expect to realize significant and timely returns.

Recent developments

On July 26, 2011, we announced that Chart Germany GmbH, our wholly-owned subsidiary, signed a definitive agreement to purchase GOFA Gocher Fahrzeugbau GmbH and related companies (collectively “GOFA”). The purchase price is 27 million EUR in cash, subject to customary working capital adjustments. Closing of the transaction is expected in the third quarter of 2011, subject to customary closing conditions. GOFA is located in Germany and manufactures and sells trailers, transport containers and swap bodies for cryogenic, chemical and gas applications. GOFA’s results will be included in our D&S segment.

On July 27, 2011, we announced that our subsidiary, Chart Energy & Chemicals, Inc., had been awarded a contract, with an initial value in excess of $40 million, to provide brazed aluminum heat exchangers, cold boxes and Core-in-Kettle® units for a baseload LNG project in Eastern Australia.

Company information

Chart Industries, Inc. is a Delaware corporation incorporated in 1992. Our principal executive offices are located at One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125 and our telephone number is (440) 753-1490.

Our website is available at www.chartindustries.com. The information on, or accessible through, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus supplement.

The Chart logo, Chart Industries and all product and service names used in this prospectus supplement are either registered trademarks or trademarks of Chart Industries, Inc. in the United States and/or other countries. All other marks mentioned herein are the property of their respective holders.

The offering

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the notes, see “Description of notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Chart Industries, Inc., a Delaware corporation.

Securities	$250,000,000 principal amount of 2.00% Convertible Senior Subordinated Notes due 2018 (plus up to an additional $37,500,000 principal amount to cover-over-allotments).

Maturity Date	August 1, 2018, unless earlier repurchased by us or converted.

Issue Price	100% plus accrued interest, if any, from August 3, 2011.

Interest	2.00% per year. Interest will accrue from August 3, 2011 or from the most recent date to which interest has been paid or duly provided for, and will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2012.

Conversion Rights	Holders may convert their notes at their option prior to the close of business on the business day immediately preceding May 1, 2018 only under the following circumstances:

•

during any fiscal quarter commencing after September 30, 2011 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•

during the five consecutive business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined herein) per $1,000 principal amount of notes for each trading day of such measurement period was less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or

•	upon the occurrence of specified corporate events described under “Description of notes—Conversion rights—Conversion upon specified corporate events.”

On or after May 1, 2018, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

The conversion rate will initially equal 14.4865 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $69.03 per share of common stock), subject to adjustment as described in this prospectus supplement.

In addition, following the occurrence of certain corporate events, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such corporate event. See “Description of notes—Conversion rights—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by our payment of cash or, if applicable, payment and delivery of the combination of cash and shares of our common stock, if any, into which your note is convertible. See “Description of notes—Conversion rights—General.”

Settlement Upon Conversion	Upon conversion, we will pay cash up to the aggregate principal amount of the notes to be converted and pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted. It is our present intention to settle any such excess conversion value in shares of our common stock. See “Description of notes—Conversion rights—Settlement upon conversion.”

No Redemption	We may not redeem the notes prior to maturity, and no sinking fund will be provided for the notes.

Fundamental Change	If we undergo a “fundamental change” (as defined under “Description of notes—Fundamental change permits holders to require us to purchase notes”), subject to certain conditions, you may require us to purchase for cash all or part of your notes. The fundamental change purchase price will equal 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Ranking	The notes will be our senior subordinated unsecured obligations and will be:

•	senior in right of payment to our future subordinated debt;

•	equal in right of payment with our future senior subordinated debt;

•	subordinated in right of payment to our existing and future senior indebtedness, including our indebtedness under our existing credit agreement. See “Description of notes—Subordination”;

•

effectively subordinated to our existing and future secured debt, including the indebtedness under our existing credit agreement, to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all secured and unsecured existing and future indebtedness (including trade payables) incurred by our subsidiaries.

As of June 30, 2011, our total consolidated indebtedness was $221.7 million, 26.4% of which was our senior secured indebtedness, and 73.6% of which was our senior subordinated indebtedness. Other than guarantee and similar obligations under such senior secured indebtedness and senior subordinated indebtedness, trade indebtedness, bank guarantees for customer orders and contingent earn-out obligations related to acquisitions, we currently have no subsidiary indebtedness. After giving effect to the offering of the notes and the transactions contemplated under “Use of proceeds,” we expect our total consolidated indebtedness will be $308.5 million, of which $58.5 million will be senior secured indebtedness and $250 million will be senior subordinated indebtedness. See “Capitalization.”

The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes at any time without notice.

Listing	We do not intend to apply for a listing of the notes on any securities exchange. Our common stock is listed on The NASDAQ Global Select Market under the symbol “GTLS”.

Certain United States Federal Income Tax Considerations	For certain United States federal income tax considerations of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain United States federal income tax considerations.”

Trustee, Paying Agent, Conversion Agent and Bid Solicitation Agent	Wells Fargo Bank, National Association

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $242.8 million ($279.3 million if the underwriters exercise their over-allotment option in full), after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use approximately $175 million of the net proceeds to redeem all of our outstanding senior subordinated notes (the “Subordinated Notes”) and pay the related accrued interest and redemption premium. We intend to use approximately $17.6 million of the net proceeds from this offering to pay the cost of the convertible note hedge and capped call transactions described below (taking into account the proceeds to us from the sale of the warrants described below). See “Description of convertible note hedge, warrant, and capped call transactions.” We intend to use the remainder of the net proceeds from the sale of the notes for general corporate purposes, including working capital and capital expenditures. See “Use of proceeds.” If the underwriters exercise their over-allotment option with respect to the notes, we expect to use a portion of the net proceeds from the sale of the additional notes to pay the cost of entering into an additional convertible note hedge and capped call transactions (after such cost is partially offset by the proceeds to us from any additional warrant transactions that we may enter into at such time), and for general corporate purposes.

Concurrent Convertible Note Hedge, Warrant and Capped Call Transactions	In connection with the pricing of the notes, we entered into privately-negotiated convertible note hedge and capped call transactions with affiliates of certain of the underwriters (the “option counterparties”). The convertible note hedge and capped call transactions will cover, collectively, the number of shares of our common stock underlying the notes sold in this offering, subject to anti-dilution adjustments substantially similar to those applicable to the notes. We also entered into separate, privately-negotiated warrant transactions with the option counterparties initially relating to the number of shares of our common stock underlying the convertible note hedge transactions, subject to customary anti-dilution adjustments. We may, subject to certain conditions, settle the warrants in cash or on a net-share basis.

If the underwriters exercise their over-allotment option, we intend to enter into additional convertible note hedge and capped call transactions with the option counterparties, which will initially cover, collectively, the number of shares of our common stock that will initially underlie the additional notes sold to the underwriters. If we enter into any additional convertible note hedge transactions, we also intend to enter into additional warrant transactions initially relating to the number of shares of our common stock underlying the additional convertible note hedge transactions.

The convertible note hedge and capped call transactions are expected to reduce the potential dilution with respect to our common stock upon conversion of the notes and/or reduce our exposure to potential cash payments that may be required upon conversion of the notes. However, the warrant transactions will have a dilutive effect with respect to our common stock to the extent that the price per share of our common stock exceeds the strike price of the warrants unless we elect, subject to certain conditions, to settle the warrants in cash.

In connection with establishing their initial hedge positions with respect to the convertible note hedge, warrant and capped call transactions, the option counterparties and/or their affiliates:

•	expect to enter into various cash-settled over-the-counter derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

•	may unwind these cash-settled over-the-counter derivative transactions and purchase shares of our common stock in open market transactions following the pricing of the notes.

These activities could have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with or following the pricing of the notes. The effect, if any, of these activities, including the direction or magnitude, on the market price of our common stock will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.

In addition, the option counterparties and/or their affiliates are likely to modify their hedge positions with respect to the convertible note hedge, warrant and capped call transactions from time to time after the pricing of the notes, and are likely to do so during any observation period related to a conversion of notes, by purchasing or selling shares of our common stock or the notes in privately-negotiated transactions and/or open market transactions or by entering into and/or unwinding various over-the-counter derivative transactions with respect to our common stock. The effect, if any, of these activities on the market price of our common stock or the trading price of the notes will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, adversely affect the market price of our common stock and the trading price of the notes, which could affect your ability to convert the notes and, to the extent these activities occur during the observation period related to a conversion of notes, could affect the amount and/or value of the consideration that you receive upon conversion of the notes.

See “Risk factors—Risks related to the notes and to this offering—The convertible note hedge, warrant and capped call transactions may affect the value of the notes and our common stock,” “Description of convertible note hedge, warrant and capped call transactions” and “Underwriting.”

The convertible note hedge, warrant and capped call are separate transactions, in each case, entered into by us with the option counterparties, and are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge, warrant or capped call transactions.

Risk Factors	Investing in the notes and the underlying common stock involves risks. Before investing in the notes, you should carefully read and consider the information set forth in the section of this prospectus supplement entitled “Risk factors” beginning on page S-16 and in the documents incorporated by reference herein.

Summary consolidated financial data

The following information sets forth summary historical consolidated financial information of Chart Industries, Inc. for the periods presented. We derived the summary historical consolidated financial information presented below for each of the five fiscal years in the period ended December 31, 2010 from our audited consolidated financial statements. The information as of and for the six months ended June 30, 2010 and 2011 was derived from our unaudited interim consolidated financial statements and includes, in the opinion of management, all normal and recurring adjustments necessary to present fairly the information for such periods. The results of operations for the six months ended June 30, 2010 and 2011 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2011.

You should read the financial information presented below in conjunction with the respective audited and unaudited consolidated financial statements and related notes, “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2006	2007	2008	2009	2010	2010	2011
Statement of Operations Data:
Sales	$545,185	$675,459	$753,086	$597,458	$555,455	$257,412	$363,639
Cost of sales(1)	390,266	485,918	513,698	395,577	390,156	185,561	248,823

Gross profit	154,919	189,541	239,388	201,881	165,299	71,851	114,816
Selling, general and administrative expenses(2)(3)(4)	88,048	104,360	106,035	107,547	117,795	55,685	79,020

Operating income(5)	66,871	85,181	133,353	94,334	47,504	16,166	35,796
Interest expense, net	26,997	23,820	19,810	17,433	19,259	8,241	7,997
Other expense (income)(6)	(533)	42	3,948	(7,641)	(253)	2,671	506

	26,464	23,862	23,758	9,792	19,006	10,912	8,503

Income before income taxes and noncontrolling interest	40,407	61,319	109,595	84,542	28,498	5,254	27,293
Income tax expense	13,044	17,319	30,489	23,386	7,993	1,377	8,870
Net income	27,363	44,000	79,106	61,156	20,505	3,887	18,423
Noncontrolling interest, net of taxes	468	(156)	182	145	345	94	302

Net income attributable to Chart Industries, Inc.	$26,895	$44,156	$78,924	$61,011	$20,160	$3,783	$18,121

Earnings (loss) per share data:
Basic earnings (loss) per share	$1.70	$1.64	$2.78	$2.14	$0.71	$0.13	$0.63
Diluted earnings (loss) per share	$1.65	$1.61	$2.72	$2.11	$0.69	$0.13	$0.61
Weighted average shares—basic	15,835	26,872	28,354	28,457	28,534	28,515	28,986
Weighted average shares—diluted	16,269	27,493	29,008	28,981	29,255	29,217	29,823

Cash Flow Data:
Cash provided by operating activities (used in)	$36,398	$82,507	$97,812	$86,926	$38,574	$14,680	(14,779)
Cash used in investing activities	(38,664)	(18,541)	(65,676)	(802)	(64,215)	(13,011)	(11,655)
Cash provided by (used in) financing activities	9,235	7,444	(4,061)	776	(19,302)	(17,534)	7,182

Other Financial Data:
Depreciation and amortization(7)	$22,449	$20,352	$23,170	$23,028	$26,640	$13,996	$14,038

	December 31,										June 30,
	2006		2007		2008		2009		2010		2010		2011
Balance Sheet Data:
Cash, cash equivalents and investments	$18,854		$92,869		$154,429		$211,168		$165,112		$188,690		$152,375
Working capital(8)	73,290		61,484		60,360		59,299		76,301		68,265		117,165
Total assets	724,875	(9)	825,754	(10)	909,427	(11)	926,503	(12)	954,839	(13)	895,780	(14)	1,008,562	(15)
Total debt	290,750		250,000		243,175		243,175		224,925		228,175		221,675
Stockholders’ equity	219,734		327,991		403,960		475,561		499,164		469,708		538,267

(1)	Includes $3.6 million of restructuring costs associated with workforce reductions and the Denver facility shutdown for the year ended December 31, 2009. Includes non-cash inventory valuation charges of $2.6 million related to purchase accounting and restructuring costs of $2.4 million related to the planned closure of the Plainfield, Indiana facility for the year ended December 31, 2010. Includes $1.0 million related to purchase accounting and restructuring costs associated with the closure of the Plainfield, Indiana facility and integration of SeQual Technologies, Inc. for the six months ended June 30, 2011.
(2)	Includes amortization expense related to intangible assets for the years ended December 31, 2006, 2007, 2008, 2009 and 2010 of $15.4 million, $10.9 million, $11.0 million, $10.7 million and $11.0 million, respectively and $5.5 million and $6.6 million for the six months ended June 30, 2010 and 2011, respectively.
(3)	Includes income, net of insurance recoveries, related to Hurricane Rita of $2.3 million for the year ended December 31, 2006.
(4)	Includes reversal of contingent liabilities on insolvent former subsidiary of $6.5 million for the year ended December 31, 2008.
(5)	Includes $4.9 million of unusual costs for customer settlements and facility shutdown costs for the year ended December 31, 2008. Includes $3.2 million of additional costs related to the closure of the Plainfield, Indiana facility and integration of SeQual Technologies, Inc. for the six months ended June 30, 2011.
(6)	Includes gains on acquisition of business of $7.0 million associated with our acquisition of Covidien’s oxygen therapy business in November 2009 (which we refer to as the Covidien Acquisition) for the year ended December 31, 2009 and $1.1 million associated with the acquisition of Covidien Japan Inc.’s liquid oxygen therapy business in May 2010 (which we refer to as the Covidien Japan Acquisition) for year ended December 31, 2010.
(7)	Includes financing costs amortization for the years ended December 31, 2006, 2007, 2008, 2009 and 2010 of $1.5 million, $1.6 million, $1.9 million, $1.6 million, and $3.1 million, respectively, and $2.4 million and $0.6 million for the six months ended June 30, 2010 and 2011, respectively.
(8)	Working capital is defined as current assets excluding cash and short term investments minus current liabilities excluding short-term debt.
(9)	Includes $247.1 million of goodwill and $146.6 million of finite-lived and indefinite-lived intangible assets as of December 31, 2006.
(10)	Includes $248.5 million of goodwill and $135.7 million of finite-lived and indefinite-lived intangible assets as of December 31, 2007.
(11)	Includes $261.5 million of goodwill and $129.5 million of finite-lived and indefinite-lived intangible assets as of December 31, 2008.
(12)	Includes $264.5 million of goodwill and $123.8 million of finite-lived and indefinite-lived intangible assets as of December 31, 2009.
(13)	Includes $275.3 million of goodwill and $144.3 million of finite-lived and indefinite-lived intangible assets as of December 31, 2010.
(14)	Includes $262.7 million of goodwill and $118.2 million of finite-lived and indefinite-lived intangible assets as of June 30, 2010.
(15)	Includes $279.7 million of goodwill and $138.5 million of finite-lived and indefinite-lived intangible assets as of June 30, 2011.

Risk factors

An investment in the notes involves significant risks. Prior to making a decision to invest in the notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as the other information incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we may make from time to time with the SEC. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be harmed materially. Additional risks, uncertainties and other factors that are not currently known to us or that we believe are not currently material may also adversely affect our business, financial condition, operating results or cash flows. In any of these cases, you may lose all or part of your investment in us.

Risks related to our business

The markets we serve are subject to cyclical demand and vulnerable to economic downturn, which could harm our business and make it difficult to project long-term performance.

Demand for our products depends in large part upon the level of capital and maintenance expenditures by many of our customers and end users, in particular those customers in the global hydrocarbon and industrial gas markets. These customers’ expenditures historically have been cyclical in nature and vulnerable to economic downturns. Decreased capital and maintenance spending by these customers could have a material adverse effect on the demand for our products and our business, financial condition and results of operations. In addition, this historically cyclical demand limits our ability to make accurate long-term predictions about the performance of our company. Even if demand improves, it is difficult to predict whether any improvement represents a long-term improving trend or the extent or timing of improvement. There can be no assurance that historically improving cycles are representative of future actual demand.

While we experienced growth in demand from 2003 until mid-2008 in the global hydrocarbon and industrial gas markets, we experienced a significant decline in orders from mid-2008 until mid-2009. While there has been improvement in orders for our businesses, we cannot predict whether business performance may be better or worse in the future.

The loss of, or significant reduction or delay in, purchases by our largest customers could reduce our revenues and profitability.

A small number of customers has accounted for a substantial portion of our historical net sales. For example, sales to our top ten customers accounted for 38%, 47% and 48% of consolidated sales in 2010, 2009 and 2008, respectively. We expect that a limited number of customers will continue to represent a substantial portion of our sales for the foreseeable future. While our sales to particular customers fluctuate from period to period, the global producers and distributors of hydrocarbon and industrial gases and their suppliers tend to be a consistently large source of revenue for us.

The loss of any of our major customers or a decrease or delay in orders or anticipated spending by such customers could materially reduce our revenues and profitability. Our largest customers could also engage in business combinations, which could increase their size, reduce their demand for our products as they recognize synergies or rationalize assets and increase or decrease the portion of our total sales concentration to any single customer.

Decreases in energy prices may decrease demand for some of our products and cause downward pressure on the prices we charge, which could harm our business, financial condition and results of operations.

A significant amount of our sales are to customers in the energy production and supply industry. We estimate that 47% of our revenue for the year ended December 31, 2010 was generated by end-users in the energy industry. Accordingly, demand for a significant portion of our products depends upon the level of capital expenditures by companies in the oil and gas industry, which depends, in part, on energy prices. While some applications for our products could see greater demand if prices for natural gas remain relatively low compared to oil prices, a sustained decline in energy prices and a resultant downturn in energy production activities could negatively affect the capital expenditures of our customers. Any significant decline in the capital expenditures of our customers, whether due to a decrease in the market price of energy or otherwise, may decrease demand for our products and cause downward pressure on the prices we charge. Accordingly, if there is a downturn in the energy production and supply industry, our business, financial condition and results of operations could be adversely affected.

Governmental energy policies could change, or expected changes could fail to materialize, which could adversely affect our business or prospects.

Energy policy can develop rapidly in the markets we serve, including the United States. Within the last few years, significant developments have taken place, primarily in international markets that we serve with respect to energy policy and related regulations. We anticipate that energy policy will continue to be an important regulatory priority globally as well as on a national, state and local level. As energy policy continues to evolve, the existing rules and incentives that impact the energy-related segments of our business may change. It is difficult, if not impossible, to predict whether changes in energy policy might occur in the future and the timing of potential changes and their impact on our business. The elimination or reduction of favorable policies for our energy-related business, or the failure of expected policies that would benefit our business to be adopted, could negatively impact our revenues and profitability. For example, China’s 12th Five-Year Plan promotes the use of natural gas by mandating an increase of gas as a percentage of energy consumption from less than 4% to over 8%. Our business prospects in China could be harmed if China changed this policy or the mandate is not otherwise achieved.

We may be unable to compete successfully in the highly competitive markets in which we operate.

Although many of our products serve niche markets, a number of our direct and indirect competitors in these markets are major corporations, some of which have substantially greater technical, financial and marketing resources than Chart, and other competitors enter these markets from time to time. Any increase in competition may cause us to lose market share or compel us to reduce prices to remain competitive, which could result in reduced sales and earnings. Companies, or their divisions, that operate in our industry include Air Products, Kobe, Linde, Nordon, Sumitomo, CVA and Taylor-Wharton. Additionally, we compete with several suppliers owned by global industrial gas producers and many smaller fabrication-only facilities around the world. Increased competition with these companies could prevent the institution of price increases or could require price reductions or increased spending on research and development, and marketing and sales, any of which could materially reduce our revenues, profitability or both. Moreover, during an industry downturn, competition in some of the product lines we serve increases as a result of over-capacity, which may result in downward pricing pressure. Further, customers who typically outsource their need for cryogenic systems to us may use their excess capacity to produce such systems themselves. We also compete in the sale of a limited number of products with certain of our major customers. If we are unable to compete successfully, our results of operations, cash flows and financial condition could be negatively affected.

A downturn in economic and financial conditions has had and may have in the future a negative effect on our business, financial condition and results of operations.

The global economic and financial market crisis in 2008 and 2009 caused a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, and reduced corporate profits and capital spending, all of which had a negative effect on our business, results of operations and financial condition. Demand for our products depends in large part upon the level of capital and maintenance expenditures by many of our customers and end users. While general economic conditions improved throughout 2010 and continue to improve in the first half of 2011, a downturn in economic conditions may reduce the willingness or ability of our customers and prospective customers to commit funds to purchase our products and services, and may reduce their ability to pay for our products and services after purchase. Similarly, our suppliers may not be able to supply us with needed raw materials or components on a timely basis, may increase prices or go out of business, which could result in our inability to meet customer demand, or fulfill our contractual obligations or could affect our gross margins. See “We depend on the availability of certain key suppliers; if we experience difficulty with a supplier, we may have difficulty finding alternative sources of supply” below. We cannot predict the timing or duration of negative market conditions. If the economy or markets in which we operate deteriorate or financial markets weaken, our business, financial condition and results of operations could be adversely impacted.

Our exposure to fixed-price contracts, including exposure to fixed pricing on long-term customer contracts, could negatively impact our financial results.

A substantial portion of our sales has historically been derived from fixed-price contracts for large system projects, which may involve long-term fixed price commitments to customers which are sometimes difficult to execute. We have experienced difficulties in executing large contracts of this kind in the past, including cost overruns, storm damage, supplier failures and customer disputes.

To the extent that any of our fixed-price contracts are delayed, our subcontractors fail to perform, contract counterparties successfully assert claims against us, the original cost estimates in these or other contracts prove to be inaccurate or the contracts do not permit us to pass increased costs on to our customers, profitability from a particular contract may decrease or project losses may be incurred, which, in turn, could decrease our revenues and overall profitability. The uncertainties associated with our fixed-price contracts make it more difficult to predict our future results and exacerbate the risk that our results will not match expectations, which has happened in the past.

We depend on the availability of certain key suppliers; if we experience difficulty with a supplier, we may have difficulty finding alternative sources of supply.

The cost, quality and availability of raw materials and certain specialty metals used to manufacture our products are critical to our success. The materials and components we use to manufacture our products are sometimes custom made and may be available only from a few suppliers, and the lead times required to obtain these materials and components can often be significant. We rely on sole suppliers or a limited number of suppliers for some of these materials, including special grades of aluminum used in our brazed aluminum heat exchangers. While we have not historically encountered problems with availability, this does not mean that we will continue to have timely access to adequate supplies of essential materials and components in the future or that supplies of these materials and components will be available on satisfactory terms when needed. If our vendors for these materials and components are unable to meet our requirements, fail to make shipments in a timely manner or ship defective materials or components, we could experience a shortage or delay in supply or fail to meet our contractual requirements, which would adversely affect our results of operations and negatively impact our cash flow and profitability.

Our backlog is subject to modification or termination of orders, which could negatively impact our sales.

Our backlog is comprised of the portion of firm signed purchase orders or other written contractual commitments received from customers that we have not recognized as revenue. The dollar amount of backlog as of June 30, 2011 was $454 million. Our backlog can be significantly affected by the timing of orders for large products, particularly in our E&C segment, and the amount of our backlog at June 30, 2011 is not necessarily indicative of future backlog levels or the rate at which backlog will be recognized as sales. Although historically the amount of modifications and terminations of our orders has not been material compared to our total contract volume and is partially offset by cancellation penalties, customers can, and sometimes do, terminate or modify these orders. We cannot predict whether cancellations will accelerate or diminish in the future. Cancellations of purchase orders or reductions of product quantities in existing contracts could substantially and materially reduce our backlog and, consequently, our future sales. Our failure to replace canceled or reduced backlog could negatively impact our sales and results of operations.

Health care reform or other changes in government and other third-party payor reimbursement levels and practices could negatively impact our revenues and profitability.

Our acquisitions of Covidien’s oxygen therapy business and SeQual Technologies Inc., among others, have significantly increased the size and impact on our financial results of our respiratory products business in our BioMedical segment. Many of our BioMedical segment’s customers are reimbursed for products and services by third-party payors, such as government programs, including Medicare and Medicaid, private insurance plans and managed care programs in the U.S, and by similar programs and entities in the other countries in which we operate or sell our equipment. In the United States, the Centers for Medicare & Medicaid Services (CMS), the agency responsible for administering the Medicare program, implemented a number of payment rules that reduced Medicare payments for oxygen and oxygen equipment, including a competitive bidding program effective January 1, 2011. Under the competitive bidding program, CMS selected contract suppliers that agreed to receive as payment the “single payment amount” calculated by CMS in certain geographic regions. If third-party payors deny coverage, make the reimbursement process or documentation requirements more uncertain or reduce levels of reimbursement, it could negatively affect our revenues and profitability.

In March 2010, significant reforms to the healthcare system were adopted in the United States. The new law includes provisions that, among other things, reduce and/or limit Medicare reimbursement, require all individuals to have health insurance (with limited exceptions) and impose new and/or increased taxes. Specifically, the law imposes a 2.3% excise tax on U.S. sales of most medical devices beginning in 2013 which will impact certain of our BioMedical sales. In addition, the new law requires CMS to nationalize the competitive bidding process or adjust the prices in non-competitive bidding areas to match competitive bidding prices. Various healthcare reform proposals have also emerged at the state level. The new law and these proposals could impact the demand for our products or the prices at which we sell our products. In addition, the excise tax could increase our cost of doing business. The impact of this law and these proposals could have a material adverse effect on our business, results of operations and/or financial condition.

As a global business, we are exposed to economic, political and other risks in different countries which could materially reduce our revenues, profitability or cash flows, or materially increase our liabilities.

Since we manufacture and sell our products worldwide, our business is subject to risks associated with doing business internationally. In 2010, 2009 and 2008, 57%, 59% and 65%, respectively, of our sales were made in international markets. Our future results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;

•	exchange controls and currency restrictions;

•	changes in a specific country’s or region’s political, social or economic conditions, particularly in emerging markets;

•	civil unrest, turmoil or outbreak of disease in any of the countries in which we operate or sell our products;

•	tariffs, other trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in U.S. and international tax laws;

•	difficulty in staffing and managing geographically widespread operations;

•	differing labor regulations;

•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;

•	different regulatory regimes controlling the protection of our intellectual property;

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

•	restrictions on our ability to repatriate dividends from our foreign subsidiaries;

•	difficulty in collecting international accounts receivable;

•	difficulty in enforcement of contractual obligations under non-U.S. law;

•	transportation delays or interruptions;

•	changes in regulatory requirements; and

•	the burden of complying with multiple and potentially conflicting laws.

Our international operations and sales also expose us to different local political and business risks and challenges. For example, we are faced with potential difficulties in staffing and managing local operations and we have to design local solutions to manage credit and legal risks of local customers and distributors. In addition, because some of our international sales are to suppliers that perform work for foreign governments, we are subject to the political risks associated with foreign government projects. For example, certain foreign governments may require suppliers for a project to obtain products solely from local manufacturers or may prohibit the use of products manufactured in certain countries.

International growth and expansion into emerging markets, such as China, Central and Eastern Europe, India, the Middle East and Latin America, may cause us difficulty due to greater regulatory barriers than in the United States, the necessity of adapting to new regulatory systems, problems related to entering new markets with different economic, social and political systems and conditions, and significant competition from the primary participants in these markets, some of which may have substantially greater resources than us. For example, unstable political conditions or civil unrest, including the recent political instability in North Africa and the Middle East, could negatively impact our order levels and sales in a region or our ability to collect receivables from customers or operate or execute projects in a region.

Our international operations and transactions also depend upon favorable trade relations between the United States and those foreign countries in which our customers and suppliers have operations. A protectionist trade environment in either the United States or those foreign countries in which we do business or sell products, such as a change in the current tariff structures, export compliance, government subsidies or other trade policies, may adversely affect our ability to sell our products or do business in foreign markets. Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not succeed in developing and implementing policies and strategies to counter the foregoing factors effectively in each location where we do business and the foregoing factors may cause a reduction in our revenues, profitability or cash flows, or cause an increase in our liabilities.

Fluctuations in exchange and interest rates may affect our operating results and impact our financial condition.

Fluctuations in the value of the U.S. dollar may increase or decrease our sales or earnings. Because our consolidated financial results are reported in U.S. dollars, if we generate sales or earnings in other currencies, the translation of those results into U.S. dollars can result in a significant increase or decrease in the amount of those sales or earnings. We also bid for certain foreign projects in U.S. dollars or euros. If the U.S. dollar or euro strengthens relative to the value of the local currency, we may be less competitive on those projects. In addition, our debt service requirements are primarily in U.S. dollars and a portion of our cash flow is generated in euros or other foreign currencies. Significant changes in the value of the foreign currencies relative to the U.S. dollar could impair our cash flow and financial condition.

In addition, fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations. For purposes of accounting, the assets and liabilities of our foreign operations, where the local currency is the functional currency, are translated using period-end exchange rates, and the revenues and expenses of our foreign operations are translated using average exchange rates during each period.

In addition to currency translation risks, we incur currency transaction risk whenever we or one of our subsidiaries enters into either a purchase or a sales transaction using a currency other than the functional currency of the transacting entity. Given the volatility of exchange rates, we may not be able to effectively manage our currency and/or translation risks. Volatility in currency exchange rates may decrease our revenues and profitability and impair our financial condition. We have purchased and may continue to purchase foreign currency forward buy and sell contracts to manage the risk of adverse currency fluctuations and if the contracts are inconsistent with currency trends we could experience exposure related to foreign currency fluctuations.

We are also exposed to general interest rate risk. If interest rates increase, our interest expense could increase significantly, affecting earnings and reducing cash flow available for working capital, capital expenditures, acquisitions, and other purposes. In addition, changes by any rating agency to our outlook or credit ratings could increase our cost of borrowing.

We may fail to successfully acquire or integrate companies that provide complementary products or technologies.

A component of our business strategy is the acquisition of businesses that complement our existing products and services. Such a strategy involves the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. In addition, any acquisitions of foreign business may increase our exposure to risks inherent in doing business outside the United States.

From time to time, we may have acquisition discussions with potential target companies both domestically and internationally. If a large acquisition opportunity arises and we proceed, a substantial portion of our cash and surplus borrowing capacity could be used for the acquisition or we may seek additional debt or equity financing.

Potential acquisition opportunities become available to us from time to time, and we engage periodically in discussions or negotiations relating to potential acquisitions, including acquisitions that may be material in size or scope to our business. Any acquisition may or may not occur and, if an acquisition does occur, it may not be successful in enhancing our business for one or more of the following reasons:

•	Any business acquired may not be integrated successfully and may not prove profitable;

•	The price we pay for any business acquired may overstate the value of that business or otherwise be too high;

•	Liabilities we take on through the acquisition may prove to be higher than we expected;

•	We may fail to achieve acquisition synergies; or

•	The focus on the integration of operations of acquired entities may divert management’s attention from the day-to-day operation of our businesses.

Inherent in any future acquisition is the risk of transitioning company cultures and facilities. The failure to efficiently and effectively achieve such transitions could increase our costs and decrease our profitability.

We are subject to potential insolvency or financial distress of third parties.

We are exposed to the risk that third parties to various arrangements who owe us money or goods and services, or who purchase goods and services from us, will not be able to perform their obligations or continue to place orders due to insolvency or financial distress. If third parties fail to perform their obligations under arrangements with us, we may be forced to replace the underlying commitment at current or above market prices or on other terms that are less favorable to us or we may have to write off receivables in the case of customer failures to pay. If this happens, whether as a result of the insolvency or financial distress of a third party or otherwise, we may incur losses, or our results of operations, financial position or liquidity could otherwise be adversely affected.

If we are unable to effectively control our costs while maintaining our customer relationships and core resources, our business, results of operations and financial condition could be adversely affected.

It is critical for us to appropriately align our cost structure with prevailing market conditions, to minimize the effect of economic fluctuation on our operations, and in particular, to continue to maintain our customer relationships, core resources and manufacturing capacity while protecting profitability and cash flow. If we are unable to align our cost structure in response to prevailing economic conditions on a timely basis, or if implementation or failure to implement any cost structure adjustments has an adverse impact on our business or prospects, then our financial condition, results of operations and cash flows may be negatively affected.

If we are unable to successfully manage our planned operational expansions, it may place a significant strain on our management and administrative resources and lead to increased costs and reduced profitability.

We expect to continue to expand our operations, particularly in China, Europe and the United States in markets where we perceive the opportunity for profitable expansion. Our ability to operate our business successfully and implement our strategies depends, in part, on our ability to allocate our resources optimally in each of our facilities in order to maintain efficient operations as we expand. Ineffective management of our growth could cause manufacturing inefficiencies, increase our operating costs, place significant strain on our management and administrative resources and prevent us from implementing our business plan.

For example, we have invested or plan to invest approximately $22-27 million in new capital expenditures in 2011 related to the expected growth of selective parts of each of BioMedical, E&C and D&S segments. If we fail to implement these projects in a timely and effective manner, we may lose the opportunity to obtain some customer orders. Even if we effectively implement these projects, the orders needed to support the capital expenditure may not be obtained, may be delayed, or may be less than expected, which may result in sales or profitability at lower levels than anticipated. For example, while we invested significantly in the expansion of our E&C segment in recent years, we experienced delay in some of the orders initially anticipated to support the cold box portion of that expansion, which resulted in the underutilization of some of our capacity. In addition, potential cost overruns, delays or unanticipated problems in any capital expansion could make the expansion more costly than originally predicted or cause us to miss windows of opportunity.

Difficulties in implementing a new Enterprise Resource Planning system could disrupt our business.

Since 2009 we have been implementing a new Enterprise Resource Planning, or “ERP,” system worldwide. Primarily as a result of the complexities and business process changes associated with this implementation, there can be no assurance that we will not experience disruptions or inefficiencies in our business operations as a result of this new system implementation, the final phases of which are scheduled to be completed in 2011.

If we lose our senior management or other key employees, our business may be adversely affected.

Our ability to successfully operate and grow our business and implement our strategies is largely dependent on the efforts, abilities and services of our senior management and other key employees. Our future success will also depend on, among other factors, our ability to attract and retain qualified personnel, such as engineers and other skilled labor, either through direct hiring or the acquisition of other businesses employing such professionals. Our products, many of which are highly engineered, represent specialized applications of cryogenic, low temperature or gas processing technologies and know-how, and many of the markets we serve represent niche markets for these specialized applications. Accordingly, we rely heavily on engineers, salespersons, business unit leaders, senior management and other key employees who have experience in these specialized applications and are knowledgeable about these niche markets, our products, and our company. Additionally, we may modify our management structure from time to time or substantially reduce our overall workforce as we did in certain sectors of our business during the recent economic downturn, which may create marketing, operational and other business risks. The loss of the services of these senior managers or other key employees or the failure to attract or retain other qualified personnel could reduce the competitiveness of our business or otherwise impair our business prospects.

Fluctuations in the prices and availability of raw materials could negatively impact our financial results.

The pricing and availability of raw materials for use in our businesses can be volatile due to numerous factors beyond our control, including general, domestic and international economic conditions, labor costs, production levels, competition, consumer demand, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials for us, and may, therefore, increase the short-term or long-term costs of raw materials.

The commodity metals we use, including aluminum and stainless steel, have experienced significant fluctuations in price in recent years. Prices rose quickly in the period prior to the recent global economic downturn, subsequently declined during the economic downturn, and more recently have been increasing again. On average, over half of our cost of sales has historically been represented by the cost of commodities metals. We have generally been able to recover the cost increases through price increases to our customers; however, during periods of rising prices of raw materials, we may not always be able to pass increases on to our customers. Conversely, when raw material prices decline, customer demands for lower prices could result in lower sale prices and, to the extent we have existing inventory, lower margins. As a result, fluctuations in raw material prices could result in lower revenues and profitability.

Due to the nature of our business and products, we may be liable for damages based on product liability and warranty claims.

Due to the high pressures and low temperatures at which many of our products are used, the inherent risks associated with concentrated industrial and hydrocarbon gases, and the fact that some of our products are relied upon by our customers or end users in their facilities or operations, or are manufactured for relatively broad industrial, transportation or consumer use, we face an inherent risk of exposure to claims in the event that the failure, use or misuse of our products results, or is alleged to result, in death, bodily injury, property damage or economic loss. We believe that we meet or exceed existing professional specification standards recognized or required in the industries in which we operate. We are subject to claims from time to time, some of which are substantial but none of which historically have had a material adverse effect on our financial condition or results of operations, and we may be subject to claims in the future. For example, we have been subject to assertions that failure of our equipment has caused substantial property damage and economic loss at facilities owned by customers or third parties, which we dispute. Although we currently maintain product liability coverage, which we believe is adequate for the continued operation of our business, such insurance may become difficult to obtain or be unobtainable in the future on terms acceptable to us, it includes customary exclusions and conditions, it may not cover certain specialized applications, such as aerospace-related applications, and it generally does not cover warranty claims. A successful product liability claim or series of claims against us, including one or more consumer claims purporting to constitute class actions or claims resulting from extraordinary loss events, in excess of or outside our insurance coverage or a significant warranty claim or series of claims against us could materially decrease our liquidity, impair our financial condition and adversely affect our results of operations.

Some of our products are subject to regulation by the U.S. Food and Drug Administration and other governmental authorities.

Some of our products are subject to regulation by the U.S. Food and Drug Administration and other national, supranational, federal and state governmental authorities. It can be costly and time consuming to obtain regulatory approvals to market a medical device, such as those sold by our BioMedical segment. Approvals might not be granted for new devices on a timely basis, if at all. Regulations are subject to change as a result of legislative, administrative or judicial action, which may further increase our costs or reduce sales. Our failure to maintain approvals or obtain approval for new products could adversely affect our business, results of operations, financial condition and cash flows.

In addition, we are subject to regulations covering manufacturing practices, product labeling and advertising and adverse-event reporting that apply after we have obtained approval to sell a product. Many of our facilities and procedures and those of our suppliers are subject to ongoing oversight, including periodic inspection by governmental authorities. Compliance with production, safety, quality control and quality assurance regulations is costly and time-consuming, and while we seek to be in full compliance, noncompliance could arise from time to time. If we fail to comply, our operations, financial condition and cash flows could be adversely affected, including through the imposition of fines, costly remediation or plant shutdowns, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval as a result of noncompliance.

We carry goodwill and indefinite-lived intangible assets on our balance sheet, which are subject to impairment testing and could subject us to significant charges to earnings in the future if impairment occurs.

As of June 30, 2011, we had goodwill and indefinite-lived intangible assets of $320.8 million, which represented approximately 31.8% of our total assets. The value of these assets may increase in the future if we complete acquisitions as part of our overall business strategy. Goodwill and indefinite-lived intangible assets are not amortized, but are tested for impairment annually on October 1st or more often if events or changes in circumstances indicate a potential impairment may exist. Factors that could indicate that our goodwill or indefinite-lived intangible assets are impaired include a decline in stock price and market capitalization, lower than projected operating results and cash flows, and slower growth rates in our industry. Our stock price historically has fluctuated significantly in response to market and other factors. For example, it declined significantly from mid-2008 to early 2009 and then increased sharply in late 2010. Declines in our stock price in the future could increase the risk of goodwill impairment if the price of our stock does not recover. To test for impairment, a model to estimate the fair market value of our reporting segments has been developed. This fair market value model incorporates our estimates of future operating results and cash flows, estimates of allocations of certain assets and cash flows among reporting segments, estimates of future growth rates and our judgment regarding the applicable discount rates to use to discount those estimated operating results and cash flows. If an impairment is determined to exist, it may result in a significant non-recurring non-cash charge to earnings and lower stockholders’ equity.

We may be required to make material expenditures in order to comply with environmental, health and safety laws and climate change regulations, or incur additional liabilities under these laws and regulations.

We are subject to numerous environmental, health and safety laws and regulations that impose various environmental controls on us or otherwise relate to environmental protection and various health and safety matters, including the discharge of pollutants in the air and water, the handling, use, treatment, storage and clean-up of solid and hazardous materials and wastes, the investigation and remediation of soil and groundwater affected by hazardous substances and the requirement to obtain and maintain permits and licenses. These laws and regulations often impose strict, retroactive and joint and several liability for the costs of, and damages resulting from, cleaning up our, or our predecessors’, past or present facilities and third party disposal sites. Compliance with these laws generally increases the costs of transportation and storage of raw materials and finished products, as well as the costs of storing and disposing waste, and could decrease our liquidity and profitability and increase our liabilities. Health and safety and other laws in the jurisdictions in which we operate impose various requirements on us including state licensing requirements that may benefit our customers. If we are found to have violated any of these laws, we may become subject to corrective action orders and fines or penalties, and incur substantial costs, including substantial remediation costs and commercial liability to our customers. Further, we also could be subject to future liability resulting from conditions that are currently unknown to us that could be discovered in the future.

We are currently remediating or developing work plans for remediation of environmental conditions involving certain current or former facilities. For example, the discovery of contamination arising from historical industrial operations at our Clarksville, Arkansas property, which is currently being leased to a third party business, has exposed us, and in the future may continue to expose us, to remediation obligations. We have also been subject to environmental liabilities for other sites where we formerly operated or at locations where we or our predecessors did or are alleged to have operated. To date, our environmental remediation expenditures and costs for otherwise complying with environmental laws and regulations have not been material, but the uncertainties associated with the investigation and remediation of contamination and the fact that such laws or regulations change frequently makes predicting the cost or impact of such laws and regulations on our future operations uncertain. Stricter environmental, safety and health laws, regulations or enforcement policies could result in substantial costs and liabilities to us and could subject us to more rigorous scrutiny. Consequently, compliance with these laws could result in significant expenditures as well as other costs and liabilities that could decrease our liquidity and profitability and increase our liabilities.

There is a growing political and scientific belief that emissions of greenhouse gases (“GHG”) alter the composition of the global atmosphere in ways that are affecting the global climate. Various stakeholders, including legislators and regulators, stockholders and non-governmental organizations, as well as companies in many business sectors, are considering ways to reduce GHG emissions. There is a view that some form of U.S. regulation may be forthcoming at the federal level with respect to GHG emissions. Such regulation could result in regulatory or product standard requirements for the Company’s global businesses but because any impact is dependent on the design of the mandate or standard, the Company is unable to predict its significance at this time. Furthermore, the potential physical impacts of theorized climate change on the Company’s customers, and therefore on the Company’s operations, are speculative and highly uncertain, and would be particular to the circumstances developing in various geographical regions. These may include changes in weather patterns (including drought and rainfall levels), water availability, storm patterns and intensities, and temperature levels. These potential physical effects may adversely impact the cost, production, sales and financial performance of the Company’s operations.

Increases in labor costs, potential labor disputes and work stoppage could materially decrease our revenues and profitability.

Our financial performance is affected by the availability of qualified personnel and the cost of labor. As of June 30, 2011, we had 3,345 employees, including 1,361 salaried, 261 bargaining unit hourly and 1,723 non-bargaining unit hourly employees. Employees represented by a union are subject to one collective bargaining agreement in the United States that expires in February 2013. We have experienced one work stoppage in 2007. Although we entered into a new labor agreement with our unionized employees at this facility in 2010, if we are unable to enter into new, satisfactory labor agreements with our unionized employees when necessary in the future or other labor controversies or union organizing efforts arise, we could experience a significant disruption to our operations, lose business or experience an increase in our operating expenses, which could reduce our profit margins. Furthermore, increased U.S. federal regulation or significant modifications to existing labor regulations, could potentially increase our labor costs.

Additional liabilities related to taxes, including any new taxes imposed on us as a result of health care reform legislation, could adversely impact our financial results, financial condition and cash flow.

We are subject to tax and related obligations in the jurisdictions in which we operate or do business, including state, local, federal and foreign taxes. The taxing rules of the various jurisdictions in which we operate or do business often are complex and subject to varying interpretations. Tax authorities may challenge tax positions that we take or historically have taken, and may assess taxes where we have not made tax filings or may audit the tax filings we have made and assess additional taxes, as they have done from time to time in the past. Some of these assessments may be substantial, and also may involve the imposition of substantial penalties and interest. In addition, governments could impose new taxes on us in the future. For example, health care reform in the

United States includes new taxes on manufacturers of medical devices such as the respiratory therapy equipment manufactured by our BioMedical segment. The payment of substantial additional taxes, penalties or interest resulting from tax assessments, or the imposition of any new taxes, could materially and adversely impact our results of operations, financial condition and cash flow.

Our pension plan is currently underfunded.

Certain U.S. hourly and salaried employees are covered by our defined benefit pension plan. The plan has been frozen since February 2006. As of December 31, 2010, the projected benefit obligation under our pension plan was approximately $44.7 million and the value of the assets of the plan was approximately $33.2 million, resulting in our pension plan being underfunded by approximately $11.5 million. We are also a participant in a multiemployer plan which is underfunded. If the performance of the assets in our pension plan or the multiemployer plan does not meet expectations or if other actuarial assumptions are modified, our required pension contributions for future years could be higher than we expect, which may negatively impact our results of operations, cash flows and financial condition.

If we are unable to continue our technological innovation and successful introduction of new commercial products, our profitability could be adversely affected.

The industries we serve, including the energy, industrial gas and biomedical industries, experience ongoing technological change and product improvement. Manufacturers periodically introduce new generations of products or require new technological capacity to develop customized products or respond to industry developments or needs. Our future growth will depend on our ability to gauge the direction of the commercial and technological progress in our markets, as well as our ability to acquire new product technologies or fund and successfully develop, manufacture and market products in this constantly changing environment. We must continue to identify, develop, manufacture and market innovative products on a timely basis to replace existing products in order to maintain our profit margins and competitive position. We may not be successful in acquiring and developing new products or technologies and any of our new products may not be accepted by our customers. If we fail to keep pace with evolving technological innovations in the markets we serve, our profitability may decrease.

Failure to protect our intellectual property and know-how could reduce or eliminate any competitive advantage and reduce our sales and profitability, and the cost of protecting our intellectual property may be significant.

We rely on a combination of internal procedures, nondisclosure agreements, intellectual property rights assignment agreements, as well as licenses, patents, trademarks and copyright law to protect our intellectual property and know-how. Our intellectual property rights may not be successfully asserted in the future or may be invalidated, circumvented or challenged. For example, we frequently explore and evaluate potential relationships and projects with other parties, which often requires that we provide the potential partner with confidential technical information. While confidentiality agreements are typically put in place, there is a risk the potential partner could violate the confidentiality agreement and use our technical information for its own benefit or the benefit of others or compromise the confidentiality. In addition, the laws of certain foreign countries in which our products may be sold or manufactured do not protect our intellectual property rights to the same extent as the laws of the United States. For example, we are increasing our manufacturing capabilities and sales in China, where laws may not protect our intellectual property rights to the same extent as in the United States. Failure or inability to protect our proprietary information could result in a decrease in our sales or profitability.

We have obtained and applied for some U.S. and foreign trademark and patent registrations and will continue to evaluate the registration of additional trademarks and patents, as appropriate. We cannot guarantee that any of our pending applications will be approved. Moreover, even if the applications are approved, third parties may seek to oppose or otherwise challenge them. A failure to obtain registrations in the United States or elsewhere could limit our ability to protect our trademarks and technologies and could impede our business. Further, the protection of our intellectual property may require expensive investment in protracted litigation and the investment of substantial management time and there is no assurance we ultimately would prevail or that a successful outcome would lead to an economic benefit that is greater than the investment in the litigation. The patents in our patent portfolio are scheduled to expire between 2011 and 2030.

In addition, we may be unable to prevent third parties from using our intellectual property rights and know-how without our authorization or from independently developing intellectual property that is the same as or similar to ours, particularly in those countries where the laws do not protect our intellectual property rights as fully as in the United States. We compete in a number of industries (for example, heat exchangers and cryogenic storage) that are small or specialized, which makes it easier for a competitor to monitor our activities and increases the risk that ideas will be stolen. The unauthorized use of our know-how by third parties could reduce or eliminate any competitive advantage we have developed, cause us to lose sales or otherwise harm our business or increase our expenses as we attempt to enforce our rights.

We may be subject to claims that our products or processes infringe the intellectual property rights of others, which may cause us to pay unexpected litigation costs or damages, modify our products or processes or prevent us from selling our products.

Although it is our intention to avoid infringing or otherwise violating the intellectual property rights of others, third parties may nevertheless claim (and in the past have claimed) that our processes and products infringe their intellectual property and other rights. For example, our BioMedical business manufactures products for relatively broad consumer use, is actively marketing these products in multiple jurisdictions internationally and risks infringing technologies that may be protected in one or more of these international jurisdictions as the scope of our international marketing efforts expands. Our strategies of capitalizing on growing international demand as well as developing new innovative products across multiple business lines present similar infringement claim risks both internationally and in the United States as we expand the scope of our product offerings and markets. We compete with other companies for contracts in some small or specialized industries, which increases the risk that the other companies will develop overlapping technologies leading to an increased possibility that infringement claims will arise. Whether or not these claims have merit, we may be subject to costly and time-consuming legal proceedings, and this could divert our management’s attention from operating our businesses. In order to resolve such proceedings, we may need to obtain licenses from these third parties or substantially re-engineer or rename our products in order to avoid infringement. In addition, we might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to re-engineer or rename our products successfully.

Our operations could be impacted by the effects of severe weather, which could be more severe than the damage and impact that our Louisiana operations encountered from hurricanes in 2005 and 2008.

Some of our operations, including our operations in New Iberia, Louisiana and Houston, Texas, are located in geographic regions and physical locations that are susceptible to physical damage and longer-term economic disruption from hurricanes or other severe weather. We also could make significant future capital expenditures in hurricane-susceptible or other severe weather locations from time to time. These weather events can disrupt our operations, result in damage to our properties and negatively affect the local economy in which these facilities operate. In early September 2008, for example, our New Iberia, Louisiana facility was forced to close as a result of heavy rainfall, evacuations, strong winds and power outages resulting from Hurricane Gustav. Two weeks after Hurricane Gustav, winds and flooding from Hurricane Ike damaged our New Iberia, Louisiana, Houston, Texas and The Woodlands, Texas operations and offices, and those facilities were also closed for a period of time. In 2005, our New Iberia operations encountered damage and were disrupted from the storm surge and flooding caused by Hurricane Rita. Future hurricanes or other severe weather may cause production or delivery delays as a result of the physical damage to the facilities, the unavailability of employees and temporary workers, the shortage of or delay in receiving certain raw materials or manufacturing supplies and the diminished availability or delay of transportation for customer shipments, any of which may have an adverse affect on our revenues and profitability. Additionally, the potential physical impact of theorized climate change could include more frequent and intense storms, which would heighten the risk to our operations in areas that are susceptible to hurricanes and other severe weather. Although we maintain insurance subject to certain deductibles, which may cover some of our losses, that insurance may become unavailable or prove to be inadequate.

We operate in many different jurisdictions and we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-corruption laws.

The U.S. Foreign Corrupt Practices Act (FCPA) and similar worldwide anti-corruption laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our internal policies mandate compliance with these anti-corruption laws. We operate in many parts of the world that have experienced governmental corruption to some degree, and in certain circumstances, strict compliance with anti-corruption laws may conflict with local customs and practices. Despite our training and compliance programs, we cannot assure you that our internal control policies and procedures always will protect us from reckless or criminal acts committed by our employees or agents. Our continued expansion outside the U.S., including in developing countries, could increase the risk of such violations in the future. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our results of operations or financial condition.

Increased government regulation could adversely affect our financial results, financial condition and cash flow.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) institutes a wide range of reforms, some of which may impact us. Among other things, the Dodd-Frank Act contains significant corporate governance and executive compensation-related provisions that authorize or require the SEC to adopt additional rules and regulations in these areas, such as stockholder “say on pay” voting and proxy access. The impact of these provisions on our business is uncertain. The Dodd-Frank Act also provides for new statutory and regulatory requirements for derivative transactions, including foreign exchange and interest rate hedging transactions. Certain transactions will be required to be cleared on exchanges, and cash collateral will be required for those transactions. While the Dodd-Frank Act provides for a potential exception from these clearing and cash collateral requirements for commercial end-users, the exception is subject to future rule making and interpretation by regulatory authorities. We enter into foreign exchange contracts, interest rate swaps and foreign currency forward contracts from time to time to manage our exposure to commodity price risk, foreign currency exchange risk and interest rate risk. If, in the future, we are required to provide cash collateral for our hedging transactions, it could reduce our ability to execute strategic hedges. In addition, the contractual counterparties in hedging arrangements will be required to comply with the Dodd-Frank Act’s new requirements, which could ultimately result in increased costs of these arrangements.

We are subject to regulations governing the export of our products.

Due to our significant foreign sales, our export activities are subject to regulation, including the U.S. Treasury Department’s Office of Foreign Assets Control’s regulations. While we believe we are in compliance with these regulations and maintain programs intended to achieve compliance, we may currently or may in the future be in violation of these regulations. Any violations may subject us to government scrutiny, investigation and civil and criminal penalties and may limit our ability to export our products.

As a provider of products to the U.S. government, we are subject to federal rules, regulations, audits and investigations, the violation or failure of which could adversely affect our business.

We sell certain of our products to the U.S. government and, therefore, we must comply with and are affected by laws and regulations governing purchases by the U.S. government. Government contract laws and regulations affect how we do business with our government customers and, in some instances, impose added costs on our business. For example, a violation of specific laws and regulations could result in the imposition of fines and penalties or the termination of our contracts or debarment from bidding on contracts. In some instances, these laws and regulations impose terms or rights that are more favorable to the government than those typically available to commercial parties in negotiated transactions.

Risks related to the notes and to this offering

Your right to receive payments on the notes is subordinated to our senior indebtedness and junior to our secured indebtedness and possibly all of our future borrowings.

The notes will be our general unsecured senior subordinated obligations. The notes will be subordinated in right of payment to our existing and future senior indebtedness, including our indebtedness under our existing credit agreement, will rank equal in right of payment with our existing and future senior subordinated indebtedness, and will rank senior in right of payment to our future subordinated debt. See “Description of notes—Subordination”.

In addition, all payments on the notes will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior indebtedness.

As of June 30, 2011, our total consolidated indebtedness was $221.7 million, 26.4% of which was our senior secured indebtedness and 73.6% was our senior subordinated indebtedness. Other than guarantee and similar obligations under such senior secured indebtedness and senior subordinated indebtedness, trade indebtedness, bank guarantees for customer orders and contingent earn-out obligations related to acquisitions, we currently have no subsidiary indebtedness. After giving effect to the offering of the notes and the transactions contemplated under “Use of proceeds,” we expect our total consolidated indebtedness will be $308.5 million, of which $58.5 million will be senior secured indebtedness and $250 million will be senior subordinated indebtedness.

Our borrowings under our existing credit agreement are collateralized by a first priority security interest in existing and future personal and material real property (subject to certain restrictions) of Chart and each of its domestic material subsidiaries and by a pledge of, and a first-priority security interest in, 100% of the equity interests of each of Chart’s existing and future material domestic subsidiaries and 65% of the equity interests of Chart’s first-tier foreign subsidiaries (subject to certain restrictions). The notes will be junior to our existing and future secured debt, including indebtedness under our existing credit agreement, to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our or our subsidiaries’ assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have prior claim to those assets that constitute their collateral and holders of senior debt will have a prior claim with respect to the remaining assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

Holders of the notes will participate ratably with all holders of our unsecured senior subordinated debt, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

The notes are our obligations only, and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries. Our ability to repay our debt, including the notes, depends on the performance of our subsidiaries and their ability to make distributions to us. Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries because our subsidiaries will not guarantee the notes and because the assets of our domestic subsidiaries have been pledged to secure our obligations under our existing credit agreement.

We currently conduct a substantial majority of our operations through our subsidiaries and our subsidiaries generate a substantial majority of our operating income and cash flow. As a result, our cash flow and our ability to service debt, including our ability to pay the interest on and principal of the notes when due, are dependent to a significant extent on interest payments, cash dividends and distributions and other transfers of cash from our subsidiaries. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and contractual restrictions. Any payment of interest, dividends, distributions, loans or advances by our foreign subsidiaries to us could be subject to taxation or other restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdiction in which our foreign subsidiaries operate. In addition, regulatory capital requirements may prevent certain of our subsidiaries from making transfers of cash to us. If we are unable to generate cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The notes will not be guaranteed by any of our subsidiaries. Accordingly, none of our subsidiaries is obligated to pay any amounts due pursuant to the notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Moreover, all or substantially all of the existing and future personal and material real property of our domestic material subsidiaries has been pledged to secure our borrowings under our existing credit agreement. Consequently, claims of holders of the notes will be structurally subordinated to the secured and unsecured claims of creditors of these subsidiaries, including trade creditors. The indenture governing the notes does not restrict the future incurrence of liabilities including secured or unsecured indebtedness or guarantees of indebtedness, or issuances of preferred stock, by our subsidiaries.

In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of our subsidiaries, the holders of the notes may not receive any amounts with respect to the notes until after the payment in full of the claims of secured and unsecured creditors of our subsidiaries.

Our substantial indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the notes.

We currently have and, after this offering, will continue to have a significant amount of indebtedness. As of June 30, 2011, our total consolidated indebtedness was $221.7 million, 26.4% of which was our senior secured indebtedness and 73.6% was our senior subordinated indebtedness. Other than guarantee and similar obligations under such senior secured indebtedness and senior subordinated indebtedness and trade indebtedness, we currently have no subsidiary indebtedness. In addition, at that date, we had $25.6 million of letters of credit and bank guarantees outstanding and borrowing capacity of approximately $109.4 million under the revolving portion of our senior secured credit facility. After giving effect to the offering of the notes and the transactions contemplated under “Use of Proceeds,” we expect our total consolidated indebtedness will be $308.5 million, of which $58.5 million will be senior secured indebtedness and $250 million will be senior subordinated indebtedness. This substantial level of indebtedness increases the risk that we may be unable to generate enough cash to pay amounts due in respect of our indebtedness, including the notes.

Our substantial indebtedness could have important consequences to you and significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes or our other debt obligations;

•	we may have difficulty generating sufficient cash flow to pay interest and satisfy our debt obligations;

•	we may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

•

we will need to use a substantial portion of our available cash flow to pay interest and principal in future years on our debt, which will reduce the amount of money available to finance our operations and other business activities;

•	some of our debt, including our borrowings under our senior secured credit facility, has variable rates of interest, which exposes us to the risk of increased interest rates;

•	our debt level increases our vulnerability to general economic downturns and adverse industry conditions;

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general;

•	our debt and the amount we must pay to service our debt obligations could place us at a competitive disadvantage compared to our competitors that have less debt;

•	our customers may react adversely to our debt level and seek or develop alternative suppliers; and

•

our failure to comply with the financial and other restrictive covenants in our debt instruments which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects.

In addition, the credit agreement governing our revolving liquidity facility contains financial and other restrictive covenants that require us to achieve certain financial and operating results and maintain compliance with specified financial ratios and that also limit or affect our ability and the ability of our subsidiaries to, among other things, incur additional indebtedness, create liens, pay dividends and make other distributions in respect of our capital stock, redeem or buy back our capital stock, make certain investments or certain other restricted payments, sell certain kinds of assets, enter into certain types of transactions with affiliates, and effect mergers or consolidations. These covenants limit our ability to engage in activities that may be in our long-term best interests. Similarly, agreements that may govern any future indebtedness that we may incur may contain financial and other restrictive covenants that will also limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debts.

Despite our substantial current indebtedness, we and our subsidiaries may still be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial leverage.

We may be able to incur substantial additional indebtedness in the future. The terms of our debt instruments do not fully prohibit us from doing so. The revolving credit portion of our senior secured credit facility provides commitments of up to $135 million, approximately $109.4 million of which would have been available for future borrowings (after giving effect to letters of credit and bank guarantees outstanding) as of June 30, 2011. Except for the limitation on our ability to incur any indebtedness that is subordinated in right of payment to any senior indebtedness and senior in right of payment to the notes, the indenture does not limit the amount of indebtedness which may be issued by us or our subsidiaries under the indenture or otherwise. Adding new indebtedness to current debt levels could make it more difficult for us to satisfy our obligations with respect to the notes.

The notes are not protected by restrictive covenants, which may allow us to engage in a variety of transactions that may impair our ability to fulfill our obligations under the notes.

The indenture governing the notes will not contain any financial covenants and will not restrict us from paying dividends, incurring additional debt or issuing or repurchasing our other securities. Because the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us, except to the extent described under “Description of notes—Fundamental change permits holders to require us to purchase notes,” “Description of notes—Consolidation, merger and sale of assets” and “Description of Notes—Conversion rights—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change,”

and “—Subordination”, we may engage in transactions that may impair our ability to fulfill our obligations under the notes. Other than the fundamental change purchase right, the restrictions provided by the merger covenant, and our obligation to increase the conversion rate with respect to the notes in certain circumstances upon the occurrence of certain events, we generally have no duty to consider the interests of holders of the notes in determining whether to engage in such transactions.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. As a result, any specific rules regulating short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales in our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

Over the last several months, the SEC and other regulatory and self-regulatory authorities have implemented various rule changes and are expected to adopt additional rule changes in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO now restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more in one day. If this circuit breaker is triggered, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

The SEC also approved a pilot program allowing several national securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and over 300 exchange traded funds if the price of any such security moves 10% or more from a sale price in a five-minute period (the “SRO pilot program”). The SRO pilot program was recently extended to the earlier of August 11, 2011 or the date on which a proposed new “limit up / limit down mechanism” to address extraordinary market volatility is adopted and effective as to the securities covered by the SRO pilot program (the “limit up / limit down proposal”). The limit up/limit down proposal advanced by FINRA and other SROs would lock trading in listed equity securities into a price band based on the security’s average price over the preceding five minutes. The price bands would be 5% above or below the average price for securities currently subject to the SRO pilot program, and 10% for securities not subject to the SRO pilot program; the percentage bands would be doubled during opening or closing. Inability to trade within those price bands would trigger a trading pause. The SEC is expected to determine whether to approve the limit up/limit down proposal following a comment period that expired in June 2011. Our common stock is not among the securities covered by the SRO pilot program currently in place.

FINRA and exchange rule amendments intended to clarify the review process for potentially erroneous trades in exchange-listed securities have also been adopted. In particular, these rule amendments establish uniform standards for reviews of (i) multi-stock events involving 20 or more securities and (ii) transactions that trigger an individual stock trading pause by a primary listing market and subsequent transactions that occur before the trading halt is in effect for over-the-counter trading. The relevant amendments to FINRA Rule 11892 (Clearly Erroneous Transactions in Exchange-Listed Securities) and corresponding exchange rules were approved on September 10, 2010 on a pilot basis, with an original end date of April 11, 2011. However, the SEC has approved a rule change extending the pilot period to the earlier of August 11, 2011 or the date on which the limit up/limit down proposal is adopted and effective as to the securities covered by the pilot.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act on July 21, 2010 also introduces regulatory uncertainty that may impact trading activities relevant to the convertible notes. This new legislation may require many over-the-counter swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers and major market participants may be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to implement a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The legislation will become effective on the later of 360 days following the enactment of the legislation or 60 days after the publication of the final rule; however, it is unclear whether the margin requirements will apply retroactively to existing swap transactions. We cannot predict how this legislation will ultimately be implemented by the SEC and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and national securities exchange rule changes and/or implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common stock of a variety of financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the recently adopted amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, could similarly adversely affect the trading price and the liquidity of the notes.

Our common stock has experienced, and may continue to experience, price volatility, and such price volatility in the future may impact the trading price of the notes and make them more difficult to resell.

Our common stock has at times experienced substantial price volatility as a result of many factors, including the general volatility of stock market prices and volumes, changes in securities analysts’ estimates of our financial performance, variations between our actual and anticipated financial results, fluctuations in order or backlog levels, changes in accounting policies or procedures as have been required by the Financial Accounting Standards Board or other regulatory agencies, or uncertainty about current global economic conditions. For these reasons, among others, the price of our stock may continue to fluctuate.

The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

Volatility or depressed market prices of our common stock could have a similar effect on the trading price of the notes. Holders who receive shares of our common stock upon conversion of the notes will also be subject to the risk of volatility and depressed market prices of our common stock.

Some significant restructuring transactions that may adversely affect you may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a “fundamental change” (as defined under “Description of notes—Fundamental change permits holders to require us to purchase notes”), you have the right, at your option, to require us to purchase your notes for cash. However, the definition of fundamental change contained in the indenture is limited to certain enumerated transactions. As a result, the fundamental change provision of the indenture will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to purchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to purchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost option value of your notes as a result of such transaction. In addition, the definition of a make-whole fundamental change is limited and may not protect you from losing some of the option value of your notes in the event of a variety of transactions that do not constitute a make-whole fundamental change.

Upon the occurrence of a make-whole fundamental change, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed paid) per share of our common stock in such make-whole fundamental change, all as described below under “Description of notes—Conversion rights—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change.”

Although the adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change is designed to compensate you for the option value of your notes that you lose as a result of a make-whole fundamental change, it is only an estimate of such value and may not adequately compensate you for such lost option value. In addition, if the price paid (or deemed paid) for our common stock in the make-whole fundamental change is greater than $200.00 per share or less than $53.10 per share (in each case, subject to adjustment in accordance with the indenture), then we will not be required to adjust the conversion rate if you convert your notes in connection with such make-whole fundamental change. Moreover, in no event will we increase the conversion rate solely because of such an adjustment to a rate that exceeds 18.8323 shares of common stock per $1,000 principal amount of notes, subject to adjustments in accordance with the indenture.

Furthermore, the definition of a make-whole fundamental change contained in the indenture is limited to certain enumerated transactions. As a result, the make-whole fundamental change provisions of the indenture will not afford protection to holders of the notes in the event that other transactions occur that could adversely affect the option value of the notes. For example, transactions, such as a spin-off or sale of a subsidiary with volatile earnings, or a change in our subsidiaries’ lines of business, could significantly affect the trading characteristics of our common stock and thereby reduce the option value embedded in the notes without triggering a make-whole fundamental change.

In addition, our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Adjustments to the conversion rate do not cover all dilutive events that may adversely affect the value of the notes.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights, options or warrants, subdivisions, combinations, distributions of our capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

We may not be able to purchase the notes upon a fundamental change.

If a fundamental change occurs, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof such that the principal amount that remains outstanding of each note purchased in part equals $1,000 or an integral multiple of $1,000 in excess thereof. The fundamental change purchase price will equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. However, we may not have sufficient funds at the time of the fundamental change to purchase all of the notes delivered for purchase and we may not be able to arrange necessary financing on acceptable terms, if at all. In addition, our ability to purchase the notes may be limited by law, by regulatory authority or by the agreements governing our other indebtedness outstanding at the time. The subordination provisions of the indenture may prohibit us from paying the fundamental change purchase price as described under “Description of notes—Subordination.” If we fail to pay the fundamental change purchase price when due, we will be in default under the indenture governing the notes. A default under the indenture or the fundamental change itself could also lead to a default under the agreements governing our other indebtedness.

If an active trading market does not develop for the notes, you may not be able to resell them.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. See “Underwriting.”

The convertible note hedge, warrant and capped call transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we entered into privately-negotiated convertible note hedge and capped call transactions with the option counterparties. The convertible note hedge and capped call transactions will cover, collectively, the number of shares of common stock underlying the notes sold in this offering, subject to anti-dilution adjustments substantially similar to those applicable to the notes. We also entered into separate, privately-negotiated warrant transactions with the option counterparties initially relating to the number of shares of our common stock underlying the convertible note hedge transactions, subject to customary anti-dilution adjustments.

If the underwriters exercise their over-allotment option, we intend to enter into additional convertible note hedge and capped call transactions with the option counterparties, which will initially cover, collectively, the number of shares of our common stock that will initially underlie the additional notes sold to the underwriters. If we enter into any additional convertible note hedge transactions, we also intend to enter into additional warrant transactions initially relating to the number of shares of our common stock underlying the additional convertible note hedge transactions.

In connection with establishing their initial hedge positions with respect to the convertible note hedge, warrant and capped call transactions, the option counterparties and/or their affiliates:

•	expect to enter into various cash-settled over-the-counter derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

•	may unwind these cash-settled over-the-counter derivative transactions and purchase shares of our common stock in open market transactions following the pricing of the notes.

These activities could have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with or following the pricing of the notes. The effect, if any, of these activities, including the direction or magnitude, on the market price of our common stock will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.

In addition, the option counterparties and/or their affiliates are likely to modify their hedge positions with respect to the convertible note hedge, warrant and capped call transactions from time to time after the pricing of the notes, and are likely to do so during any observation period relating to a conversion of notes, by purchasing or selling shares of our common stock or the notes in privately-negotiated transactions and/or open-market transactions or by entering into and/or unwinding various over-the-counter derivative transactions with respect to our common stock.

The effect, if any, of these activities on the market price of our common stock and the trading price of the notes will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, adversely affect the market price of our common stock and the trading price of the notes, which could affect your ability to convert the notes and, to the extent these activities occur during the observation period related to a conversion of notes, could affect the amount and/or value of the consideration that you receive upon conversion of the notes. In addition, the option counterparties and/or their affiliates may choose to engage in, or to discontinue engaging in, any of these transactions with or without notice at any time, and their decisions will be in their sole discretion and not within our control.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to any of our debt could cause the trading price of the notes to decline significantly.

We do not intend to seek a rating on the notes. However, if a ratings agency were to rate the notes and/or any other debt that we may incur, any downgrade, suspension or withdrawal of any such rating would likely cause the trading price of the notes to decline.

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition.

If one of the conversion contingencies is triggered, holders of notes will be entitled to convert the notes at any time during specified periods. See “Description of notes—Conversion rights.” If one or more holders elect to convert their notes, we would be required to settle any converted principal through the payment of cash, which could adversely affect our liquidity.

The conditional conversion feature of the notes could result in your receiving less than the value of the cash and shares of common stock, if any, into which your notes would otherwise be convertible.

Prior to May 1, 2018, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and shares of common stock, if any, into which your notes would otherwise be convertible. Therefore, you may not be able to realize the appreciation, if any, in the value of our common stock after the issuance of the notes in this offering and prior to such date. In addition, the inability to freely convert your notes may also adversely affect the trading price of the notes and your ability to resell the notes.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, the amount of consideration that you will receive upon conversion will be based upon the volume weighted average prices of our common stock for each of the 40 trading days during the applicable observation period. As described under “Description of notes—Conversion rights—Settlement upon conversion,” this period means, for notes with a conversion date occurring on or after May 1, 2018, the 40 consecutive trading-day period beginning on, and including, the 42nd scheduled trading day prior to the maturity date (or, if such scheduled trading day is not a trading day, the immediately following trading day), and in all other instances, the 40 consecutive trading-day period beginning on, and including, the third trading day immediately following the related conversion date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. See “Description of notes—Conversion rights—Settlement upon conversion.”

We may elect to deliver cash or a combination of cash and shares of our common stock upon conversion. Therefore, holders of the notes may receive no shares of our common stock or fewer shares than the number into which the notes are convertible.

Upon conversion, we will pay cash up to the aggregate principal amount of the notes to be converted and pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted, as described in this prospectus supplement.

Because we have the right to elect to pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted, as described under “Description of notes—Conversion rights—Settlement upon conversion,” holders may not receive any shares of our common stock or they may receive fewer shares of our common stock relative to the conversion value of the notes. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the observation period, there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and/or shares of our common stock, if any, could be subordinated further to the claims of our other creditors or treated as an equity interest in bankruptcy.

We are subject to counterparty risk with respect to the convertible note hedge and capped call transactions.

The option counterparties are financial institutions, and we will be subject to the risk that any or all of them might default under the convertible note hedge and capped call transactions. Our exposure to the credit risk of the option counterparties will not be secured by any collateral. Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions, including the bankruptcy filing by Lehman Brothers Holdings Inc. and its various affiliates. If an option counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under the convertible note hedge and capped call transactions with that option counterparty. Our exposure will depend on many factors but, generally, the increase in our exposure will be correlated to the increase in the market price and in the volatility of our common stock. In addition, upon a default by an option counterparty, we may suffer adverse tax consequences and more dilution than we currently anticipate with respect to our common stock. We can provide no assurances as to the financial stability or viability of the option counterparties.

We may issue additional shares of our common stock or instruments convertible into our common stock, including in connection with conversions of notes, and thereby materially and adversely affect the price of our common stock.

Subject to lock-up provisions that apply for the first 90 days after the original issuance date of the notes, we are not restricted from issuing additional shares of our common stock or other instruments convertible into our common stock during the life of the notes. As of July 26, 2011, we had outstanding approximately 29,436,383 shares of our common stock. In addition, there are approximately 1,460,336 shares of our common stock that may be issued pursuant to equity awards under our existing equity compensation plans, of which 705,578 are currently vested as of July 26, 2011. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options, upon conversion of the notes and upon the exercise of the warrants. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. If we issue additional shares of our common stock or instruments convertible into our common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes. Furthermore, the conversion of some or all of the notes may dilute the ownership interests of existing stockholders (to the extent our conversion obligation exceeds the aggregate principal amount of the notes being converted and to the extent we have elected to settle such excess partially or fully in shares of our common stock, as described under “Description of notes—Conversion rights—Settlement upon conversion”), and any sales in the public market of such shares of our common stock issuable upon any conversion of the notes, if any, could adversely affect prevailing market prices of our common stock. In addition, any such issuance and sale of substantial amounts of common stock or conversion of the notes partially into shares of our common stock, if any, could depress the price of our common stock.

The current accounting method for convertible debt securities that may be settled in cash, such as the notes, requires the recognition of additional non-cash interest expense which could have a material effect on our reported financial results.

Under current accounting guidance, an entity must separately account for the liability and equity components of convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. Therefore, we will report higher interest expense in our financial results, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

The accounting for convertible debt securities and the convertible note hedge, warrant and capped call transactions is subject to uncertainty.

The accounting for convertible debt securities and the convertible note hedge, warrant and capped call transactions is subject to frequent scrutiny by the accounting regulatory bodies and is subject to change. We cannot predict if or when any such change would be made and it is possible any such change could have an adverse impact on our reported financial results and could adversely affect the market price of our common stock and our financial position and in turn negatively impact the trading price of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock to the extent we elect to satisfy our conversion obligation partially in shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but, to the extent our conversion obligation includes shares of our common stock, holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the last trading day of the observation period, to the extent our conversion obligation exceeds the aggregate principal amount of the notes being converted and to the extent we have elected to settle such excess partially or fully in shares of our common stock, as described under “Description of notes—Conversion rights—Settlement upon conversion,” such holder generally will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

You should consider the U.S. federal income tax consequences of owning and converting the notes.

The U.S. federal income tax treatment of the conversion of the notes into cash and shares of our common stock, if any, is not entirely certain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and shares of our common stock, if any. A discussion of the U.S. federal income tax consequences of ownership and disposition of the notes is contained in this prospectus supplement under the heading “Certain United States federal income tax considerations.”

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to United States federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to United States federal income tax as a dividend. See “Certain United States federal income tax considerations—Constructive Distributions.” If you are a non-U.S. holder (as defined in “Certain United States federal income tax considerations—Dividends and Constructive Distributions”), any deemed dividend would be subject to United States federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. See “Certain United States federal income tax considerations—Dividends and Constructive Distributions.”

Provisions of Delaware law, our charter documents and the indenture governing the notes may impede or discourage a takeover, which could cause the market price of our common stock to decline.

Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make it more difficult for a third party to acquire us. Provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our amended and restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Therefore, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and the notes.

In addition, certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of a fundamental change, subject to certain conditions, holders will have the right, at their option, to require us to purchase for cash all or any portion of their notes with a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof. We may also be required, under certain circumstances, to increase the conversion rate for the notes if a holder elects to convert its notes in connection with a make-whole fundamental change. In either case, and in other cases, our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management. See “Description of notes—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change” and “Description of notes—Fundamental change permits holders to require us to purchase notes.”

Use of proceeds

The net proceeds from this offering will be approximately $242.8 million, after deducting the underwriters’ discount and commissions and estimated offering expenses payable by us, or approximately $279.3 million if the underwriters exercise their overallotment option in full.

We intend to use:

•

approximately $175 million of the net proceeds to redeem the $163.2 million principal amount outstanding under our 9 1/8% senior subordinated notes due October 2015 (the “Subordinated Notes”) and pay the related accrued interest and redemption premium. We intend to complete this optional redemption process on or after October 15, 2011 at a redemption price of 103.042% of this principal amount, plus the then accrued and unpaid interest on the Subordinated Notes to, but not including, the redemption date. The closing of the redemption of the Subordinated Notes will occur after, and is not a condition to, completion of this offering.

•

approximately $17.6 million of the net proceeds from this offering to pay the cost of the convertible note hedge and capped call transactions (taking into account the proceeds to us from the sale of the related warrant transactions). See “Description of convertible note hedge, warrant and capped call transactions.”

•	the remainder of the net proceeds from the sale of the notes for general corporate purposes, including working capital and capital expenditures.

If the underwriters exercise their over-allotment option with respect to the notes, we expect to use a portion of the net proceeds from the sale of the additional notes to pay the cost of entering into additional convertible note hedge and capped call transactions (after such cost is partially offset by the proceeds to us from any additional warrant transactions that we may enter into at such time), and for general corporate purposes.

Our management will have broad discretion as to the application of the net offering proceeds. Pending their ultimate use, we expect to invest the net proceeds to us from this offering in short-term, investment grade marketable securities.

Dividend policy

We do not currently intend to pay any cash dividends on our common stock, and instead intend to retain earnings for use in the future operation and expansion of our business and for general corporate purposes and debt reduction. The amounts available to us to pay cash dividends are restricted by our senior secured credit facility. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant.

Price range of common stock

Our common stock is traded on the Nasdaq Global Select Market under the symbol “GTLS.” Prior to 2008, the common stock traded on the Nasdaq Global Market. The high and low sales prices for the shares of common stock for the periods indicated are set forth in the table below.

	High	Low
Fiscal 2011 quarter ended
March 31	$55.39	33.28
June 30	55.76	42.00
September 30 (July 1- July 28)	62.15	53.10
Fiscal 2010 quarter ended
March 31	$21.80	15.50
June 30	26.43	15.44
September 30	20.69	13.85
December 31	35.34	19.89
Fiscal 2009 quarter ended
March 31	$12.09	5.17
June 30	24.62	7.39
September 30	22.75	15.36
December 31	23.92	15.60

As of June 30, 2011, there were 77 holders of record of our common stock. Since many holders hold shares in “street name,” we believe that there are a significantly larger number of beneficial owners of our common stock than the number of record holders. On July 28, 2011, the last reported sale price of our common stock was $53.10 per share.

Capitalization

The following table sets forth our capitalization as of June 30, 2011:

•	on an actual basis; and

•

on a pro forma as adjusted basis, to give effect to this offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters’ over-allotment option) and the application of the proceeds therefrom and the redemption of our Subordinated Notes, both as discussed in “Use of proceeds.”

This table should be read in conjunction with the sections “Use of proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our financial statements, including the accompanying notes, appearing in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, which is incorporated by reference into this prospectus supplement.

	As of June 30, 2011
	Actual	Pro Forma As Adjusted
	(Unaudited, $ in thousands)
Cash and cash equivalents	$152,375	$201,904

Long-term indebtedness, including current portion:
Revolving credit facility	—	—
Term loan facility	58,500	58,500
9 1/8% senior subordinated notes due 2015	163,175	—
2.00% convertible senior subordinated notes due 2018	—	167,100

Total long-term debt, including current portion	221,675	225,600

Stockholders’ equity
Common stock, par value $0.01 per share, 150,000,000 shares authorized, 29,435,223 shares issued and outstanding	294	294
Additional paid-in capital	271,991	334,854
Retained earnings	248,761	236,481
Accumulated other comprehensive income	17,221	17,221
Noncontrolling interests	2,650	2,650

Total Stockholders’ equity	540,917	591,500

Total capitalization	$763,109	$817,100

(1)	Amounts shown below reflect the application of ASC 470-20, which requires issuers to separately account for the liability and equity components of convertible debt instruments that may settle in cash (such as the Notes). In accordance with ASC 470, we estimate that $250 million aggregate principal amount of the notes will be recognized as follows (in thousands):

Liability Component
Principal	$250,000
Less: debt discount	$82,900
Net carrying amount	$167,100
Equity component	$82,900

The equity component associated with the notes is reflected in the capitalization table as an increase to additional paid-in capital, as adjusted. Additional paid-in capital, as adjusted, has also been reduced, on a pre-tax basis, by $17.637 million, representing the cost of the convertible note hedge and capped call transactions (after such cost is partially offset by the proceeds to us of the warrant transactions).

Ratio of earnings to fixed charges

The financial information in the table below should be read in conjunction with our financial statements and the related notes incorporated by reference into this prospectus supplement. The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the periods indicated:

Fiscal Years Ended December 31,					Six Months Ended June 30, 2011
2006	2007	2008	2009	2010
2.4	3.4	5.9	5.3	2.3	3.7

For purposes of computing the ratios of earnings to fixed charges, earnings is defined as pre-tax income from continuing operations before adjustments for minority interests in consolidated subsidiaries and income or loss from equity investees. Fixed charges consist of interest expense, amortization of financing costs and an estimation of the interest portion of rental expenses.

Industry overview

Our products and services are important components to the liquid gas supply chain. They are employed in cryogenic liquid production, purification, transportation, distribution, storage and other processes in which cryogenic liquids are converted into the desired gases. These processes are important to the use of hydrocarbon and industrial gases. Important applications include LNG liquefaction and regasification, gas to liquids, natural gas and petrochemical processing, industrial gas production, transportation and storage, home healthcare applications and biomedical research. Accordingly, global demand for natural gas and industrial gases are fundamental drivers of our business.

Natural gas usage is increasing rapidly due to its advantageous environmental characteristics, superior heat efficiency, and growth in other applications such as petrochemical feedstock. According to a 2011 report by the International Energy Agency, or IEA, based on recent drivers of increase demand for natural gas, including the implementation by China of an ambitious policy for gas use, lower growth of nuclear power and more use of natural gas in road transport, the consumption of natural gas is expected to exceed that of coal by 2030. Driven by large increases in the Middle East, China, and India, the IEA report projects that world primary demand for natural gas to expand by 1.8% per year on average through 2035. This is in line with a report issued by Exxon Mobil, entitled “Outlook for Energy, A View to 2030,” indicating an average growth rate of 1.8% per year for gas, as opposed to a 0.8% growth rate for oil over the next two decades. The IEA report also projects that the share of global natural gas usage will increase from 21% in 2008 to 25% in 2035 compared to oil dropping from 33% to 27% and coal dropping from 27% to 22%.

Industry sources expect LNG to be the fastest growing segment of the natural gas market. New supplies of natural gas are largely found in areas that are long distances from the consumers of natural gas. In circumstances where pipeline transport is not feasible, natural gas must be converted into a more compact, liquid form, in order to effectively transport it to the required location. As a result, products that enable the liquefaction of natural gas and re-gasification of LNG for transportation and storage are critical to the LNG industry.

The LNG liquefaction process is currently the largest LNG segment for our products. Our heat exchangers, cold boxes, and other products are used by customers in the LNG industry to liquefy, transport, distribute and store natural gas. According to the IEA, investments in global LNG facilities are expected to total approximately $720 billion from 2009–2035. IEA projects LNG liquefaction capacity to increase from 370 billion cubic meters in 2011 to 540 billion cubic meters in 2020.

Commensurate with the increased LNG investment and capacity, transportation of LNG is expected to outpace pipeline transport of natural gas over the next couple decades. The IEA expects the transportation of natural gas in the form of LNG to represent 50% of overall transportation of natural gas by 2035. Once this LNG reaches its end market it will either be re-gasified for pipeline distribution or distributed or stored in LNG format using cryogenic tanks.

We believe hydrocarbon processing is another substantial market for our products. In natural gas processing, customers employ cryogenic equipment to separate and purify natural gas and then to further separate natural gas into its component elements such as ethane, propane, butane, other natural gas liquids and by-products such as helium. In petrochemical processing, customers use cryogenic separation and purification processes to convert natural gas elements into ethylene (the basic building block of plastics), propylene and numerous other industrial chemicals. The hydrocarbon processing industry uses many of the products from our cryogenic categories in the gas separation and purification processes and in the subsequent storage and distribution of liquid gases. Major customers for our products in the hydrocarbon processing industry are large multinational firms in the oil and gas industry, and large engineering and construction firms.

Industrial gas demand is another fundamental driver of our business. Growth in the industrial gas market is driven by the underlying demand for products that require oxygen, nitrogen, argon and other air gases. Producers of industrial gases separate atmospheric air into its component gases using cryogenic processes. The resultant liquid gases are then stored and transported for ultimate use by a wide variety of customers in the petrochemical, electronics, glass, paper, metals, food, fertilizer, welding, enhanced oil recovery and medical industries. The industrial gas market uses our products throughout this process, for the separation, purification, storage and distribution of gases. Notably, the oil and chemicals sector is a substantial user of industrial gases, for stimulating well pressure, refining oil, producing petrochemicals and other applications.

According to Datamonitor, revenue in the industrial gas market grew at 6.6% per annum from 2005 to 2009. According to an August 2010 “World Industrial Gases” report by Freedonia, the global industrial gas market is projected to grow at 8% per annum to over $50 billion in 2014, fueled by growth in China, India, the Middle East, and Africa.

Our BioMedical segment is primarily driven by growth in home healthcare and biomedical research. Growth in the home healthcare industry is being driven by the trend of decreased hospital inpatient stays in favor of lower cost outpatient treatments as well as by the aging U.S. population. According to U.S. Census data from 2005, the U.S. population aged 65 and over is expected to grow from 40.2 million in 2010 to 71.5 million by 2030.

Growth in an aging population as well as increases in the number of respiratory disease cases is expected to increase demand for respiratory therapy and home-based oxygen devices. Respiratory therapy, which includes liquid oxygen systems, oxygen compression systems and oxygen concentrators, is a primary product service of our BioMedical segment.

Similarly, we expect that the global expansion of bio-tech and stem cell research, and cord blood storage could increase demand for our products for storing biological material. Additionally, U.S. Homeland Security initiatives in response to acts of bio-terrorism should drive greater demand for our biological storage products. Global artificial insemination is expected to grow as countries are moving toward independence in their dairy and beef production.

Business

Overview

Chart Industries, Inc., a Delaware corporation incorporated in 1992 (the “Company,” “Chart” or “we”), is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, based on our sales and the estimated sales of our competitors. We supply engineered equipment used throughout the global liquid gas supply chain. The largest portion of end-use applications for our products is energy-related, accounting for approximately 47% of sales and 49% of orders in 2010, and 71% of backlog at December 31, 2010. We are a leading manufacturer of standard and engineered equipment primarily used for low temperature and cryogenic applications. We have developed an expertise in cryogenic systems and equipment, which operate at low temperatures sometimes approaching absolute zero (0 kelvin; -273° Centigrade; -459° Fahrenheit). The majority of our products, including vacuum insulated containment vessels, heat exchangers, cold boxes and other cryogenic components, are used throughout the liquid gas supply chain for the purification, liquefaction, distribution, storage and end-use of hydrocarbon and industrial gases.

Our primary customers are large, multinational producers and distributors of hydrocarbon and industrial gases and their suppliers. We sell our products and services to more than 2,000 customers worldwide. We have developed long-standing relationships with leading companies in the gas production, gas distribution, gas processing, liquefied natural gas or LNG, chemical and industrial gas industries, including Air Products, Praxair, Airgas, Air Liquide, The Linde Group or Linde, JGC Corporation or JGC, Bechtel Corporation, Jacobs Engineering Group, Inc. or Jacobs, ExxonMobil, British Petroleum or BP, ConocoPhillips, Saudi Aramco, Shaw Stone & Webster, CB&I Lummus, Uhde, CTCI Corporation or CTCI, Toyo, Samsung, Technip, Daelim, and Energy World Corporation or EWC, many of whom have been purchasing our products for over 20 years.

We have attained this position by capitalizing on our low-cost global manufacturing footprint, technical expertise and know-how, broad product offering, reputation for quality, and by focusing on attractive, growing markets. We have an established sales and customer support presence across the globe and low cost manufacturing operations in the United States, Central Europe and China. For the years ended December 31, 2010, 2009, and 2008, we generated sales of $555.5 million, $597.5 million, and $753.1 million, respectively.

The following charts show the proportion of our revenues generated by each operating segment, the proportion of revenue generated by end-user, and the proportion of revenue generated by region for the year ended December 31, 2010.

Our Competitive Strengths

We believe that the following competitive strengths position us to enhance our growth and profitability:

Focus on Attractive Growing End Markets. We anticipate growing demand in the end markets we serve, with particularly strong growth in LNG, natural gas processing, specific international markets across all segments and biomedical equipment. The IEA projects global LNG liquefaction capacity to increase 51% from 2011 to 2020 and the natural gas industry to invest approximately $720 billion in LNG facilities from 2009 to 2035. In addition, we believe that growing manufacturing capacity and industrial activity in developing areas, particularly China, the Middle East, India, and other emerging economies is increasing the demand for natural and industrial gases, which we believe is driving international demand for our products.

Substantial Revenue Visibility. We have a large and growing backlog, which we believe provides us with substantial visibility into revenue. Our backlog is comprised of the portion of signed purchase orders or other written contractual commitments received from customers that we have not recognized as revenue under the percentage of completion method or based upon shipment. Our backlog as of June 30, 2011, December 31, 2010, December 31, 2009 and December 31, 2008 was $454 million, $236.4 million, $185.1 million, and $398.8 million, respectively.

Leading Market Positions. We believe we are one of the leading equipment suppliers in each of our primary end markets both domestically and internationally based on industry and customer data. We believe that this industry positioning makes us typically one of only two or three suppliers qualified to provide certain products to key customers. As our customers continue to rationalize their vendors, we expect to gain additional sales and further strengthen our industry position.

Diverse, Long-Standing Customer Base. We currently serve over 2,000 customers worldwide. Our primary customers are large, multinational producers and distributors of hydrocarbon and industrial gases. Our customers and end-users also include high growth natural gas processors, LNG producers and distributors, petrochemical processors and biomedical companies. We believe we have developed strong, long-standing relationships with these customers, many of whom have been purchasing products from us or one of our predecessors for over 20 years. No single customer exceeded 10% of consolidated sales in 2010.

Our primary customers and end-users include Air Products, Praxair, Airgas, Air Liquide, JGC, Bechtel Corporation, GE, ExxonMobil, BP and ConocoPhillips.

Highly Flexible and Low-Cost Manufacturing Base. Through our long-term investment in global manufacturing facilities and specialized equipment, we believe we have developed a substantial comparative scale and geographic advantage within the markets for the cryogenic and other highly engineered products that we manufacture. Our scale enables cost efficiencies and our geographic reach provides access to customers that we believe would be difficult for a potential competitor to replicate. With more than 2.3 million square feet of manufacturing space across 33 primary facilities and four continents, we have substantial operational flexibility. We believe we are a low-cost producer for our products across all segments. In addition, we believe the high cost of capital and economies of scale required for this type of manufacturing create significant barriers for new entrants.

Product Expertise, Quality, Reliability and Know-How. We believe that the main drivers of our target customers’ purchasing decisions are product expertise, quality, reliability and know-how. We have established a reputation for quality, reliability and technical innovation that we believe provides us an advantage over existing competitors. The value of this brand recognition is further enhanced by the extended life cycle of our products and the high cost of product failure. As a focused provider of highly engineered cryogenic equipment, we believe it would be difficult for a new entrant to duplicate our capabilities.

Experienced Management Team. We have assembled a strong senior management team with extensive industry experience. We have a balance of entrepreneurs, internally developed leaders and experienced managers from analogous industries. The team has grown into a cohesive unit with complementary management and operational skills.

Business Strategy

We believe that we are well-positioned to maintain our leadership in providing highly engineered equipment for use in low-temperature and cryogenic applications and to meet the world’s growing demand for hydrocarbon and industrial gases with more economical, reliable and environmentally friendly systems. The principal elements of our strategy are as follows:

Continue to develop innovative, high-growth and energy-specific products. We plan to continue to focus on extending our cryogenic and gas processing technological leadership, both to capitalize on increasing demand for energy and to create new applications. We believe that we are well positioned to benefit from increased demand for LNG, natural gas processing and gas to liquid, or GTL, solutions. Our engineering, technical and marketing employees actively assist customers in specifying their needs and in determining appropriate products to meet those needs. Current product development includes synthesis gas production, Fischer-Tropsch reactions and hydrogen purification, small-scale bulk gas distribution solutions, LNG/GTL production systems, and liquid nitrogen and CO2 refrigeration systems.

Leverage our global footprint to focus on attractive growing end markets. We maintain manufacturing facilities in lower-cost countries and near centers of demand. We maintain major manufacturing facilities in the U.S. as well as China and the Czech Republic. We anticipate growing demand in the end markets we serve, with particularly strong growth in LNG, natural gas processing, specific international markets across all segments, and biomedical equipment. Rapid economic development in developing areas, particularly China, the Middle East, India and other emerging economies has caused a significant increase in the demand for our products.

Capitalize on our position as a market leader. We plan to continue to grow our long-standing relationships with the leading users of cryogenic and gas processing equipment. Our engineering and development teams partner with our customers to better understand and meet their cryogenic equipment needs, particularly in the growing LNG and international markets. We intend to grow our customer base as we penetrate new LNG and gas processing opportunities worldwide.

Maintain our position as a low-cost producer while continuing to improve operating performance. We believe we are a low cost manufacturer for most of our products and we intend to continue to leverage our scale, scope, technical expertise and know-how to deliver to our customers higher quality and more reliable products and services at lower cost. We believe our manufacturing facilities in China and the Czech Republic allow us to achieve considerable cost savings versus our competitors. We are focused on maintaining a disciplined approach to capital expenditures. We intend to invest in increasing our capacity in energy-related and growing international markets where we expect to realize significant and timely returns, and to also leverage our existing operating capacity in other markets.

Segments and Products

We operate in three segments: (i) Energy & Chemicals or E&C, (ii) Distribution and Storage or D&S and (iii) BioMedical. While each segment manufactures and markets different cryogenic equipment and systems to distinct end-users, they all share a reliance on our heat transfer and low temperature storage know-how and expertise. The E&C and D&S segments manufacture products used primarily in energy-related and general industrial applications, such as the separation, liquefaction, distribution and storage of hydrocarbon and industrial gases. Through our BioMedical segment, we supply cryogenic and other equipment used in the storage and distribution of biological materials and oxygen, used primarily in the medical, biological research and animal breeding industries. Further information about these segments is located in Note K to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

Energy and Chemicals Segment

Our principal products within the E&C segment, which accounted for approximately 25% of sales for both the year ended December 31, 2010 and the six months ended June 30, 2011, are focused on engineered equipment and systems for the energy and chemicals markets, primarily heat exchangers, Core-in-Kettle® units, cold boxes, and process systems. Fiscal 2010 sales by product and region are shown below:

These products are used by major natural gas, petrochemical processing and industrial gas companies in the production of their products. Our products in the E&C segment include the following:

Heat Exchangers and Core-in-Kettle® Units

We are a leading designer and manufacturer of cryogenic brazed aluminum and air cooled heat exchangers. Using technology pioneered by us, our brazed aluminum heat exchangers are incorporated into assemblies and cold boxes to facilitate the progressive cooling and liquefaction of air or hydrocarbon mixtures for the subsequent recovery or purification of component gases. In hydrocarbon processing industries, our brazed aluminum heat exchangers allow producers to obtain purified hydrocarbon by-products, such as methane, ethane, propane and ethylene, which are commercially marketable for various industrial or residential uses. In the industrial gas market, our brazed aluminum heat exchangers are used to obtain high purity atmospheric gases, such as oxygen, nitrogen and argon, which have diverse industrial applications.

Our air cooled heat exchangers are used in multiple markets to cool fluids to allow for further processing or to provide condensing of fluids, including hydrocarbon, petrochemical, natural gas processing, and power generation. Our compact Core-in-Kettle® heat exchangers are designed to replace shell-and-tube exchangers, offering significantly more heat transfer surface per unit volume and greatly improving the efficiency of chillers, vaporizers, reboilers and condensers in hydrocarbon applications including ethylene, propylene and LNG. Brazed aluminum and air cooled heat exchangers are engineered to the customer’s requirements and range in price from $20,000 to $2.5 million or more depending on the scope and complexity of the project.

Our heat exchanger demand is primarily driven by activity in the LNG and natural gas segments of the hydrocarbon processing market, as well as the Asian industrial gas market. Other key global drivers involve developing GTL and clean coal processes including Coal to Liquids, or CTL. In the future, management believes that continuing efforts by petroleum producing countries to better utilize stranded natural gas and previously flared gases and the developing clean coal initiatives globally present a promising source of demand for our heat exchangers and cold box systems as those countries strive to broaden their industrial base. In addition, demand for heat exchangers and cold boxes in developed countries is expected to continue as firms upgrade their facilities for greater efficiency and regulatory compliance. We believe demand for our heat exchangers has also increased as a result of the natural gas being extracted from the U.S. shale fields.

Our principal competitors for brazed aluminum heat exchangers are Linde, Sumitomo, Kobe and Fives, and we face competition from a variety of competitors for air cooled heat exchangers. Management believes we are the only producer of large brazed aluminum heat exchangers in the United States and are a leader in the global cryogenic heat exchanger market. Major customers for our heat exchangers in the industrial gas market include Air Liquide, Air Products, Praxair, Hangyang, Kaifeng Air Separation and Sichuan Air Separation. In the hydrocarbon processing market, major customers and end-users include BP, ExxonMobil, Saudi Aramco, ConocoPhillips and contractors such as JGC, Bechtel, Jacobs, Kellogg Brown Root or KBR, Technip, CB&I Lummus, Toyo, The Shaw Group and Samsung.

Cold Boxes

We are a leading designer and fabricator of cold boxes. Cold boxes are highly engineered systems used to significantly reduce the temperature of gas mixtures to the point where component gases liquefy and can be separated and purified for further use in multiple industrial, scientific and commercial applications. In the hydrocarbon processing market, our cold box systems are used in natural gas processing and in the petrochemical industry. In the industrial gas market, cold boxes are used to separate air into its major atmospheric components, including nitrogen, oxygen and argon, where the gases are used in a diverse range of applications such as metal production and heat treating, enhanced oil and gas production, coal gasification, chemical and oil refining, the quick-freezing of food, wastewater treatment and industrial welding. The construction of a cold box generally consists of one or more brazed aluminum heat exchangers and other equipment packaged in a “box” consisting of a structural metal frame encasing a complex system of piping, valves and instrumentation. Cold boxes, which are designed and fabricated to order, sell in the price range of $1 million to $20 million, with the majority of cold boxes priced between $1 million and $5 million.

We have a number of competitors for fabrication of cold boxes, including Linde, Air Products, Praxair, Air Liquide and many smaller fabrication-only facilities around the world. Principal customers and end-users for our cold boxes include CB&I Lummus, BP, Bechtel, Saudi Aramco, Jacobs, ConocoPhillips, Marathon, JGC, Technip, Toyo, The Shaw Group, Samsung and KBR.

Process Systems

We are a leader in the design and manufacturing of highly engineered hydrocarbon process systems specifically for those markets requiring cryogenic processing technology. These “Concept-to-Reality” process systems incorporate many of Chart’s core products, including brazed aluminum heat exchangers, Core-in-Kettle® units, cold boxes, vessels, pipe work and air cooled heat exchangers. These systems are used for global LNG projects, including potential projects in the United States in the conversion of LNG import terminals to export terminals, and also for use in global nitrogen rejection units (NRU). These systems, which are custom engineered and manufactured to order, typically sell in the price range of $5 million to over $100 million, depending on the scope and complexity of the project, with the majority of the systems priced between $5 million and $25 million.

Our principal markets include LNG, nitrogen rejection, ammonia purification, propane dehydrogenation or PDH, HYCO/hydrogen recovery, and Ryan-Holmes CO2 bulk removal technology for enhanced oil recovery and CO2 sequestration. We have a number of competitors for our process systems including Linde, Air Products, and other smaller engineering, procurement and construction, or EPC, firms to whom we also act as a supplier of equipment including heat exchangers and cold boxes. Principal customers and end-users for our process systems include EWC, CB&I Lummus, ExxonMobil, Jacobs, and the Shaw Group, CTCI, Samsung, Uhde and KBR.

LNG Vacuum Insulated Pipe

This product line consists of vacuum insulated pipe, or VIP, used for LNG transportation within both export and import terminals. LNG VIP is fabricated to order with projects varying in size from $500,000 to $25 million. Our competitors in the LNG VIP market include Technip and ITP. In general, our customers are the major EPC firms, such as Technip and Bechtel. LNG VIP competes directly with mechanically insulated pipe which takes longer to install and requires higher maintenance over its life.

Distribution and Storage Segment

Through our D&S segment, which accounted for approximately 48% of our sales for both the year ended December 31, 2010 and the six months ended June 30, 2011, we are a leading supplier of cryogenic equipment to the global bulk and packaged industrial gas markets. Fiscal 2010 sales by product and region are shown below:

Demand for the products supplied by this segment is driven primarily by the significant installed base of users of cryogenic liquids as well as new applications and distribution technologies for cryogenic liquids. Our products span the entire spectrum of the industrial gas market from small customers requiring cryogenic packaged gases to large users requiring custom engineered cryogenic storage systems. Our products in the D&S segment include the following:

Cryogenic Bulk Storage Systems

We are a leading supplier of cryogenic bulk storage systems of various sizes ranging from 500 gallons to 250,000 gallons. Using sophisticated vacuum insulation systems placed between inner and outer vessels, these bulk storage systems are able to store and transport liquefied industrial gases and hydrocarbon gases at temperatures from -100° Fahrenheit to temperatures nearing absolute zero. End use customers for our cryogenic storage tanks include industrial gas producers and distributors, chemical producers, manufacturers of electrical components, health care organizations, food processors and businesses in the oil and natural gas industries. Prices for our cryogenic bulk storage systems range from $10,000 to $1 million. Global industrial gas producers and distributors, including Air Products, Air Liquide, Linde, Airgas, Praxair and Messer, are significant customers for our cryogenic bulk storage systems. On a worldwide basis, we compete primarily with Taylor-Wharton International or Taylor-Wharton and CVA/INOX in this product area. In the European and Asian markets, we compete with several suppliers owned by the global industrial gas producers as well as independent regional suppliers such as VRV, Aritas and Sanctum.

Cryogenic Packaged Gas Systems

We are a leading supplier of cryogenic packaged gas systems of various sizes ranging from 160 liters to 3,000 liters. Cryogenic liquid cylinders are used extensively in the packaged gas industry to allow smaller quantities of liquid to be easily delivered to the customers of industrial gas distributors on a full-for-empty or fill-on-site basis. Principal customers for our liquid cylinders are the same global industrial gas producers and the North American industrial gas distributors who purchase our cryogenic bulk storage systems. We compete on a worldwide basis primarily with Taylor-Wharton and Beijing Tenhai Industrial Cylinders in this product area. We have developed two technologies in the packaged gas product area: ORCA Micro-Bulk systems and Tri-fecta Laser Gas assist systems. ORCA Micro-Bulk systems bring the ease of use and distribution economics of bulk gas supply to customers formerly supplied by high pressure or cryogenic liquid cylinders. The ORCA Micro-Bulk system is the substantial market leader in this growing product line. The Tri-fecta Laser Gas assist system was developed to meet the “assist gas” performance requirements for new high powered lasers being used in the metal fabrication industry.

Cryogenic Systems and Components

Our line of cryogenic components, including VIP, engineered bulk gas installations, specialty liquid nitrogen, or LN2, end-use equipment and cryogenic flow meters are recognized in the market for their reliability, quality and performance. These products are sold to industrial gas producers, as well as to a diverse group of distributors, resellers and end users. We compete with a number of suppliers of cryogenic systems and components, including Acme Cryogenics, Vacuum Barrier Corporation and others. Additionally, in 2010 we completed the acquisition of Cryotech, which is a manufacturer of LN2 dosing systems for food and beverage packaging applications located in San Jose, California. Cryotech expands our expertise in LN2 end use applications and distributes its products globally.

LNG Applications

We supply cryogenic solutions for the storage, distribution, vaporization, and application of LNG. LNG may be utilized as a primary source of heat or power at industrial or residential complexes located away from a natural gas pipeline. LNG may also be used for peak shaving or as a backup supply at remote locations. We refer to this as a “Virtual Pipeline”, as the natural gas pipeline is replaced with cryogenic distribution to deliver the gas to the end user. We supply cryogenic trailers, bulk storage tanks, tap-off facilities, and vaporization equipment specially configured for LNG into Virtual Pipeline applications. LNG may also be used as a fuel to power vehicles or ships. LNG vehicle fueling applications consist of LNG and liquid/compressed natural gas refueling systems for centrally fueled fleets of vehicles powered by natural gas, such as fleets operated by metropolitan transportation authorities, refuse haulers and heavy-duty truck fleets. We sell LNG applications around the world from all D&S facilities to numerous end users, energy companies, and gas distributors. Competition for LNG applications is based primarily on product design, customer support and service, dependability and price. Our competitors tend to be regionally focused or product specific while Chart is able to supply a broad range of solutions required by LNG applications.

Beverage Liquid CO2 Systems

This product line consists primarily of vacuum insulated, bulk liquid CO2 containers used for beverage carbonation in restaurants, convenience stores and cinemas, in sizes ranging from 100 pounds to 750 pounds of liquid CO2 storage. We also manufacture and market noninsulated, bulk fountain syrup containers for side-by-side installation with our CO2 systems. Our beverage systems are sold to national restaurant chains, soft drink companies and CO2 distributors.

Our primary competitors for bulk liquid CO2 beverage delivery systems are Taylor-Wharton and other producers of high-pressure gaseous CO2 cylinders.

Cryogenic Services

We operate locations in the United States and Europe providing installation, service, repair and maintenance of cryogenic products including storage tanks, liquid cylinders, cryogenic trailers, cryogenic pumps, cryogenic flow meters and VIP. In 2010, we opened a comprehensive service facility in McCarran, Nevada that allows us to provide a full range of repair services primarily for equipment located west of the Rocky Mountains.

BioMedical Segment

The BioMedical segment, which accounted for approximately 27% of our sales for both the year ended December 31, 2010 and the six months ended June 30, 2011, consists of various product lines built around our core competencies in cryogenics, but with a focus on the respiratory and biological users of the liquids and gases instead of the large producers and distributors of cryogenic liquids. Fiscal 2010 sales by product and region are shown below:

Our products in the BioMedical segment include the following:

Respiratory Products

Our respiratory oxygen product line is comprised of a range of medical respiratory products, including liquid oxygen systems and ambulatory oxygen systems, both of which are used primarily for the in-home supplemental oxygen treatment of patients with chronic obstructive pulmonary diseases, such as bronchitis, emphysema and asthma. We further expanded our respiratory product offering in 2010 by acquiring SeQual Technologies, Inc., which designs, manufactures, and services portable oxygen concentrators, stationary concentrators, and emergency medical products.

Individuals for whom supplemental oxygen is prescribed generally receive an oxygen system from a home healthcare provider, medical equipment dealer, or gas supplier. The provider or physician usually selects which type of oxygen system to recommend to its customers: liquid oxygen systems, oxygen concentrators or high-pressure oxygen cylinders. Of these modalities, physicians generally believe that liquid oxygen offers greater long-term therapeutic benefits by providing the option of increased patient ambulation.

We believe that competition for liquid oxygen systems is based primarily upon product quality, performance, reliability, ease-of-use and price, and we focus our marketing strategies on these considerations. Furthermore, competition also includes the impact of other modalities including concentrators, homefill and cylinders in the broader respiratory market.

Biological Storage Systems

This product line consists of vacuum insulated containment vessels for the storage of biological materials. The primary markets for this product line include medical laboratories, biotech/pharmaceutical, research facilities, blood and tissue banks, veterinary laboratories, large-scale repositories and artificial insemination, particularly in the beef and dairy industry.

The significant competitors for biological storage systems include a few large companies worldwide, such as Taylor-Wharton, Air Liquide and Ind-Burma Petroleum Company, or IBP. These products are sold through multiple channels of distribution specifically applicable to each market sector. The distribution channels range from highly specialized cryogenic storage systems providers to general supply and catalogue distribution operations to breeding service providers. Historically, competition in this field has been focused on design, reliability and price. Alternatives to vacuum insulated containment vessels include mechanical, electrically powered refrigeration.

Engineering and Product Development

Our engineering and product development activities are focused primarily on developing new and improved solutions and equipment for the users of cryogenic liquids. Our engineering, technical and marketing employees actively assist customers in specifying their needs and in determining appropriate products to meet those needs. Portions of our engineering expenditures typically are charged to customers, either as separate items or as components of product cost.

Competition

We believe we can compete effectively around the world and that we are a leading competitor in our markets. Competition is based primarily on performance and the ability to provide the design, engineering and manufacturing capabilities required in a timely and cost-efficient manner. Contracts are usually awarded on a competitive bid basis. Quality, technical expertise and timeliness of delivery are the principal competitive factors within the industry. Price and terms of sale are also important competitive factors. Because independent third-party prepared market share data is not available, it is difficult to know for certain our exact position in our markets, although we believe we rank among the leaders in each of the markets we serve. We base our statements about industry and market positions on our reviews of annual reports and published investor presentations of our competitors and augment this data with information received by marketing consultants conducting competition interviews and our sales force and field contacts.

Marketing

We market our products and services throughout the world primarily through direct sales personnel and independent sales representatives and distributors. The technical and custom design nature of our products requires a professional, highly trained sales force. While each salesperson and sales representative is expected to develop a highly specialized knowledge of one product or group of products within one of our segments, each salesperson and certain sales representatives are able to sell many products from different segments to a single customer. We use independent sales representatives and distributors to market our products and services in certain foreign countries and in certain North American markets. These independent sales representatives supplement our direct sales force in dealing with language and cultural matters. Our domestic and foreign independent sales representatives earn commissions on sales, which vary by product type.

Backlog

The dollar amount of our backlog as of December 31, 2010, 2009 and 2008 was $236.4, $185.1 and $398.8 million, respectively. The dollar amount of our backlog as of June 30, 2011 was $454 million. Backlog is comprised of the portion of firm signed purchase orders or other written contractual commitments received from customers that we have not recognized as revenue under the percentage of completion method or based upon shipment. Backlog can be significantly affected by the timing of orders for large products, particularly in the E&C segment, and the amount of backlog at December 31, 2010 described above is not necessarily indicative of future backlog levels or the rate at which backlog will be recognized as sales. Orders included in our backlog may include customary cancellation provisions under which the customer could cancel all or part of the order, potentially subject to the payment of certain costs and/or penalties. For further information about our backlog, including backlog by segment, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

Customers

We sell our products primarily to gas producers, distributors and end-users across the industrial gas, hydrocarbon and chemical processing industries in countries throughout the world. Sales to our top ten customers accounted for 38%, 47% and 48% of consolidated sales in 2010, 2009 and 2008, respectively. No single customer exceeded 10% of consolidated sales in 2010. Our sales to particular customers fluctuate from period to period, but the global producers and distributors of hydrocarbon and industrial gases and their suppliers tend to be a consistently large source of revenue for us. Our supply contracts are generally contracts for “requirements” only. While our customers may be obligated to purchase a certain percentage of their supplies from us, there are generally no minimum requirements. Also, many of our contracts may be cancelled on as little as one month’s notice. To minimize credit risk from trade receivables, we review the financial condition of potential customers in relation to established credit requirements before sales credit is extended and monitor the financial condition of customers to help ensure timely collections and to minimize losses. In addition, for certain domestic and foreign customers, particularly in the E&C segment, we require advance payments, letters of credit and other such guarantees of payment, in addition to penalties upon cancellation for certain E&C orders. Certain customers also require us to issue letters of credit or performance bonds, particularly in instances where advance payments are involved, as a condition of placing the order. We believe our relationships with our customers are generally good.

Intellectual Property

Although we have a number of patents, trademarks and licenses related to our business, no one of them or related group of them is considered by us to be of such importance that its expiration or termination would have a material adverse effect on our business. In general, we depend upon technological capabilities, manufacturing quality control and application of know-how, rather than patents or other proprietary rights, in the conduct of our business.

Raw Materials and Suppliers

We manufacture most of the products we sell. The raw materials used in manufacturing include aluminum products (including sheets, bars, plate and piping), stainless steel products (including sheets, plates, heads and piping), palladium oxide, carbon steel products (including sheets, plates and heads), valves and gauges and fabricated metal components. Most raw materials are available from multiple sources of supply. We believe our relationships with our raw material suppliers and other vendors are generally good. Raw material prices remained generally stable during 2010, but since the end of 2010 we have experienced some materials increases consistent with global improving economic activity. Subject to certain risks related to our suppliers as discussed under the Section entitled “Risk factors,” we foresee no acute shortages of any raw materials that would have a material adverse effect on our operations.

Employees

As of June 30, 2011, we had 3,345 employees, including 1,853 domestic employees and 1,492 international employees. These employees consisted of 1,361 salaried, 261 bargaining unit hourly and 1,723 non-bargaining unit hourly. We are a party to one collective bargaining agreement with the International Association of Machinists and Aerospace Workers covering 261 employees at our La Crosse, Wisconsin heat exchanger facility. On February 6, 2010, we entered into a new three-year agreement to replace the previous agreement, which expired at that time.

Environmental Matters

Our operations have historically included and currently include the handling and use of hazardous and other regulated substances, such as various cleaning fluids used to remove grease from metal, that are subject to federal, state and local environmental laws and regulations. These regulations impose limitations on the discharge of pollutants into the soil, air and water, and establish standards for their handling, management, use, storage and disposal. We monitor and review our procedures and policies for compliance with environmental laws and regulations. Our management is familiar with these regulations and supports an ongoing program to maintain our adherence to required standards.

We are involved with environmental compliance, investigation, monitoring and remediation activities at certain of our owned or formerly owned manufacturing facilities and at one owned facility that is leased to a third party. We believe that we are currently in substantial compliance with all known environmental regulations. We accrue for certain environmental remediation-related activities for which commitments or remediation plans have been developed or for which costs can be reasonably estimated. These estimates are determined based upon currently available facts regarding each facility. Actual costs incurred may vary from these estimates due to the inherent uncertainties involved. Future expenditures relating to these environmental remediation efforts are expected to be made over the next 17 years as ongoing costs of remediation programs. Although we believe we have adequately provided for the cost of all known environmental conditions, additional contamination, the outcome of disputed matters or changes in regulatory posture could result in more costly remediation measures than budgeted, or those we believe are adequate or required by existing law. We believe that any additional liability in excess of amounts accrued which may result from the resolution of such matters will not have a material adverse effect on our financial position, liquidity, cash flows or results of operations.

Properties

We occupy 33 principal facilities totaling approximately 2.6 million square feet, with the majority devoted to manufacturing, assembly and storage. Of these manufacturing facilities, approximately 1.8 million square feet are owned and 0.8 million square feet are occupied under operating leases. We lease approximately 17,500 square feet for our corporate office in Garfield Heights, Ohio. Our major owned facilities in the United States are subject to mortgages securing our senior secured credit facility. The following table sets forth certain information about significant facilities occupied by us as of June 30, 2011:

Location	Segment	Square Feet	Ownership	Use
La Crosse, Wisconsin	Energy & Chemicals	149,000	Owned	Manufacturing/Office

New Iberia, Louisiana	Energy & Chemicals	62,400	Leased	Manufacturing

The Woodlands, Texas	Energy & Chemicals	29,000	Leased	Office

Tulsa, Oklahoma	Energy & Chemicals	58,500	Owned	Manufacturing/Office

Tulsa, Oklahoma	Energy & Chemicals	140,000	Leased	Manufacturing/Office

Tulsa, Oklahoma	Energy & Chemicals	68,000	Leased	Manufacturing/Office

Wolverhampton, United Kingdom	Energy & Chemicals	1,600	Leased	Office

Changzhou, China	Distribution & Storage/Energy & Chemicals	260,000	Owned	Manufacturing/Office

Anaheim, California	Distribution & Storage	2,000	Leased	Manufacturing

Decin, Czech Republic	Distribution & Storage	638,000	Owned	Manufacturing/Office

Houston, Texas	Distribution & Storage	22,000	Owned	Service

McCarran, Nevada	Distribution & Storage	42,300	Owned	Service

New Prague, Minnesota	Distribution & Storage	31,000	Leased	Office

Plaistow, New Hampshire	Distribution & Storage	2,600	Leased	Office

San Jose, California	Distribution & Storage	20,800	Leased	Office/Manufacturing

Solingen, Germany	Distribution & Storage	13,400	Leased	Manufacturing/Office/ Service/Warehouse
Canton, Georgia	Distribution & Storage/BioMedical	154,000	Owned	Manufacturing/Office

Canton, Georgia	Distribution & Storage/BioMedical	20,800	Leased	Office

Canton, Georgia	BioMedical	66,000	Owned	Manufacturing

Jasper, Georgia	Distribution & Storage/BioMedical	32,500	Leased	Warehouse/Service

New Prague, Minnesota	Distribution & Storage/BioMedical	237,000	Owned	Manufacturing/Service

Chengdu, China	BioMedical	176,000	Owned	Office/Manufacturing

Lidcombe, Australia	BioMedical	2,400	Leased	Office/Warehouse

Plainfield, Indiana	BioMedical	141,000	Leased	Office/Manufacturing

Location	Segment	Square Feet	Ownership	Use
Padova, Italy	BioMedical	11,800	Leased	Service

San Diego, California	BioMedical	46,200	Leased	Office/Manufacturing

Tokyo, Japan	BioMedical	1,600	Leased	Office

Toulouse, France	BioMedical	9,000	Leased	Service

Wokingham, United Kingdom	BioMedical	10,000	Leased	Office/Warehouse/Service

Wuppertal, Germany	BioMedical	104,900	Leased	Office/Warehouse/Service

Troy, New York	BioMedical	12,000	Leased	Warehouse

Garfield Heights, Ohio	Corporate	17,500	Leased	Office

Luxembourg, Luxembourg	Corporate	1,900	Leased	Office

Denver, Colorado	Discontinued operation	109,000	Owned	Held for Sale

Clarksville, Arkansas	Discontinued operation	110,000	Owned	Manufacturing/Office

Regulatory Environment

We are subject to federal, state and local regulations relating to the discharge of materials into the environment, production and handling of our hazardous and regulated materials and our products and the conduct and condition of our production facilities. We do not believe that these regulatory requirements have had a material effect upon our capital expenditures, earnings or competitive position. We are not anticipating any material capital expenditures in 2011 that are directly related to regulatory compliance matters. We are also not aware of any pending or potential regulatory changes that would have a material adverse impact on our business.

Legal Proceedings

We are occasionally subject to various legal actions related to performance under contracts, product liability, environmental liability, taxes, employment, intellectual property and other matters, several of which actions claim substantial damages, in the ordinary course of our business. Based on our historical experience in litigating these claims, as well as our current assessment of the underlying merits of the claims and applicable insurance, if any, we currently believe the resolution of these legal claims will not have a material adverse effect on our financial position, liquidity, cash flows or results of operations. Future developments may, however, result in resolution of these legal claims in a way that could have a material adverse effect. See the information set forth under the heading “Risk factors” for further information.

Description of notes

We will issue the notes under an indenture, which we refer to as the base indenture, dated as of August 3, 2011 between us and Wells Fargo Bank, National Association, as trustee, which we refer to as the trustee, as supplemented by a supplemental indenture with respect to the notes, which we refer to as the supplemental indenture. We refer to the base indenture and the supplemental indenture collectively as the indenture. This description of notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

You may request a copy of the indenture from us as described under “Where You Can Find More Information” in the accompanying prospectus.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “Chart,” “we,” “our” and “us” refer only to Chart Industries, Inc. and not to its subsidiaries.

General

The notes:

•	will be our general unsecured, senior subordinated obligations;

•	will initially be limited to an aggregate principal amount of $250,000,000 (or $287,500,000 if the underwriters’ over-allotment option is exercised in full);

•	will bear cash interest from August 3, 2011 at an annual rate of 2.00% payable on February 1 and August 1 of each year, beginning on February 1, 2012;

•	will not be redeemable prior to maturity;

•

will be subject to purchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental change permits holders to require us to purchase notes”), at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date;

•	will mature on August 1, 2018, unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance.”

Subject to the satisfaction of certain conditions and during the periods described below, the notes may be converted at a conversion rate initially equal to 14.4865 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $69.03 per share of our common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying cash up to the aggregate principal amount of the notes to be converted and paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted, as described under “—Conversion rights—Settlement upon conversion.” It is our present intention to settle any such excess conversion value in shares of our common stock. You will not be entitled to receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

Except for the limitation on our ability to incur any indebtedness that is subordinated or junior in right of payment to any senior debt and senior in right of payment to the notes, the indenture does not limit the amount of debt which may be issued by us or our subsidiaries under the indenture or otherwise. The indenture, as it relates to the notes, will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than the restrictions described under “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Fundamental change permits holders to require us to purchase notes,” “—Conversion rights—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change” and “—Subordination,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating that results from a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes in an unlimited aggregate principal amount under the indenture with the same terms as the notes offered hereby; provided that if the additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders. Any notes purchased by us will be retired and no longer outstanding under the indenture.

We do not intend to list the notes on a national securities exchange or an interdealer quotation system.

The notes will not have the benefit of a sinking fund.

Except to the extent the context otherwise requires, we use the term notes in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “common stock” in this prospectus supplement to refer to our common stock, $0.01 par value. References in this prospectus supplement to a “holder” or “holders” of notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. We will pay principal of any certificated notes at the office or agency in the continental United States designated by us for that purpose. We will pay interest on any certificated note by check mailed to the address of the registered holder of such note; provided, however, that we will pay interest to any holder of more than $1,000,000 aggregate principal amount of certificated notes by wire transfer in immediately available funds to an account within the United States designated by such holder in a written application delivered by such person to the trustee and the paying agent not later than the record date for the relevant interest payment, which application will remain in effect until such holder notifies the trustee and paying agent, in writing, to the contrary.

We have initially designated the trustee as our paying agent and registrar and its corporate trust office as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

A holder of notes in global form may transfer its notes in accordance with the applicable procedures of the depositary and the indenture. A holder of certificated notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or repurchase upon a fundamental change.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear cash interest at a rate of 2.00% per year until maturity. Interest on the notes will accrue from August 3, 2011 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2012.

Interest will be paid to the person in whose name a note is registered at the close of business on the January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any fundamental change purchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of default.” Any express reference to additional interest in any text of this prospectus supplement should not be construed as excluding additional interest in any other text of this prospectus supplement where no such express reference is made.

Ranking

The notes will be our general unsecured senior subordinated obligations and will not be guaranteed by any of our subsidiaries. The notes will be subordinated in right of payment to our existing and future senior indebtedness, including our indebtedness under our existing credit agreement. See “—Subordination.” The notes will rank equally in right of payment with our future senior subordinated debt. The notes will rank senior in right of payment to our future subordinated debt.

Our borrowings under our existing credit agreement are collateralized by a first priority security interest in existing and future personal and material real property (subject to certain restrictions) of Chart and each of its domestic material subsidiaries and by a pledge of, and a first-priority security interest in, 100% of the equity interests of each of Chart’s existing and future material domestic subsidiaries and 65% of the equity interests of Chart’s first-tier foreign subsidiaries (subject to certain restrictions). The notes will be junior to our existing and future secured debt, including indebtedness under our existing credit agreement, to the extent of the value of the assets securing such indebtedness.

We currently conduct a substantial majority of our operations through our subsidiaries and our subsidiaries generate a substantial majority of our operating income and cash flow. As a result, our cash flow and our ability to service debt, including our ability to pay the interest on and principal of the notes when due, are dependent to a significant extent on interest payments, cash dividends and distributions and other transfers of cash from our subsidiaries. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and contractual restrictions. Any payment of interest, dividends, distributions, loans or advances by our foreign subsidiaries to us could be subject to taxation or other restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdiction in which our foreign subsidiaries operate. In addition, regulatory capital requirements may prevent certain of our subsidiaries from making transfers of cash to us.

The notes will be structurally subordinated to all existing and future secured and unsecured indebtedness (including trade payables) incurred by our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of any subsidiary, the secured and unsecured creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a stockholder. Currently, our domestic material subsidiaries guarantee all of our obligations under our existing credit agreement and our existing senior subordinated indebtedness, which together represent outstanding indebtedness, as of June 30, 2011, of $221.7 million. Additionally, all of the existing and future personal and material real property of such subsidiaries has been pledged to secure existing and future borrowings under our existing credit agreement. Among our foreign material subsidiaries, Chart Industries Luxembourg S.à r.l. has access to up to $40 million in borrowings under our existing credit agreement (there were no borrowings outstanding under either line of credit as of June 30, 2011) and Chart Ferox, a.s. maintains secured credit facilities with borrowing capacity of up to 175 million Czech korunas (CSK). Most or all of our subsidiaries incur trade indebtedness on a regular basis. As of June 30, 2011, our subsidiaries had assets of $807.0 million (or 80.0% of our consolidated assets), and for the year ended December 31, 2010 and the six months ended June 30, 2011, generated $360.9 million and $247.5 million, respectively, in net revenues (or 65.0% and 68.1%, respectively, of our consolidated revenues).

Holders of the notes will participate ratably with all holders of our unsecured senior subordinated debt, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. Other than restrictions described under “—Fundamental change permits holders to require us to purchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change” and “—Subordination,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. The indenture will not limit our ability to incur additional indebtedness in the future.

As of June 30, 2011, our total consolidated indebtedness was $221.7 million, 26.4% of which was our secured senior indebtedness. After giving effect to the offering of the notes and the transactions contemplated under “Use of proceeds,” we expect our total consolidated indebtedness will be $308.5 million, of which $58.5 million will be senior secured indebtedness and $250 million will be senior subordinated indebtedness. See “Capitalization.”

Subordination

The payment of principal of, interest and additional interest, if any, on, the notes will be subordinated to the prior payment in full in cash or cash equivalents of all obligations (as defined below) due in respect of existing and future senior debt (as defined below), including senior debt created, incurred, assumed or guaranteed after the date of the indenture. The holders of our senior debt will be entitled to receive payment in full in cash or cash equivalents of all obligations due in respect of such senior debt (including, with respect to designated senior debt (as defined below), any interest accruing after the commencement of any proceeding described in provisions (1) – (4) below at the rate specified in the applicable designated senior debt, whether or not interest is an allowed claim enforceable against us in such proceeding) before the holders of notes will be entitled to receive any payment with respect to the notes, including any amount payable upon acceleration of the notes, any payment to acquire any of the notes for cash, property or securities or any distribution with respect to the notes of any cash, property, or securities (except that holders of notes may receive and retain payments in cash and, if applicable, deliveries of our securities or reference property made out of the same deposited with the trustee as described under “—Events of default” and “—Discharge”), in the event of any distribution to our creditors:

(1) in a liquidation or dissolution of us;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of our assets and liabilities.

We also may not make any payment or distribution to the trustee or any holder in respect of obligations with respect of the notes, including any amount payable upon acceleration of the notes (except that holders of notes may receive and retain payments in cash and, if applicable, deliveries of our securities or reference property made out of the same deposited with the trustee as described under “—Events of default” and “—Discharge”) if:

(1) a payment default on designated senior debt occurs and is continuing; or

(2) any other default (a “non-payment default”) occurs and is continuing on any series of designated senior debt that permits holders of that series of designated senior debt to accelerate its maturity and the trustee receives a notice of such default (a “payment blockage notice”) from us, the trustee, a representative for the holders of any designated senior debt or the holders of at least a majority of the outstanding principal amount of such designated senior debt.

We may and will resume payments on, and distributions in respect of, the notes:

(1) in the case of a payment default in respect of designated senior debt, upon the date on which such default is cured or waived; and

(2) in the case of a non-payment default in respect of designated senior debt, upon the earlier of (x) the date on which such non-payment default is cured or waived or (y) 179 days after the date on which the applicable payment blockage notice is received.

No new payment blockage notice may be delivered unless and until:

(1) at least 360 days have elapsed since the delivery of the immediately prior payment blockage notice; and

(2) all scheduled payments of principal of, and interest and additional interest, if any, on, the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee will be, or be made, the basis for a subsequent payment blockage notice.

If the trustee or any holder of the notes receives any payment of any obligations with respect to the notes (except that holders of notes may receive and retain payments in cash and, if applicable, deliveries of our securities or reference property made out of the same deposited with the trustee as described under “—Events of default” and “—Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of senior debt. Upon the proper written request of the holders of senior debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of senior debt or their proper representative.

We will promptly notify holders of senior debt if payment on the notes is accelerated because of an event of default and we will promptly notify the agent for the lenders under our existing credit agreement of the acceleration.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or our property, holders of notes may recover less ratably than creditors of ours who are holders of senior debt. As a result of the obligation to deliver amounts received in trust to holders of senior debt, holders of notes may recover less ratably than our trade creditors. See “Risk factors—Your right to receive payments on the notes is subordinated to our senior indebtedness, junior to our secured indebtedness and possibly all of our future borrowings.”

For purposes of these subordination provisions:

“Designated senior debt” means:

(1) any indebtedness outstanding under our existing credit agreement; and

(2) any other senior debt permitted under the indenture that, at the date of determination, has an aggregate principal amount outstanding of at least $25.0 million and that has been designated by us as “designated senior debt,” or, in the alternative, as to which the trustee is given written notice that such debt is “designated senior debt.”

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any indebtedness.

“Senior debt” means the following obligations of ours, whether outstanding on the date of issuance of the notes or thereafter incurred:

(1) all indebtedness and all other monetary obligations (including, without limitation, expenses, fees, principal, interest, reimbursement obligations under letters of credit and indemnities payable in connection therewith) under (or in respect of) our existing credit agreement, all hedging obligations relating to the indebtedness under our existing credit agreement, all treasury management arrangements and all obligations with respect to any of the foregoing;

(2) all other indebtedness and all other monetary obligations of ours (other than the notes), including principal and interest on such indebtedness, unless such indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued, is equal in right of payment with, or subordinated in right of payment to, the notes; and

(3) all obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, senior debt will not include:

(1) any liability for taxes owed or owing by us;

(2) any indebtedness of ours to a subsidiary of ours, or to a joint venture in which we or any of our subsidiaries has an interest;

(3) any trade payables;

(4) the portion of any indebtedness that is incurred in violation of the indenture (but, as to any such indebtedness, no such violation shall be deemed to exist for purposes of this clause if the holders thereof or their representative shall have received an officer’s certificate of Chart to the effect that the incurrence of such indebtedness does not (or in the case of revolving credit debt, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture and we believed in good faith at such time that we were permitted to incur such indebtedness under the indenture);

(5) any indebtedness of ours that, when incurred, was without recourse to us;

(6) any indebtedness to any employee of ours or any of our subsidiaries;

(7) any obligations under or with respect to the convertible note hedge, warrant and/or capped call transactions described under “Description of convertible note hedge, warrant and capped call transactions”; or

(8) any repurchase, redemption or other obligation in respect of our capital stock.

In addition, the indenture will require that we will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is contractually subordinate or junior in right of payment to any senior debt of ours and senior in right of payment to the notes; provided that the foregoing limitation shall not apply to distinctions between categories of senior debt that exist by reason of any liens or guarantees arising or created in respect of some but not all of such senior debt. No such indebtedness will be considered to be contractually subordinated or junior in right of payment to any senior debt of ours by virtue of being unsecured or by virtue of being secured on a junior priority basis.

Conversion rights

General

Prior to the close of business on the business day immediately preceding May 1, 2018, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” and “—Conversion upon specified corporate events.” On or after May 1, 2018, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date irrespective of the foregoing conditions.

The conversion rate will initially be 14.4865 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $69.03 per share of our common stock). We will settle conversions of notes by paying cash up to the aggregate principal amount of the notes to be converted and paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted, as described under “—Settlement upon conversion.” The amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below under “—Settlement upon conversion”) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as defined below under “—Settlement upon conversion”). The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert less than the entire principal amount of its notes so long as the principal amount that remains outstanding of each note that is not converted in full equals $1,000 or an integral multiple of $1,000 in excess thereof.

If a holder of notes has submitted notes for purchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its purchase notice.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares as described under “—Settlement upon conversion.” Our payment or delivery, as the case may be, to you of the amount of cash and, if applicable, the number of shares of our common stock, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into cash and, if applicable, shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date for the payment of interest, but prior to 9:00 a.m., New York City time, on the interest payment date corresponding to such record date, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any record date for the payment of interest to 9:00 a.m., New York City time, on the interest payment date corresponding to such record date, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the record date for the payment of interest immediately preceding the maturity date;

•

if we have specified a fundamental change purchase date that is after a record date for the payment of interest and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding May 1, 2018, holders may surrender their notes for conversion during any fiscal quarter commencing after September 30, 2011 (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any trading day means the closing sale price per share of our common stock (or if no closing sale price is reported, the average of the last bid price and last ask price or, if more than one in either case, the average of the average last bid price and the average last ask price) on that trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant trading day, the “last reported sale price” of our common stock will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted on such date, the “last reported sale price” of our common stock will be the average of the mid-point of the last bid price and last ask price for our common stock on the relevant trading day from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include one or more of the underwriters. The last reported sale price with respect to the reference property (as defined under “—Recapitalizations, reclassifications and changes of our common stock”) on any date will be determined by our board of directors (or committee thereof) in a commercially reasonable manner and in accordance with the procedures described in the indenture.

“Trading day” means a scheduled trading day on which (i) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded, and (ii) there is no market disruption event. If our common stock is not so listed or traded, “trading day” means a “business day.”

“Market disruption event” means, if our common stock is listed for trading on The NASDAQ Global Select Market or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding May 1, 2018, a holder of notes may surrender its notes for conversion during the five business day period after any five consecutive trading day period (“measurement period”), in which, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of such measurement period, the “trading price” per $1,000 principal amount of notes on such trading day was less than 97% of the product of the last reported sale price of our common stock on such trading day and the applicable conversion rate on such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $1.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include one or more of the underwriters; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $1.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, or the bid solicitation agent fails to solicit bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day we fail or it fails to do so. The trustee will be the initial bid solicitation agent.

The bid solicitation agent shall have no obligation to solicit such market bid quotations unless we have requested that it do so in writing; and we shall have no obligation to make such request unless one or more holders holding, in the aggregate at least $2.0 million principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate and requests that we require the bid solicitation agent to begin soliciting market bid quotations for the notes. At such time, we shall instruct the bid solicitation agent to solicit market bid quotations as provided in the indenture. We will determine the trading price per $1,000 principal amount of the notes based upon the market bid quotations received from the bid solicitation agent beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 97% of the product of the last reported sale price of our common stock and applicable conversion rate. We will determine the trading price of the notes and whether the trading price condition has been met, and if so and the notes are convertible, we will so notify the holders and the trustee. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 97% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders and the trustee.

Conversion upon specified corporate events

Certain distributions

If we elect to:

•

issue to all or substantially all holders of our common stock rights, options or warrants entitling them for a period of not more than 45 calendar days after the date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution;

we must notify the holders of the notes and the trustee at least 50 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given notice, holders may surrender their notes for conversion at any time during the period beginning on the 50th scheduled trading day immediately prior to the ex-dividend date for such issuance or distribution and ending on the earlier of (i) 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date or (ii) our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

Certain corporate events

If (i) a transaction or event that constitutes a “make-whole fundamental change” (as defined under “—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change”) occurs or (ii) we are a party to (a) a consolidation, merger or binding share exchange, pursuant to which our common stock would be converted into cash, securities or other assets or (b) a sale, conveyance transfer or lease of all or substantially all of the assets of us and our subsidiaries, on a consolidated basis, to another person (other than any of our subsidiaries), the notes may be surrendered for conversion at any time from or after the date which is 50 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until the close of business on the business day immediately preceding the related fundamental change purchase date or, if there is no fundamental change purchase date, the 35th trading day immediately following the effective date of the transaction. We will notify holders and the trustee of such a transaction:

•

if we have knowledge of such transaction at least 50 scheduled trading days prior to the anticipated effective date of such transaction, as promptly as practicable following the date we publicly announce such transaction but in no event less than 50 scheduled trading days prior to the anticipated effective date of such transaction; or

•

if we do not have knowledge of such transaction at least 50 scheduled trading days prior to the anticipated effective date of such transaction, within two business days of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions on or after May 1, 2018

On or after May 1, 2018, a holder may convert any of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We refer to the date you comply with the relevant procedures required to effect a conversion described above and any other procedures required to effect a conversion set forth in the indenture as the “conversion date.”

If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture, except to the extent that a portion of the holder’s note is not subject to such fundamental change purchase notice.

Settlement upon conversion

Upon conversion, we will deliver to the converting holder, in respect of each $1,000 principal amount of such notes being converted, a settlement amount equal to the sum of the daily settlement amounts (as defined below) for each of the 40 consecutive trading days during the observation period.

We will, from time to time, make an election with respect to the specified net share cash percentage (as defined below) that we choose to satisfy our obligation with respect to the daily net share amount (as defined below), if any, upon conversion, which election shall be effective until we provide notice of an election of a different specified net share cash percentage. However, we will always use the same specified net share cash percentage for all conversions occurring on any given conversion date. We will initially be deemed to have elected a specified net share cash percentage equal to 0%. It is our current intent and policy to settle conversions with a specified net share cash percentage equal to 0%. If we choose to reset the specified net share cash percentage in the future, we will provide to all holders of the notes, the trustee and the conversion agent a notice of the newly chosen specified net share cash percentage and the effective date of such newly chosen specified net share cash percentage; provided that, the specified net share cash percentage contained in such notice will not apply to any conversion of notes unless we have complied with our notice obligations on or prior to 5:00 p.m., New York City time on the scheduled trading day immediately preceding the first trading day of the applicable observation period (or in the case of any conversions occurring on or after May 1, 2018, on or prior to May 1, 2018). The specified net share cash percentage will at all times be an integral percentage between 0% and 100%, inclusive, and if we provide a notice containing a specified net share cash percentage inconsistent with the foregoing or such notification does not comply with the requirements therefor under the indenture, we will be deemed to have elected to not reset the specified net share cash percentage notwithstanding such notice. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make such information available on our website. We may not change the specified net share cash percentage for any conversions occurring on or after May 1, 2018. Prior to such date, we will have the right to irrevocably elect a specified net share cash percentage of 0% by delivering notice to all holders of the notes, the trustee and the conversion agent and issuing a press release containing the relevant information and make such information available on our website. Following such irrevocable election, we will not have the right to change the specified net share cash percentage.

The “daily settlement amount,” for each of the 40 consecutive trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) $25.00 and (ii) the daily conversion value for such trading day; and

•	if the daily conversion value exceeds $25.00, the daily net share amount for such trading day.

The “daily conversion value” means, for any of the 40 consecutive trading days during the applicable observation period, one-fortieth (1/40th) of the product of (i) the applicable conversion rate and (ii) the daily VWAP on such trading day.

The “daily net share amount,” for each of the 40 consecutive trading days during the observation period, shall consist of:

•	cash, if any, equal to the product of (i) the daily net share value for such trading day and (ii) the applicable specified net share cash percentage; and

•

a number of shares of common stock, if any, equal to (i) the product of (x) the daily net share value for such trading day and (y) 100% minus the applicable specified net share cash percentage, divided by (ii) the daily VWAP for such trading day.

The “daily net share value,” means, for any trading day, the excess, if any, of the daily conversion value for such trading day over $25.00.

The “daily VWAP” means, for any trading day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GTLS <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note means the 40 consecutive trading day period beginning on, and including, the third trading day immediately following the related conversion date; provided that any conversion date occurring during the period beginning on, and including, May 1, 2018, and ending at 5:00 p.m., New York City time, on the second scheduled trading day immediately prior to the maturity date, the “observation period” means the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day prior to the maturity date or, if such day is not a trading day, the immediately following trading day.

For the purposes of determining amounts due upon conversion only, “trading day” means a scheduled trading day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day on which The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, the principal other market on which our common stock is then traded, is scheduled to be open for trading for its regular trading session. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion only, “market disruption event” means (i) a failure by the principal United States national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock, for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

We will deliver the consideration due in respect of conversion, except to the extent otherwise provided under “—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change,” on the third business day immediately following the last trading day of the applicable observation period.

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the daily VWAP of the common stock on the last trading day of the applicable observation period.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion at the close of business on the conversion date; provided, however, that, except to the extent provided below under “—Conversion rate adjustments,” the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares of common stock as of 5:00 p.m., New York City time, on the last trading day of the applicable observation period.

Exchange in lieu of conversion

When a holder surrenders notes for conversion, we may direct the conversion agent to surrender, on or prior to the first business day following the conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, the amount of cash and a number of shares of our common stock, if any, equal to the consideration we would be obligated to deliver upon the conversion of such notes, all as provided above under “—Settlement upon conversion” or below under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change,” as applicable, at the time we would otherwise be required to deliver such consideration. By the close of business on the second business day immediately following the conversion date, we will notify the holder surrendering notes for conversion, the trustee and the conversion agent that we have directed the designated institution to make an exchange in lieu of conversion and whether that designated financial institution has agreed to make such exchange in lieu of conversion. A copy of such notice shall be delivered to the conversion agent and to the designated institution and, if such exchange has been agreed to, in the case of notes held through DTC, such notice shall also include (i) wire instructions and free delivery trade information for the designated institution to deliver the related consideration to such holder as described in the immediately following paragraph and (ii) instructions to process a free delivery trade of the notes to the designated institution.

If the designated institution accepts any such notes, it will deliver the amount of cash and the number of shares of our common stock, if any, due upon conversion of such notes directly to the holder of such notes no later than 11:00 a.m., New York City time, on the third business day immediately following the last trading day of the applicable observation period using, in the case of notes held through DTC, the wire instructions and free delivery trade information on the notice that we will have forwarded to the designated institution as described in the preceding paragraph. In the case of notes held through DTC, (i) the designated institution shall send an email confirmation to the conversion agent once it has (x) wired such cash to the holder, providing a Federal Reference Number, (y) processed a free delivery trade to the holder for such number of shares of our common stock, if any, and (z) confirmed receipt of the free delivery of the notes, and (ii) the conversion agent shall then contact the holder’s DTC custodian to confirm their receipt of such cash and number of shares of our common stock, if any. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange in lieu of conversion but does not timely deliver the related consideration, or if such designated institution does not accept the notes for exchange, we will deliver to the holder by the close of business on the third business day immediately following the last trading day of the applicable observation period the relevant conversion consideration as if we had not made an exchange election. Our designation of a financial institution to which the notes may be submitted for exchange does not require the financial institution to accept any notes. We will not pay any consideration to, and we may, but will not be obligated to, otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if each holder of the notes participates (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and as a result of holding the notes, in any of the relevant transactions described below without having to convert its notes and as if it held a number of shares of common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date or such effective date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or such effective date; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the date of such issuance, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For purposes of this clause (2) and for purposes of the provisions set forth above under “—Conversion upon specified corporate events,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price per share less than such average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors (or committee thereof).

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions of our common stock, rights, options or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors (or committee thereof)) of the shares of capital stock, evidences of indebtedness, assets, property or rights, options or warrants to acquire our capital stock or other securities distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to our subsidiary or other business unit, and such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the distribution) on a United States national securities exchange or a reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after, and including, the effective date of the spin-off (the “valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the valuation period.

If a holder converts a note and the first trading day of the observation period occurs after the first trading day of the valuation period for a spin-off, but on or before the last trading day of the valuation period for such spin-off, the reference in the above definition of “FMV0” to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the effective date of such spin-off to, but excluding, the first trading day of the observation period. If a holder converts a note and one or more trading days of the observation period for such note occurs on or after the ex-dividend date for a spin-off, but on or prior to the first trading day of the valuation period for such spin-off, such observation period will be suspended on the first such trading day and will resume immediately after the first trading day of the valuation period for such spin-off, with the reference in the above definition of “FMV0” to 10 consecutive trading days deemed replaced with a reference to one (1) trading day.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share that we distribute to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution. Such increase shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the expiration date;

CR1 = the conversion rate in effect immediately after the close of business on the expiration date;

AC = the aggregate fair market value, on the expiration date, of all cash and any other consideration (as determined by our board of directors (or committee thereof)) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the close of business on the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date (the “averaging period”).

If a holder converts a note and the first trading day of the observation period for such note occurs after the first trading day of the averaging period for a tender or exchange offer, but on or before the last trading day of the averaging period for such tender or exchange offer, the reference in the above definition of “SP1” to “10” shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the averaging period for such tender or exchange offer to, but excluding, the first trading day of such observation period. If a holder converts a note and one or more trading days of the observation period for such note occurs on or after the expiration date for a tender or exchange offer, but on or prior to the first trading day in the averaging period for such tender or exchange offer, such observation period will be suspended on the first such trading day and will resume immediately after the first trading day of the averaging period for such tender or exchange offer and the reference in the above definition of “SP1” to “10” shall be deemed replaced with a reference to one (1).

Notwithstanding anything to the contrary herein, if a holder converts a note and the daily settlement amount for any trading day during the observation period applicable to such note:

•	is calculated based on a conversion rate adjusted on account of any event described in clauses (1) through (5) above; and

•	includes any shares of our common stock that, but for this provision, would entitle their holder to participate in such event;

then, although we will treat such holder as the holder of record of such shares of our common stock on the last trading day of such observation period, we will not permit such holder to participate in such event on account of such shares of our common stock.

In addition, if a holder converts a note and:

•	the ex-dividend date, effective date or expiration date for any event that requires an adjustment to the conversion rate under any of clauses (1) through (5) above occurs:

•	on or after the first trading day of such observation period; and

•	on or prior to the last trading day of such observation period; and

•	the daily settlement amount for any trading day in such observation period that occurs on or prior to such ex-dividend date, effective date or expiration date:

•	includes shares of our common stock that do not entitle their holder to participate in such event; and

•	is calculated based on a conversion rate that is not adjusted on account of such event;

then, on account of such conversion, we will, on such ex-dividend date, effective date or expiration date, treat such holder, as a result of having converted such notes, as though it were the record holder of a number of shares of common stock equal to the total number of shares of common stock that:

•	are deliverable as part of the daily settlement amount:

•	for a trading day in such observation period that occurs on or prior to such ex-dividend date, effective date or expiration date; and

•	is calculated based on a conversion rate that is not adjusted for such event; and

•	if not for this provision, would not entitle such holder to participate in such event.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, except to the extent of any re-adjustment in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse share split, a share combination or readjustment).

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

To the extent permitted by applicable law and subject to the applicable rules of The NASDAQ Global Select Market, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors (or committee thereof) determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event for U.S. federal income tax purposes.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. Because this deemed distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes (including backup withholding taxes) are paid on behalf of a holder, those withholding taxes may be set off against payments of cash and common stock, if any, payable on the notes (or, in some circumstances, against payments on the common stock). For a discussion of the United States income tax treatment of an adjustment to the conversion rate, see “Certain United States federal income tax considerations.”

We do not currently have a rights plan in effect. To the extent that we have a rights plan in effect, on any trading day in the observation period applicable to your note, you will be entitled to receive, in addition to any shares of common stock that you are entitled to receive in connection with such conversion on such trading day, the rights under the rights plan, unless prior to such trading day, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any right, option, warrant or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock;

•

for any dividend or distribution of new common stock on our common stock, or exchange of new common stock for our common stock, as a result of a merger, sale or conveyance effected solely for the purpose of changing our jurisdiction of incorporation;

•	any repurchase of shares of common stock in the open market by us (including by way of accelerated share repurchase or other derivatives); or

•	for accrued and unpaid interest, if any.

In addition, we will not undertake any transaction that would result in our being required, pursuant to the indenture, to adjust the conversion rate such that the conversion price per share of our common stock will be less than the par value of our common stock.

Notwithstanding anything to the contrary herein, except on and after the first trading day of any observation period with respect to a note and on or prior to the last trading day of such observation period, we will not be required to adjust the conversion rate unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made (i) on the effective date for any make-whole fundamental change, and (ii) on the first day of the applicable observation period. In addition, we shall not account for such deferrals when determining whether any of the conditions to conversion have been satisfied or what number of shares of our common stock a holder would have held on a given day had it converted its notes.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•

any recapitalization, reclassification or change of our common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination for which an adjustment is made pursuant to (1) above under “—Conversion rights—Conversion rate adjustments”);

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case as a result of which our common stock would be converted into, or exchanged for, capital stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each $1,000 principal amount of notes based on a number of shares of common stock equal to the conversion rate will be changed into a right to convert such principal amount of notes based on the kind and amount of shares of capital stock, other securities or other property or assets (including cash or any combination thereof), which capital stock, other securities or other property or assets we refer to as the reference property, that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid and delivered, as the case may be, upon conversion of notes, as set forth under “—Conversion rights—Settlement upon conversion” and (ii) (x) any amount payable in cash upon conversion of the notes as set forth under “—Conversion rights—Settlement upon conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Conversion rights—Settlement upon conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of the amount and kind of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the amount and type of reference property that a holder of one or more shares of our common stock would have been entitled to receive in such transaction (and into which the notes will be convertible) will be deemed to be based on the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders and the trustee of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including during an observation period), we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the effective date, ex-dividend date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change

If an event occurs that (i) is a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition) or (ii) would be a fundamental change, but for the exclusion in section (y) of clause (2) of the definition thereof) (any such event, a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, in certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent during the period from, and including, the effective date of the make-whole fundamental change up to, and including, the close of business on the business day immediately preceding the related fundamental change purchase date, or, if such make-whole fundamental change is not also a fundamental change, the 35th trading day immediately following the effective date for such make-whole fundamental change.

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will satisfy our conversion obligation as described under “—Conversion rights—Settlement upon conversion.”

However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes on or following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the applicable conversion rate (including any adjustment required by this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”), and the price (the “stock price”), paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the ten trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise required to be adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate is required to be adjusted as set forth under “—Conversion rights—Conversion rate adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$53.10	$55.00	$57.50	$60.00	$65.00	$70.00	$80.00	$90.00	$100.00	$125.00	$150.00	$175.00	$200.00
August 3, 2011	4.3458	4.1540	3.8265	3.5341	3.0362	2.6307	2.0175	1.5835	1.2660	0.7673	0.4918	0.3256	0.2189
August 1, 2012	4.3458	4.3188	3.9638	3.6476	3.1114	2.6770	2.0256	1.5701	1.2407	0.7331	0.4600	0.2990	0.1976
August 1, 2013	4.3458	4.3458	4.0668	3.7254	3.1488	2.6848	1.9961	1.5215	1.1836	0.6757	0.4119	0.2611	0.1685
August 1, 2014	4.3458	4.3458	4.1200	3.7506	3.1304	2.6356	1.9112	1.4223	1.0817	0.5873	0.3437	0.2104	0.1315
August 1, 2015	4.3458	4.3458	4.0816	3.6821	3.0166	2.4920	1.7393	1.2466	0.9147	0.4591	0.2524	0.1470	0.0878
August 1, 2016	4.3458	4.3458	3.8692	3.4378	2.7280	2.1795	1.4191	0.9484	0.6505	0.2826	0.1407	0.0768	0.0436
August 1, 2017	4.3458	4.0252	3.4675	2.9853	2.2093	1.6330	0.8929	0.4933	0.2789	0.0814	0.0344	0.0188	0.0106
August 1, 2018	4.3458	3.6844	2.8943	2.1701	0.9002	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•

if the stock price is greater than $200.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; or

•

if the stock price is less than $53.10 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate be increased on account of the additional shares to exceed 18.8323 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate is required to be adjusted as set forth under “—Conversion rights—Conversion rate adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to purchase notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion thereof such that the principal amount that remains outstanding of each note that is not purchased in full equals $1,000 or an integral multiple of $1,000 in excess thereof. The price we are required to pay, which we refer to as the fundamental change purchase price, will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date (unless the fundamental change purchase date is after a record date for the payment of interest and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	any “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act, which we refer to as the Exchange Act), other than us, our subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)	the consummation of any consolidation, merger, amalgamation, scheme of arrangement or other binding share exchange or reclassification or similar transaction between us and another person (other than our subsidiaries), in each case pursuant to which the common stock shall be converted into cash, securities or other property (other than (x) a transaction effected solely to change our jurisdiction of incorporation or to form a holding company for us and that results in a share exchange or reclassification or similar exchange of the outstanding common stock solely into common shares of the surviving entity, or (y) a consolidation, merger, amalgamation, scheme of arrangement or other binding share exchange pursuant to which the holders of all classes of our common equity entitled to vote generally in elections of directors immediately prior to such transaction own, directly or indirectly, 50% or more of the total voting power of all classes of common equity entitled to vote generally in elections of directors of the continuing or surviving corporation or the parent entity thereof immediately after giving effect to such transaction, in substantially the same proportions relative to each other as such ownership immediately prior to such transaction), or any sale, transfer, lease, conveyance or other disposition, in one transaction or a series of transactions, of all or substantially all of our and our subsidiaries’ assets, on a consolidated basis, to another person (other than any of our subsidiaries);

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us (other than in a transaction described in clause (2) above); or

(4)	our common stock (or other capital stock into which the notes are then convertible pursuant to the terms of the indenture) cease to be listed on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

provided, however, that in the case of a transaction or event described in clause (1) or (2) above, if at least 90% of the consideration received or to be received by holders of the common stock (excluding cash payments for fractional shares and cash payments in respect of dissenters’ appraisal rights) in the transaction or transactions that would otherwise constitute a “fundamental change” consists of shares of common stock or common equity interests (or American depositary receipts in respect of common stock or common equity interests) that are traded on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or that will be so traded when issued or exchanged in connection with the transaction that would otherwise constitute a fundamental change under clause (1) or (2) of the definition thereof, which we refer to as publicly traded securities, and as a result of such transaction or transactions, the notes become convertible based on such publicly traded securities, excluding cash payments for fractional shares (subject to settlement in accordance with the provisions of “—Conversion rights—Settlement upon conversion,” “—Conversion rights—Conversion rate adjustments” and “—Conversion rights—Adjustment to conversion rate upon conversion in connection with a make-whole fundamental change”), such event shall not be a “fundamental change” and, for the avoidance of doubt, an event that is not considered a fundamental change pursuant to this proviso shall not be a fundamental change solely because such event could also be described by clause (1) or (2) above.

On or before the 10th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change and whether such fundamental change is also a make-whole fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change purchase right, you must deliver to the paying agent, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of fundamental change purchase notice” on the reverse side of the notes duly completed, to the paying agent if the notes are certificated. If the notes are not in certificated form, you must comply with appropriate DTC procedures for tendering interests in global notes. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000 in excess thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, of each note that remains subject to the purchase notice, which must be $1,000 or an integral multiple of $1,000 in excess thereof.

We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price on the later of (i) the fundamental change purchase date or (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	comply with any other U.S. federal or state securities laws applicable to us in connection with such repurchase offer.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price. No notes may be purchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. In addition, the subordination provisions of the indenture may prohibit us from paying the fundamental change purchase price as described above under “—Subordination.” Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—We may not be able to purchase the notes upon a fundamental change.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

Notwithstanding anything to the contrary set forth under “Description of Debt Securities—Consolidation, Merger or Sale” in the accompanying prospectus, the indenture provides that we shall not amalgamate, consolidate with, merge with or into, or convey, transfer, lease or otherwise dispose of our properties substantially as an entirety to another person, unless (i) the resulting, surviving, transferee or successor person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) (the “successor company”) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of our obligations under the notes and the indenture; (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture; (iii) if, upon the occurrence of any such transaction, (x) the notes would become convertible pursuant to the terms of the indenture into securities issued by an issuer other than the successor company, and (y) such successor company is a wholly owned subsidiary of the issuer of such securities into which the notes have become convertible, such other issuer shall fully and unconditionally guarantee on a senior subordinated basis the successor company’s obligations under the notes, and (iv) other conditions specified in the indenture are met. Upon any such amalgamation, consolidation, merger, conveyance, transfer, lease or other disposal, the resulting, surviving, transferee or successor person (if not us) shall succeed to, and may exercise every right and power of ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease. In the case of a conveyance, transfer, lease or other disposal to one or more of our subsidiaries of all or substantially all of our properties and assets, the notes will remain convertible into our common stock, subject to the provisions described under the heading “—Recapitalizations, reclassifications and changes of our common stock.”

Under the indenture, the conveyance, transfer, lease or other disposal of the properties and assets of one or more of our subsidiaries substantially as an entirety to another unaffiliated person, which properties and assets, if held by us instead of such subsidiary or subsidiaries, would constitute the properties and assets of the company substantially as an entirety on a consolidated basis, shall be deemed to be the transfer of our properties and assets substantially as an entirety to another person.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to purchase the notes of such holder as described above.

Events of default

The following description replaces the descriptions set forth under “Description of Debt Securities—Events of Default Under the Indenture” in the accompanying prospectus in their entirety.

Each of the following is an event of default with respect to the notes:

(1) default in any payment of interest on any note when due and payable, and the default continues for a period of 30 days, whether or not prohibited by the subordination provisions of the indenture;

(2) default in the payment of principal of any note (including the fundamental change purchase price) when due and payable on the maturity date, upon required purchase, upon declaration of acceleration or otherwise, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by us to comply with our obligation to convert the notes into cash and, if applicable, shares of our common stock, upon exercise of a holder’s conversion right, whether or not prohibited by the subordination provisions of the indenture, and such failure continues for five business days;

(4) failure by us to comply with our obligations under “—Consolidation, merger and sale of assets” above;

(5) failure by us to issue a notice in accordance with the provisions of “—Fundamental change permits holders to require us to purchase notes” or “—Conversion rights—Conversion upon specified corporate events” above;

(6) failure by us for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding (a copy of which notice, if given by holders, must also be given to the trustee) has been received by us to comply with any of our other agreements contained in the notes or the indenture, which notice shall state that it is a “Notice of Default” under the indenture;

(7) default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $35,000,000 (or its foreign currency equivalent at the time) in the aggregate of us and/or any of our subsidiaries, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such indebtedness when due and payable at its stated maturity, upon redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(8) a final judgment for the payment of $35,000,000 (or its foreign currency equivalent at the time) or more (excluding any amounts covered by insurance or bond) rendered against us or any of our subsidiaries by a court of competent jurisdiction, which judgment is not discharged, stayed, vacated, paid or otherwise satisfied within 30 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(9) certain events of bankruptcy, insolvency, or reorganization of us or any significant subsidiary (as defined in Article 1, Rule 1-02 of Regulation S-X) of us.

If an event of default (other than an event of default arising under clause (9) above with respect to us) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of then outstanding notes by notice to us and to the trustee, may declare 100% of the principal of, and accrued and unpaid interest, if any, on, all then outstanding notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In addition, upon an event of default arising under clause (9) above with respect to us, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding anything to the contrary here, the indenture will provide that the provisions of the indenture described in the paragraph above, however, will be subject to the condition that if, at any time after the principal of, and accrued and unpaid interest, if any, on the notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained as provided in the indenture, we pay or deliver, as the case may be, or deposit with the trustee an amount of cash and a number of shares of common stock (solely to settle outstanding conversions) sufficient to pay all matured installments of interest upon all the notes, all amounts of consideration due upon the conversion of any and all converted notes, and the principal of, and accrued and unpaid interest, if any, on all notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the notes to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing under the indenture to the trustee and its agents and counsel, and if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and any and all events of default under the indenture, other than the non-payment of the principal of the notes that became due because of the acceleration, shall have been cured, waived or otherwise remedied as provided in the indenture, then the holders of a majority of the aggregate principal amount of notes then outstanding, by written notice to us and to the trustee, may waive all defaults and events of defaults with respect to the notes (other than a default or an event of default resulting from the failure to pay the fundamental change purchase price of a note, to deliver the conversion obligation with respect to a note, or with respect to another covenant or provision of the indenture that cannot be modified or amended without the consent of each affected holder) and may rescind and annul the declaration of acceleration resulting from such defaults or events of default (other than those resulting from the failure to pay the fundamental change purchase price of a note, to deliver the conversion obligation with respect to a note, or with respect to another covenant or provision of the indenture that cannot be modified or amended without the consent of each affected holder) and their consequences; provided, that no such rescission or annulment will extend to or will affect any subsequent default or shall impair any right consequent on such default.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default under clause (6) above relating to our failure to comply with our obligations as set forth under “—Reports” below, including with respect to our obligations under Section 314(a) of the Trust Indenture Act, will, for the first 360 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the first 180 days after the occurrence of such an event of default and 0.50% per annum of the principal amount of the notes outstanding from the 181st until the 360th day following the occurrence of such an event of default during which such event of default is continuing (and neither waived nor cured.)

Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 361st day after the date on which such event of default occurred (if such event of default has not been not cured or waived prior to such 361st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay additional interest following an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the 360-day period after the occurrence of an event of default relating to our failure to comply with our obligations as set forth under “—Reports” below, in accordance with the immediately preceding two paragraphs, we must notify all holders of notes and the trustee and paying agent of such election prior to the beginning of such 360-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. In addition, except to enforce the right to receive payment of the principal of, or interest on, or fundamental change purchase price with respect to, its notes when due, or the right to receive payment or delivery, as the case may be, of the consideration due upon conversion, of its notes, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

However, each holder shall have the right, which is absolute and unconditional, to receive the principal of, interest on, fundamental change purchase price with respect to, and any amounts due upon conversion of, its notes and to institute suit for the enforcement of any such payment or delivery, as the case may be, and such rights shall not be impaired without the consent of such holder. In addition, subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of the rights and powers vested in it by the indenture to use the degree of care under the circumstances that a prudent person would use in the conduct of its own affairs. In addition, subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder (it being understood the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders) or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a default occurs and is continuing and is known to the trustee, the trustee must transmit notice of the default to each holder within 90 days after it occurs. Except in the case of a default in the payment of principal (including the fundamental change purchase price) of or interest on any note or a default in the payment and/or, if applicable, delivery, as the case may be, of the consideration due upon conversion, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determines that the withholding of such notice is in the interests of the holders of the notes. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officer’s certificate, stating whether or not to the best knowledge of the signers thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture (without regard to any period of grace or requirement of notice provided under the indenture) and, if we are in default, specifying all such defaults and the nature and the status thereof of which we may have knowledge. We also are required to deliver to the trustee, as soon as possible, and in any event within 30 days after we become aware of the occurrence of any default or event of default, an officer’s certificate setting forth such defaults or events of default, as applicable, their status and what action we are taking or propose to take in respect thereof.

Payments of the fundamental change purchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and amendment

The following description replaces the description set forth under “Description of Debt Securities—Modification of Indenture; Waiver” in the accompanying prospectus in its entirety.

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority of the principal amount of then outstanding notes (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority of the principal amount of then outstanding notes (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of a then outstanding note affected, no amendment may, among other things:

(1) reduce the percentage in aggregate principal amount of notes outstanding necessary to waive any past default or event of default;

(2) reduce the rate of interest on any note or change the time for payment of interest on any note;

(3) reduce the principal of any note or change the maturity date of any note;

(4) change the place or currency of payment on any note;

(5) make any change that impairs or adversely affects the conversion rights of any notes;

(6) reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of the notes our obligation to pay the fundamental change purchase price, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(7) impair the right of any holder to receive payment of principal of and interest, if any, on, its notes, or the right to receive payment or delivery, as the case may be, of the consideration due upon conversion of its notes on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery, as the case may be, with respect to such holder’s notes;

(8) modify the ranking provisions of the indenture in a manner that is adverse to the holders of the notes;

(9) make any change to the subordination provisions of the indenture if such change would adversely affect the rights of the holders; or

(10) make any change in this “Modification and amendment” section that requires each holder’s consent or in the waiver provisions.

Without the consent of any holder of the notes, we and the trustee may amend the indenture or the notes:

(1) to cure any ambiguity, omission, defect or inconsistency in the indenture or the notes that does not materially adversely affect holders of the notes;

(2) to conform the terms of the indenture or the notes to the description thereof in the preliminary prospectus supplement, as supplemented by the issuer freewriting prospectus related to the offering of the notes;

(3) to provide for the assumption by a successor corporation of our obligations under the indenture;

(4) to add guarantees with respect to the notes;

(5) to secure the notes;

(6) to add to our covenants such further covenants, restrictions or conditions for the benefit of the holders or to surrender any right or power conferred upon us;

(7) to make any other change that does not adversely affect the rights of any holder;

(8) to provide for a successor trustee;

(9) to comply with the applicable procedures of the depositary; or

(10) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

Notwithstanding anything to the contrary set forth under “Description of Debt Securities—Discharge,” in the accompanying prospectus, we may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the stated maturity, any fundamental change purchase date, upon conversion or otherwise, cash and/or shares of common stock (solely to satisfy outstanding conversions, if applicable), if any, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the daily VWAP of our common stock, the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture requires us to file with the trustee, within 15 days after we are required to file the same with the SEC (after giving effect to any applicable grace period as set forth in Rule 12b-25 under the Exchange Act), pursuant to Section 314 of the Trust Indenture Act, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and to otherwise comply with Section 314(a) of the Trust Indenture Act. Any such report, information or document that we file with the SEC through the EDGAR system (or any successor thereto) will be deemed to be delivered to the trustee for the purposes of this covenant at the time of such filing through the EDGAR system (or such successor thereto).

Delivery of any such reports, information and documents to the trustee shall be for informational purposes only, and the trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants hereunder.

Trustee

Wells Fargo Bank, National Association will be the initial trustee, registrar, paying agent, conversion agent and bid solicitation agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, registrar, paying agent, conversion agent and bid solicitation agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. Each of the trustee, bid solicitation agent, conversion agent, paying agent and registrar (in each case, if not us) shall have no responsibility to determine the trading price or whether the condition to conversion described under “—Conversion rights—Conversion upon satisfaction of trading price condition” has been met, or if the notes are convertible.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the internal laws of the State of New York, including without limitation, sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, fully-registered certificated form except in the limited circumstances described below. We may not issue the notes in bearer form.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, fully-registered certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•

DTC notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for that global note and we do not appoint another institution to act as depositary within 90 days;

•	we notify the trustee that we wish to terminate that global note (or reduce the principal amount of that global note) and each affected beneficial owner consents to such termination;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depository is not appointed within 90 days; or

•

an event of default has occurred with regard to the notes represented by the relevant global note, such event of default has not been cured or waived and a beneficial holder of the that global note requests that its notes be issued in physical, certificated form.

Description of convertible note hedge, warrant and capped call transactions

In connection with the pricing of the notes, we entered into privately-negotiated convertible note hedge and capped call transactions with the option counterparties. The convertible note hedge and capped call transactions will cover, collectively, the number of shares of our common stock underlying the notes sold in this offering, subject to anti-dilution adjustments substantially similar to those applicable to the notes. We also entered into separate, privately-negotiated warrant transactions with the option counterparties initially relating to the number of shares of our common stock underlying the convertible note hedge transactions, subject to customary anti-dilution adjustments. We may, subject to certain conditions, settle the warrants in cash or on a net-share basis.

If the underwriters exercise their over-allotment option, we intend to enter into additional convertible note hedge and capped call transactions with the option counterparties, which will initially cover, collectively, the number of shares of our common stock that will initially underlie the additional notes sold to the underwriters. If we enter into any additional convertible note hedge transactions, we also intend to enter into additional warrant transactions initially relating to the number of shares of our common stock underlying the additional convertible note hedge transactions.

The convertible note hedge and capped call transactions are expected to reduce the potential dilution with respect to our common stock upon conversion of the notes and/or reduce our exposure to potential cash payments that may be required to be made by us upon conversion of the notes to the extent that the market price of our common stock exceeds the strike price of the convertible note hedge and capped call transactions (each of which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the notes). However, in the case of the capped call transactions, if the market price of our common stock exceeds the cap price of the capped call transactions, the number of shares of our common stock and/or the amount of cash we expect to receive upon exercise of the capped call transactions will be capped and, as a result, there would be dilution and/or we would be exposed to some of the cash payments in excess of a portion of the principal amount of the converted notes. In addition, the warrant transactions will have a dilutive effect with respect to our common stock to the extent that the price per share of our common stock, as measured under the warrants we issue pursuant to the warrant transactions, exceeds the strike price of those warrants, unless we elect, subject to certain conditions, to settle the warrants in cash.

We will not be required to make any cash payments to the option counterparties or their affiliates upon the exercise of the options that are a part of the convertible note hedge or capped call transactions. Upon the exercise of such options in connection with the conversion of any notes, we will generally be entitled to receive from the option counterparties a number of shares of our common stock, or if we so elect, an equivalent amount in cash or an equivalent combination of cash and shares of our common stock, in each case, generally based on the amount by which the market price per share of our common stock (as measured under the terms of the convertible note hedge and capped call transactions) is greater than the strike price of such transactions during the relevant valuation period under such transactions. However, in the case of any capped call transactions, if the market price per share of our common stock (as measured under the terms of the capped call transactions) exceeds the cap price of the capped call transactions during the relevant valuation period under the capped call transactions, the number of shares of our common stock and/or the amount of cash we expect to receive upon exercise of such options will be capped based on the amount by which the cap price exceeds the strike price of the capped call transactions. Additionally, if the market price per share of our common stock (as measured under the terms of the warrant transactions) exceeds the strike price of the warrants on any expiration date of the warrants, we will owe the option counterparties a number of shares of our common stock based on the excess of such market price per share of our common stock over the strike price of the warrants or, at our election upon fulfillment of certain conditions, cash in an amount equal to such excess.

In connection with establishing their initial hedge positions with respect to the convertible note hedge, warrant and capped call transactions, the option counterparties and/or their affiliates:

•	expect to enter into various cash-settled over-the-counter derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

•	may unwind these over-the-counter derivative transactions with respect to our common stock and purchase shares of our common stock in open market transactions following the pricing of the notes.

These activities could have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with or following the pricing of the notes. The effect, if any, of these activities, including the direction or magnitude on the market price of our common stock will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.

In addition, the option counterparties and/or their affiliates are likely to modify their hedge positions with respect to the convertible note hedge, warrant and capped call transactions from time to time after the pricing of the notes, and are likely to do so during any observation period related to a conversion of notes, by purchasing or selling shares of our common stock or the notes in privately-negotiated transactions and/or open market transactions or by entering into and/or unwinding various over-the-counter derivative transactions with respect to our common stock.

The effect, if any, of these activities on the market price of our common stock or the trading price of the notes will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, adversely affect the market price of our common stock and the trading price of the notes, which could affect your ability to convert the notes and, to the extent these activities occur during the observation period related to a conversion of notes, could affect the amount and/or value of the consideration that you receive upon conversion of the notes. In addition, the option counterparties and/or their affiliates may choose to engage in, or to discontinue engaging in, any of these transactions with or without notice at any time, and their decisions will be in their sole discretion and not within our control.

See “Risk factors—Risks related to the notes and to this offering—The convertible note hedge, warrant and capped call transactions may affect the value of the notes and our common stock” and “Underwriting.”

The convertible note hedge, warrant and capped call transactions are separate transactions, in each case, entered into by us with the option counterparties, and are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge, warrant, or capped call transactions.

Certain United States federal income tax considerations

The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may be subject to differing interpretation or subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a beneficial owner who purchased the note on original issuance at its “issue price” (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their particular circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, individual retirement accounts and tax-deferred accounts, controlled foreign corporations, passive foreign investment companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•

tax consequences to persons holding notes or common stock as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes);

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition (including an exchange) of the notes or that any such position would not be sustained.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the application of any other U.S. federal tax laws or the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States, including a resident alien individual meeting the requirements under Section 7701 of the Code;

•

a corporation (or any other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, or any entity or arrangement classified as a partnership for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of a partner and the activities of the partnership. This discussion does not address the tax consequences to you if you hold the notes through a partnership, an entity or arrangement classified as a partnership or any other pass-through entity.

Consequences to U.S. Holders

Payment of Interest

It is anticipated, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount (i.e., without original issue discount). In such case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is received (actually or constructively) or accrued (i.e., when all events that fix, with reasonable certainty, a U.S. holder’s rights with respect to the interest) in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Additional Interest

We may be required to pay additional interest to a U.S. holder in certain circumstances described above under “Description of notes—Events of default.” We believe (and the rest of this discussion assumes) that the notes should not be treated as “contingent payment debt instruments” under applicable Treasury regulations because of the possibility of such additional interest. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that we will be obligated to pay any such additional interest on the notes. Assuming our position is respected, any such additional interest would generally be taxable to a U.S. holder at the time such payments are received or accrued, in accordance with the U.S. holder’s usual method of accounting for tax purposes. Our determination that the notes are not contingent payment debt instruments is not binding on the Internal Revenue Service (the “IRS”). If the IRS were to challenge our determination successfully and the notes were treated as contingent payment debt instruments, a U.S. holder would be required, among other things, to accrue interest income, regardless of the U.S. holder’s method of accounting, at a rate higher than the stated interest rate on the notes and to treat as taxable ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note and the entire amount of realized gain upon a conversion of a note. Our determination that the notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner that is required by applicable U.S. Treasury regulations.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Except as provided below under “Consequences to U.S. Holders—Conversion of Notes” a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less a portion allocable to any accrued and unpaid interest, as explained below) upon the sale, exchange, redemption or other taxable disposition and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will generally be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder held the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2013. Short-term capital gains are taxed at ordinary income rates. A U.S. holder’s ability to deduct capital losses may be limited.

If the sale, exchange, redemption or other taxable disposition occurs between interest payment dates, a portion of the amount received may reflect interest that has accrued on the note but has not yet been paid by the date of such transaction. That amount is treated as interest income to the extent not previously included in gross income and may be taxed as ordinary income rather than capital gains.

Conversion of Notes

If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “Consequences to U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”). The tax treatment of a conversion of a note into cash and common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization. If a combination of cash and stock is received by a U.S. holder upon conversion of notes, we intend to take the position that the notes are “securities” for U.S. federal income tax purposes and that the conversion would be treated as a recapitalization. In such case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued and unpaid interest, which will be treated as described above) over the U.S. holder’s tax basis in the notes, but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder would receive in respect of the fractional share and the portion of the U.S. holder’s tax basis in the common stock received that is allocable to the fractional share. Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon such a conversion (including any fractional share deemed to be received by the U.S. holder but other than common stock attributable to accrued and unpaid interest, the tax basis of which would equal the amount of accrued and unpaid interest with respect to which the common stock was received) would equal the tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued and unpaid interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued and unpaid interest would commence on the day after the date of receipt.

Alternative Treatment as Part Conversion and Part Redemption. If the above-discussed conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received may be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “Consequences to U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above, in which case the common stock received on such a conversion would be treated as received upon a conversion of the other portion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued and unpaid interest. In that case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the common stock received and the portion of the note that is treated as sold for cash, based on the respective fair market values of each portion. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued and unpaid interest would commence on the day after the date of receipt.

Exchange In Lieu of Conversion

If a U.S. holder surrenders notes for conversion, we direct the notes to be offered to a financial institution for exchange in lieu of conversion, and the designated institution accepts the notes and delivers cash, common stock or a combination of cash and common stock in exchange for the notes, the holder will be taxed on the transfer as a sale or exchange of the notes, as described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes.” In such case, a U.S. holder’s tax basis in the common stock received will equal the fair market value of the stock on the date of the exchange, and the holder’s holding period in the shares of common stock received will begin the day after the date of the exchange.

Distributions

Distributions, if any, made on our common stock generally will be treated as dividends to the extent of our current and accumulated earnings and profits and will generally be included in a U.S. holder’s gross income and taxed at ordinary income rates. However, with respect to dividends received by individuals, for taxable years beginning before January 1, 2013, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a fundamental change may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain as described in “Consequences to U.S. Holders—Distributions” above. However, it is not clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if backup withholding is paid on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), such backup withholding may be set off against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, exchange, certain redemptions treated as a sale or exchange or other taxable dispositions of our common stock, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized upon such sale, exchange, redemption or other taxable disposition and the U.S. holder’s tax basis in the common stock. Any gain or loss recognized on a taxable disposition of the common stock will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2013. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Possible Effect of the Change in Conversion Consideration after a Change in Control

In certain situations, the notes may become convertible into shares of an acquirer. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Consequences to Non-U.S. Holders

Payments of Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that:

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a “controlled foreign corporation” with respect to which we are (actually or constructively) a “related person” through stock ownership; and

•

(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable U.S. Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

If we are required to pay additional interest as described under “Description of notes—Events of default,” such payments of additional interest may be subject to the 30% U.S. federal withholding tax unless the non-U.S. holder provides certifications claiming that such payments are subject to reduction or elimination of withholding under an applicable tax treaty, or that such payments are effectively connected with such holder’s conduct of a trade or business in the United States, each as described above. If there is a withholding of tax from any payment of additional interest, non-U.S. holders should consult their own tax advisors regarding whether they would generally be entitled to a refund of any tax withheld.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes are paid on behalf of a non-U.S. holder, those withholding taxes may be set off against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable tax treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

Gains realized by a non-U.S. holder on the sale, exchange, certain redemptions (in the case of common stock, a redemption treated as a sale or exchange) or other taxable disposition of a note or common stock (as well as upon the conversion of a note into cash or into a combination of cash and stock, except with respect to accrued and unpaid interest) will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

If you are a non-U.S. holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. holder. If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock (which gain may be offset by U.S.-source capital losses), even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a “United States person” as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. Any amounts (including common stock) which a non-U.S. holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a note which are attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to Non-U.S. Holders—Payments of Interest.” We believe that we are not and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

U.S. Holders

Information reporting requirements generally will apply to payments of interest on the notes (including additional interest that we may be required to pay under circumstances described above under “Description of notes—Events of default”) and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Non-U.S. Holders

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest (including additional interest that we may be required to pay under circumstances described above under “Description of notes—Events of default”) and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders—Payments of Interest” has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Recent Legislation

Recent legislation generally imposes withholding taxes on payments made to “foreign financial institutions” and certain other foreign entities, of dividends on and the gross proceeds of dispositions of stock, unless various withholding, due diligence (generally relating to ownership by U.S. persons of interests in or accounts with those entities), certification, information reporting and other specified requirements have been satisfied. Recent IRS guidance indicates that, under future regulations, this withholding will apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2015. U.S. holders that hold our common stock through certain foreign entities and certain non-U.S. holders may be impacted by these rules. Prospective investors should consult their tax advisors regarding this legislation.

Underwriting

Subject to the terms and conditions in the underwriting agreement among us and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the principal amount of the notes set forth below.

Underwriter	Principal amount
J.P. Morgan Securities LLC	$150,000,000
Morgan Stanley & Co. LLC	$75,000,000
Piper Jaffray & Co.	$25,000,000

Total	$250,000,000

The underwriters are offering the notes subject to acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to purchase the notes offered by this prospectus supplement and the accompanying prospectus are subject to certain conditions. The underwriters are obligated to purchase all of the notes offered by this prospectus supplement if any such notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. However, the underwriters are not required to purchase the notes covered by the over-allotment option described below, except to the extent that the over-allotment option is exercised.

The underwriters initially propose to offer the notes directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted the underwriters the option to purchase, for up to 13 days from the date of initial issuance of the notes, up to an additional $37,500,000 aggregate principal amount of notes from us to cover sales of notes that exceed the principal amount of notes specified above. If any additional notes are purchased with this overallotment option, the underwriters will offer such additional notes on the same terms as those on which notes are being offered. To the extent that the over-allotment option is exercised, each underwriter will purchase an aggregate principal amount of notes approximately proportionate to that underwriter’s initial commitment.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before estimated offering expenses, to us. The information assumes both no exercise and full exercise by the underwriters of the over-allotment option.

	Per note	Without over- allotment exercise	With over- allotment exercise
Public Offering price	100%	$250,000,000	$287,500,000
Underwriting discounts and commissions	2.50%	$6,250,000	$7,187,500
Proceeds, before expenses, to us	97.50%	$243,750,000	$280,312,500

In addition, the underwriters have also agreed, upon completion of the offering, to rebate a portion of the underwriting discount and commission associated with the sale of the notes to reimburse us for a portion of our expenses in connection with the offering. We estimate that the total expenses of this offering payable by us, other than underwriting discounts and commissions, will be approximately $1.0 million. A portion of our expenses in the offering are associated with fees for consulting and advisory services in connection with this transaction.

We have agreed that we will indemnify the underwriters of the notes against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

We and certain of our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, none of us or any such officers and directors will, without the prior consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock; or

•

file with the SEC a registration statement under the Securities Act relating to any sales of our common stock or securities convertible into, or exchangeable for, any shares of our common stock, or publicly disclose the intention to effect any transaction described in this bullet point or the immediately preceding bullet points, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Notwithstanding the above, we may, without the consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC:

•	issue and sell the notes offered by this prospectus supplement;

•	issue the common stock, if any, issuable upon conversion of the notes;

•	enter into the concurrent convertible note hedge transactions, warrant transactions and capped call transactions described in this prospectus supplement;

•	deliver shares of our common stock upon settlement or termination of the warrant transactions described in this prospectus supplement;

•	issue the common stock issuable upon exercise of warrants, options, or other equity awards outstanding on the date hereof;

•	purchase shares of common stock pursuant to publicly announced stock repurchase authorizations or from equity plan participants to settle tax liabilities;

•	issue shares in an aggregate amount not to exceed $25 million in value at the time of issuance in connection with the acquisition of, or investment in, other businesses or corporations; and

•	issue stock options, restricted stock, shares of common stock or other equity incentive awards pursuant to our equity compensation or director compensation plans in effect as of the date hereof.

Additionally, notwithstanding the above, each of our executive officers and directors may, without the consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, transfer shares of our common stock or securities convertible into or exercisable for shares of our common stock (A) pursuant to a bona fide gift, or (B) by will or intestate succession to a member or members of their immediate family or to a trust, formed for the benefit of any such person. The above restrictions will also not apply to (i) the withholding (or sale to us) of shares of common stock to satisfy tax obligations in connection with the vesting or issuance of equity compensation awards, (ii) the exercise of options to purchase shares of common stock, including sales made in connection with the cashless exercise of options or (iii) the establishment of new Rule 10b5-1 trading plans, provided that during the 90-day period, the plan does not provide for the transfer of securities.

JP Morgan Securities LLC and Morgan Stanley & Co. LLC, in their sole discretion, may release any of the securities subject to the lock-up agreement at any time without notice.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in the notes and shares of our common stock. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes or shares of our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes or shares of our common stock in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes or our common stock to be higher than it otherwise would be.

A prospectus supplement and accompanying prospectus in electronic format may be made available on websites maintained by the underwriters or their respective affiliates. The underwriters may agree to allocate a number of notes for sale to their respective online brokerage account holders. Internet distributions will be made by the underwriters on the same basis as other allocations.

In connection with the pricing of the notes, we entered into privately-negotiated convertible note hedge and capped call transactions with the option counterparties, who are affiliates of certain of the underwriters. The convertible note hedge and capped call transactions cover, collectively, the number of shares of common stock underlying the notes sold in this offering, subject to anti-dilution adjustments substantially similar to those applicable to the notes. We also entered into separate, privately-negotiated warrant transactions with the option counterparties initially relating to the number of shares of our common stock underlying the convertible note hedge transactions, subject to customary anti-dilution adjustments. We may, subject to certain conditions, settle the warrants in cash or on a net-share basis.

Under the terms of the convertible note hedge and, capped call transactions, we purchased from the option counterparties call options or capped call options, respectively, relating to shares of our common stock that may be settled in shares of our common stock, or if we so elect, an equivalent amount in cash or an equivalent combination of cash and shares of our common stock. Under the terms of the warrant transactions, we sold to the option counterparties warrants relating to our common stock that may be settled in shares of our common stock, or if we so elect, subject to certain conditions, an equivalent amount in cash. We intend to use approximately $17.6 million of the net proceeds of this offering to pay the cost of the convertible note hedge and capped call transactions (taking into account the proceeds to us from the warrant transactions).

If the underwriters exercise their over-allotment option, we intend to enter into additional convertible note hedge and capped call transactions with the option counterparties, which will initially cover, collectively, the number of shares of our common stock that will initially underlie the additional notes sold to the underwriters. If we enter into any additional convertible note hedge transactions, we also intend to enter into additional warrant transactions initially relating to the number of shares of our common stock underlying the additional convertible note hedge transactions.

In connection with establishing their initial hedge positions with respect to the convertible note hedge, warrant, and capped call transactions, the option counterparties and/or their affiliates:

•	expect to enter into various cash-settled over-the-counter derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

•

may unwind these cash-settled over-the-counter derivative transactions with respect to our common stock and purchase shares of our common stock in open market transactions following the pricing of the notes.

These activities could have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with, or following, the pricing of the notes. The effect, if any, of these activities, including the direction and magnitude, on the market price of our common stock will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.

In addition, we expect that the option counterparties and/or their affiliates are likely to modify their hedge positions with respect to the convertible note hedge, warrant and capped call transactions from time to time after the pricing of the notes, and are likely to do so during any observation period related to a conversion of notes, by purchasing or selling shares of our common stock or the notes in privately-negotiated transactions and/or open market transactions or by entering into and/or unwinding various over-the-counter derivative transactions with respect to our common stock.

The effect, if any, of these activities on the market price of our common stock or the trading price of the notes will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, adversely affect the market price of our common stock and the trading price of the notes, which could affect your ability to convert the notes and, to the extent these activities occur during the observation period related to a conversion of notes, could affect the amount and/or value of the consideration that you receive upon conversion of the notes. In addition, the option counterparties and/or their affiliates may choose to engage in, or to discontinue engaging in, any of these transactions with or without notice at any time, and their decisions will be in their sole discretion and not within our control.

See “Risk factors—risks related to the notes and to this offering—The convertible note hedge, warrant and capped call transactions may affect the value of the notes and our common stock” and “Description of convertible note hedge, warrant and capped call transactions.”

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided, and may in the future provide, various additional financial advisory, investment banking and commercial banking services for us and our affiliates in the ordinary course of business for which they have received or will receive customary fees and commissions.

In the ordinary course of business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This prospectus supplement and the accompanying prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities offered hereby are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offers or sales of our securities to the public may be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that offers of such securities in that Relevant Member State may be made at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which meets two or more of the following criteria: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, in each case as determined in accordance with the Prospectus Directive and as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of such securities to the public” in relation to any such securities in any Relevant Member State means the communication in any form and by any means, presenting sufficient information on the terms of the offer and such securities to be offered, so as to enable an investor to decide to purchase or subscribe to such securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in the applicable Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offer of notes contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and the underwriter that: (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and (B) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriters have agreed that they will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The notes may not be offered or sold, directly or indirectly, in Switzerland except in circumstances that will not result in the offer of the notes being a public offering in Switzerland within the meaning of the Swiss Federal Code of Obligations (“CO”). Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as that term is understood pursuant to Article 652a or 1156 CO, and neither this prospectus supplement nor any other offering material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland. The notes are not authorized by or registered with the Swiss Financial Market Supervisory Authority as a foreign collective investment scheme. Therefore, investors do not benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Financial Market Supervisory Authority.

We are not a bank licensed by or registered with the Dutch Central Bank (De Nederlandsche Bank N.V.) pursuant to the Dutch Financial Supervision Act (Wet op het financieel toezicht). No offers of the notes will be made to the public in the Netherlands other than to qualified investors (gekwalificeerde beleggers), provided that no such offer of the notes will require the publication by either us or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive. As used in this paragraph, an “offer” “to the public” in relation to any securities means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities.

This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The securities which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser.

The prospectus supplement and the accompanying prospectus (including any amendment, supplement or replacement thereto) have not been prepared in connection with the offering of our securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no security has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; none of this prospectus supplement and the accompanying prospectus or any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Legal matters

The validity of the notes will be passed upon for us by Calfee, Halter & Griswold LLP, Cleveland, Ohio. Latham & Watkins LLP, Orange County, California and New York, New York will pass upon certain legal matters for the underwriters.

Experts

The consolidated financial statements of Chart Industries, Inc. and subsidiaries appearing in Chart Industries, Inc. and subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2010, (including the schedule appearing therein), and the effectiveness of Chart Industries, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm experts in accounting and auditing.

Where you can find more information

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement and the accompanying prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Chart. The SEC’s Internet site can be found at http://www.sec.gov. We maintain a website at http://www.chartindustries.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

Incorporation of documents by reference

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference the following information or documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Qs for the quarters ended March 31, 2011 and June 30, 2011;

•	our Current Report on Form 8-K filed on May 27, 2011; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 20, 2006, and any amendments and reports for the purpose of updating the description.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the offering of the notes covered by this prospectus supplement has been completed, other than any portion of such documents that by statute, designation in such documents or otherwise are deemed to be furnished, rather than filed, under the applicable SEC rules or are not required to be incorporated herein by reference. This additional information is a part of this prospectus supplement and the accompanying prospectus from the date of filing of those documents. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated by reference to the extent that statements in the later filed document modify or replace such earlier statements.

The information relating to us contained in this prospectus supplement should be read together with the information in the documents incorporated by reference.

PROSPECTUS

CHART INDUSTRIES, INC.

Debt Securities

Common Stock

Preferred Stock

Warrants

Units

We may offer and sell from time to time any combination of our debt securities, common stock, preferred stock and warrants, as well as units that include any of these securities. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference, carefully before you invest. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those securities.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “GTLS.” On July 27, 2011, the last reported sale price of our common stock was $57.60 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on The Nasdaq Global Select Market or other securities exchange of the securities covered by the prospectus supplement.

Investing in our securities involves a high degree of risk. Please read the risk factors discussed or incorporated by reference under the section of the prospectus captioned “Risk Factors” on page 7 and contained in any prospectus supplement and any free writing prospectus we have authorized for use in connection with a specific offering and under similar headings in other documents that are incorporated by reference in this prospectus.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 28, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration procedure. Pursuant to that procedure and under this prospectus, we may offer and sell from time to time:

•	Debt Securities;

•	Common Stock;

•	Preferred Stock;

•	Warrants; and

•	Units.

The securities described above may be offered and sold in combination and in one or more offerings. Each time we offer and sell securities under the registration statement of which this prospectus is a part, we will file with the SEC a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any related free writing prospectus that we may authorize may also add, update, or change information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” in their entirety. They contain information that you should consider when making your investment decision.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus or any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, the accompanying prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

The registration statement that contains this prospectus contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. For further information with respect to us and the securities we are offering under this prospectus and the accompanying prospectus supplement, we refer you to the registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), and the exhibits and schedules filed as a part of the registration statement with respect to the securities we are offering under this prospectus and the accompanying prospectus supplement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Chart. The SEC’s internet site can be found at http://www.sec.gov. We maintain a website at http://www.chartindustries.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus or the accompanying prospectus supplement, and you should not consider it part of this prospectus or the accompanying prospectus supplement.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus and the accompanying prospectus supplement. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011;

•	our Current Report on Form 8-K filed on May 27, 2011; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 20, 2006, and any amendments and reports for the purpose of updating the description.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, other than any portion of such documents that by statute, designation in such documents or otherwise are deemed to be furnished, rather than filed, under the applicable SEC rules or are not required to be incorporated herein by reference. This additional information is a part of this prospectus and the accompanying prospectus supplement from the date of filing of those documents. Information in such future filings updates and supplements the information provided in this prospectus and the accompanying prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated by reference to the extent that statements in the later filed document modify or replace such earlier statements.

The information relating to us contained in this prospectus and the accompanying prospectus supplement should be read together with the information in the documents incorporated by reference.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered any or all of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, upon written or oral request. You may request these documents by writing to or telephoning us at the following address and number:

Corporate Secretary

Chart Industries, Inc.

One Infinity Corporate Centre Drive

Suite 300

Garfield Heights, Ohio 44125-5370

(440) 753-1490

You should rely only on the information incorporated by reference or set forth in this prospectus or the accompanying prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the dates on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the information incorporated by reference) contains, and any accompanying prospectus supplement will contain, forward-looking statements that involve risks and uncertainties. All such statements, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements may be identified by terminology such as “may,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “continue” or the negative of such terms or comparable terminology. Forward-looking statements contained herein, in documents incorporated by reference (including future cash contractual obligations, liquidity, cash flow, orders, results of operations, and trends, among other matters) or in other statements made by us are made based on management’s expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. We believe that the following factors, among others (including those described in and incorporated by reference into the section captioned “Risk Factors” herein, and by any cautionary language in this prospectus, in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering), could affect our future performance and the liquidity and value of our securities and cause our actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf:

•	the cyclicality of the markets which we serve and the vulnerability of those markets to economic downturns;

•	the loss of, or a significant reduction or delay in purchases by our largest customers;

•	the fluctuations in energy prices;

•	governmental energy policies could change, or expected changes could fail to materialize;

•	competition in our markets;

•	economic downturns and deteriorating financial conditions;

•	our ability to manage our fixed-price contract exposure;

•	our reliance on key suppliers and services;

•	degradation of our backlog as a result of modification or termination of orders;

•	changes in government health care regulations and reimbursement policies;

•

general economic, political, business and market risks associated with our international operations and transactions including the recent political instability in North Africa and the Middle East and the recent natural disaster and related complications in Japan;

•	fluctuations in foreign currency exchange and interest rates;

•	our ability to successfully acquire or integrate companies that provide complementary products or technologies;

•	financial distress of third parties;

•	our ability to control our costs while maintaining customer relationships and core business resources;

•	our ability to successfully manage our planned operational expansions;

•	difficulties in implementing a new ERP system;

•	the loss of key employees;

•	the pricing and availability of raw materials;

•	litigation and disputes involving us, including the extent of product liability, contract, warranty, employment and environmental claims asserted against us;

•	United States Food and Drug Administration and comparable foreign regulation of our products;

•	the impairment of our goodwill and other indefinite-lived intangible assets;

•	the costs of compliance with environmental, health and safety laws and responding to potential liabilities under these laws;

•	labor costs and disputes and the deterioration of our relations with our employees;

•	additional liabilities related to taxes;

•	the underfunded status of our pension plan;

•	our ability to continue our technical innovation in our product lines;

•	our ability to protect our intellectual property and know-how;

•	claims that our products or processes infringe intellectual property rights of others;

•	disruptions in our operations due to severe weather;

•	potential violations of the Foreign Corrupt Practices Act;

•	increased government regulation;

•	regulations governing the export of our products and other regulations applicable to us as a supplier of products to the U.S. government;

•	risks associated with our indebtedness, leverage, debt service and liquidity;

•	fluctuations in the price of our stock; and

•	other factors described herein and in documents incorporated by reference.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

These statements reflect current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus, the date of any applicable prospectus supplement, the date of any free writing prospectus or the date of the documents incorporated by reference herein that include forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward looking statements. Also, these forward-looking statements represent estimates and assumptions only as of the date hereof. We do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

You should read this prospectus, any accompanying prospectus supplement and the documents that are referenced and which have been incorporated by reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements are qualified by these cautionary statements.

THE COMPANY

We are a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, based on our sales and the estimated sales of our competitors. We supply engineered equipment used throughout the global liquid gas supply chain. The largest portion of end-use applications for our products is energy-related, accounting for approximately 47% of sales and 49% of orders in 2010, and 71% of backlog at December 31, 2010. We are a leading manufacturer of standard and engineered equipment primarily used for low-temperature and cryogenic applications. We have developed an expertise in cryogenic systems and equipment, which operate at low temperatures sometimes approaching absolute zero (0 kelvin; -273° Centigrade; -459° Fahrenheit). The majority of our products, including vacuum insulated containment vessels, heat exchangers, cold boxes and other cryogenic components, are used throughout the liquid gas supply chain for the purification, liquefaction, distribution, storage and end-use of hydrocarbon and industrial gases.

Chart Industries, Inc. is a Delaware corporation incorporated in 1992. Our principal executive offices are located at One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125 and our telephone number is (440) 753-1490.

RISK FACTORS

Investing in our securities involves risks. Before deciding whether to purchase any of our securities, you should carefully consider the risks involved in an investment in our securities, as set forth in:

•	Item 1A, Risk Factors, in our Annual Report on Form 10-K for our fiscal year ended December 31, 2010; and

•	the other risks described in any prospectus supplement or in any of the documents incorporated by reference in this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities or in any free writing prospectuses we have authorized for use in connection with a specific offering, we intend to use the net proceeds from the sale of the securities for the repayment of debt and for other general corporate purposes. Our general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions, working capital, satisfaction of other obligations and repurchase of our outstanding debt or equity securities. Pending any such use, the net proceeds from the sale of the securities may be invested in short-term, investment grade, interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to an offering of securities under this prospectus or in a free writing prospectus we have authorized for use in connection with a specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

The financial information in the table below should be read in conjunction with our financial statements and the related notes incorporated by reference into this prospectus. The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the periods indicated:

Fiscal Years Ended December 31,					Six Months Ended June 30, 2011
2006	2007	2008	2009	2010
2.4	3.4	5.9	5.3	2.3	3.7

For purposes of computing the ratios of earnings to fixed charges, earnings is defined as pre-tax income from continuing operations before adjustments for minority interests in consolidated subsidiaries and income or loss from equity investees. Fixed charges consist of interest expense, amortization of financing costs and an estimation of the interest portion of rental expense.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws is a summary only and is subject to the complete text of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference in this prospectus. References in this prospectus to our certificate of incorporation or bylaws means our certificate of incorporation and bylaws, as amended.

Authorized Capitalization

As of July 26, 2011, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, of which 29,436,383 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are currently issued and outstanding.

Common Stock

Voting Rights. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Subject to the rights of the holders of any preferred stock that may be outstanding, holders of our common stock are entitled to receive equally and ratably, share for share dividends as may be declared by our board of directors out of funds legally available to pay dividends. Dividends upon our common stock may be declared by the board of directors at any regular or special meeting, and may be paid in cash, in property, or in shares of capital stock. Before payment of any dividend, there may be set aside out of any of our funds available for dividends, such sums as the board of directors deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property, or for any proper purpose, and the board of directors may modify or abolish any such reserve. Our senior secured credit facility and the indenture governing our existing senior subordinated notes impose restrictions on our ability to declare dividends with respect to our common stock.

Liquidation Rights. Upon liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding preferred stock. Neither a sale of substantially all of the property and assets of the corporation nor a consolidation or merger of the corporation into another corporation shall be deemed a liquidation of the company.

Other Matters. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•

the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company, or upon any distribution of assets of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	the preferences and special rights, if any, of the series and the qualifications and restrictions, if any, of the series;

•	the voting rights, if any, of the holders of the series; and

•	such other rights, powers and preferences with respect to the series as our board of directors may deem advisable.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock.

The Delaware General Corporation Law, or DGCL, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Removal of Directors; Vacancies. Our certificate of incorporation provides that any director may be removed with or without cause, at any time by the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our bylaws also provide that any vacancies on our board of directors will be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum or by the sole remaining director.

No Cumulative Voting. The DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation prohibits cumulative voting.

Calling of Special Meetings of Stockholders. Our certificate of incorporation and bylaws provide that special meetings of our stockholders may be called at any time only by the chairman of the board of directors, the board of directors or a committee of the board which has been designated by the board of directors.

Stockholder Action by Written Consent. The DGCL permits stockholder action by written consent unless otherwise provided by our certificate of incorporation. Our certificate of incorporation precludes stockholder action by written consent.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting of stockholders or at such other time as specified in our bylaws. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Provisions. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions in our certificate of incorporation and bylaws may be amended, altered, repealed or rescinded by stockholders only if approved by a vote of at least 75% of the voting power of all of the outstanding shares of our stock entitled to vote generally in the election of directors:

•	the removal of directors;

•	the limitation of stockholder action by written consent;

•

the ability to call a special meeting of stockholders being vested solely in our chairman of the board, our board of directors and any committee of the board of directors which has been designated by our board of directors;

•	the advance notice requirements for stockholder proposals and director nominations; and

•	the amendment provision requiring that the above provisions be amended only with a 75% supermajority vote.

In addition, our certificate of incorporation grants our board of directors the authority to amend or repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

Our certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We have entered into indemnification agreements with each of our directors and officers providing for additional indemnification protection beyond that provided by the directors’ and officers’ liability insurance policy. In the indemnification agreements, we have agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the certificate of incorporation, the DGCL, or by any amendment(s) thereto.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Delaware Anti-takeover Statute

We have opted out of Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts.

Transfer Agent and Registrar

Computershare Investor Services is the transfer agent and registrar for our common stock.

Listing

Our common stock trades on the Nasdaq Global Select Market under the symbol “GTLS.”

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as our common stock is listed on the Nasdaq Global Select Market, require stockholder approval of certain issuances (other than a public offering) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock, as well as for certain issuances of stock in compensatory transactions. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Management Stockholder’s Agreements

In connection with our initial public offering, we entered into amended and restated management stockholder’s agreements, effective as of April 1, 2006, with certain members of our management, including Messrs. Thomas, Biehl, and Klaben. Pursuant to and subject to the terms of the amended and restated management stockholder’s agreements, each management stockholder will have the opportunity to include in registered sales of our common stock (other than an initial public offering or relating to any employee benefit plan or corporate merger, acquisition or reorganization) and any shelf registration statement filed by us with respect to our common stock, all or any part of the “registrable securities” (as such term is defined in the amended and restated management stockholder’s agreements) then held by such management stockholder. We will pay all of the expenses associated with an offering of such shares. Underwriting discounts will be shared proportionately.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with Wells Fargo Bank, National Association, as the trustee under the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Certain U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title;

•	any limit upon the aggregate principal amount that may be issued;

•	the maturity date or dates;

•	the form of the debt securities of the series;

•	the applicability of any guarantees;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

•

if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

•

the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•

any and all other terms (including terms, to the extent applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities) with respect to such series, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of debt securities of that series;

•

whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

•

whether the debt securities will be convertible into or exchangeable for, or based upon the price of, shares of common stock, preferred stock or other securities of ours or any other person and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange, which may, without limitation, include the delivery of cash as well as the delivery of securities;

•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•	any changes in or additions to the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

•

additions to or changes in the Events of Default with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such debt securities to be due and payable;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•

the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	additional or alternative provisions, if any, related to defeasance and discharge of the offered debt securities;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indenture or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, we or the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

•

if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

•

if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

•

if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series to us and the trustee; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee satisfactory indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act of 1939, as amended, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding (it being understood that the trustee does not have an affirmative duty to ascertain whether or not such directions are unduly prejudicial to such holders).

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered indemnity satisfactory to the trustee to institute the proceeding as trustee; and

•

the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;”

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

•

to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939, as amended.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;

•

reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities, or adversely affecting the conversion right of any holder; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal of and premium and interest on any debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations or a combination thereof sufficient, in the opinion of a nationally recognized appraisal firm, investment bank or firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise under the circumstances as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request or direction of any holder of debt securities unless it is offered satisfactory security and indemnity against the costs, expenses and liabilities that it might incur. Subject to the Trust Indenture Act of 1939, as amended, the trustee will be permitted to engage in other transactions with us; however, if it acquires any conflicting interest as defined by the Trust Indenture Act of 1939, as amended, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939, as amended, is applicable.

DESCRIPTION OF WARRANTS

The following description, together with the additional information that we include in any applicable prospectus supplements and in any related free writing prospectus that we may authorize to be distributed to you, summarizes the material terms and provisions of the warrants that we may offer under this prospectus. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement that describes the terms of the warrants we are offering, and any supplemental agreements, before the issuance of the related warrants. The following summaries of material terms and provisions of the warrants are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and any supplemental agreements applicable to a particular warrant. We urge you to read the applicable prospectus supplements related to the particular warrants that we may offer under this prospectus, as well as any related free writing prospectuses and the complete warrant agreement and any supplemental agreements that contain the terms of the warrants.

We may issue (either separately or together with other offered securities) warrants to purchase underlying debt securities, preferred stock, common stock or any combination thereof issued by us (“offered warrants”). Such warrants may be issued independently or together with any such securities and may be attached or separate from the securities. We may issue the warrants under separate warrant agreements (each a “warrant agreement”) to be entered into between us and a bank or trust company, as warrant agent (the “warrant agent”), identified in the prospectus supplement. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders of beneficial owners of warrants.

General

You should read the prospectus supplement for the material terms of the offered warrants, including the following:

•	The title and aggregate number of the warrants.

•	The title, rank, aggregate principal amount and terms of the underlying debt securities, preferred stock or common stock purchasable upon exercise of the warrants.

•

The principal amount of underlying debt securities, preferred stock or common stock that may be purchased upon exercise of each warrant, and the price or the manner of determining the price at which this principal amount may be purchased upon exercise.

•	The currency or currencies, including composite currencies, in which the price of such warrants may be payable.

•	The price at which and the currencies, including composite currencies, in which the securities purchaseable upon exercise of such warrants shall commence and the date on which such right will expire.

•	If applicable, the minimum or maximum amount of such warrants which may be exercised at any one time.

•	If applicable, the title, rank, aggregate principal amount and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security.

•	If applicable, the date on and after which such warrants and related securities will be separately transferable.

•	Any optional redemption terms.

•	Whether certificates evidencing the warrants will be issued in registered or bearer form and, if registered, where they may be transferred and exchanged.

•	Any other material terms of the warrants.

The prospectus supplement will also contain a discussion of the United States federal income tax considerations relevant to the offering.

Warrant certificates will be exchangeable for new warrant certificates of different denominations. No service charge will be imposed for any permitted transfer or exchange of warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Warrants may be exercised and exchanged and warrants in registered form may be presented for registration of transfer at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement or term sheet.

Exercise of Warrants

Each offered warrant will entitle the holder thereof to purchase the amount of underlying debt securities, preferred stock, common stock or any combination thereof at the exercise price set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date, unexercised warrants will be void.

Warrants may be exercised by payment to the warrant agent of the applicable exercise price and by delivery to the warrant agent of the related warrant certificate, properly completed. Warrants will be deemed to have been exercised upon receipt of the exercise price and the warrant certificate or certificates. Upon receipt of this payment and the properly completed warrant certificates, we will, as soon as practicable, deliver the amount of underlying debt securities, preferred stock, common stock or any combination thereof purchased upon exercise.

If fewer than all of the warrants represented by any warrant certificate are exercised, a new warrant certificate will be issued for the unexercised warrants. The holder of a warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying debt securities, preferred stock, common stock or other combination thereof purchased upon exercise.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

No Rights as Holders of Underlying Debt Securities, Preferred Stock or Common Stock

Before the warrants are exercised, holders of the warrants are not entitled to payments of principal of, premium, if any, or interest on the related underlying debt securities and dividends on the preferred stock, common stock or any combination thereof, as applicable, or to exercise any rights whatsoever as holders of the underlying debt securities, preferred stock or common stock.

DESCRIPTION OF UNITS

The following description, together with the additional information that we include in any applicable prospectus supplements and in any related free writing prospectus that we may authorize to be distributed to you, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more of the securities offered hereby in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See the section entitled “Legal Ownership of Securities” in this prospectus.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	the performance of third party service providers and manufacturers;

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the section entitled “Special Situations When a Global Security Will Be Terminated” in this prospectus. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•

we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived, and DTC requests physical certificates.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell any combination of the securities offered pursuant to this prospectus through agents, through underwriters or dealers or directly to one or more purchasers, or through a combination of these methods.

Underwriters, dealers and agents that participate in the distribution of the securities offered pursuant to this prospectus may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. If a material arrangement with any underwriter, broker, dealer or agent is entered into for the sale of the offered securities, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If the prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by certain institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

An institutional purchaser’s obligations under any contract to purchase our securities will only be subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of these contracts.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

When we issue the securities offered by this prospectus, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

VALIDITY OF SECURITIES

The validity of the securities described in this prospectus has been passed upon by Calfee, Halter & Griswold LLP, 1400 KeyBank Center, 800 Superior Avenue, Cleveland, Ohio 44114.

EXPERTS

The consolidated financial statements of Chart Industries, Inc. and subsidiaries appearing in Chart Industries, Inc. and subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2010 (including the schedule appearing therein) , and the effectiveness of Chart Industries, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$250,000,000

Chart Industries, Inc.

2.00% Convertible Senior Subordinated Notes due 2018

Prospectus Supplement

July 28, 2011

J.P. Morgan	Morgan Stanley

Piper Jaffray